THIS PROSPECTUS  IS FILED WITH THE
                                  SECURITIES AND EXCHANGE COMMISSION
                                  PURSUANT TO RULE 424(b)(4).

                                       Registration No. 333-23895

             SUBJECT TO COMPLETION, DATED March 24, 1997

                        RIO HOTEL & CASINO, INC.

                            OFFER TO EXCHANGE
                             ALL OUTSTANDING
                 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007
         AGGREGATE PRINCIPAL AMOUNT OF $125,000,000 OUTSTANDING
                                   FOR
                 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

               PAYMENT OF PRINCIPAL AND INTEREST IS FULLY
         AND UNCONDITIONALLY GUARANTEED BY RIO PROPERTIES, INC.

     This exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on May 16, 1997 (as such date may be extended, the "Expiration Date").

     Rio Hotel & Casino, Inc. (the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its 9 1/2% Senior Subordinated Notes due 2007 (the "New Notes") for each $1,000 in principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2007 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes") of which an aggregate principal amount of $125,000,000 is outstanding.

     The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Agreement dated as of February 4, 1997 (the "Registration Agreement") among the Company; Rio Properties, Inc., a subsidiary of the Company that has agreed to guarantee the Notes (the "Guarantor"); and Salomon Brothers Inc and BancAmerica Securities, Inc. (the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."

     The Old Notes were issued in a transaction (the "Offering") pursuant to which the Company issued an aggregate of $125 million principal amount of the Old Notes. The Old Notes were sold by the Company to the Initial Purchasers on February 11, 1997 (the "Closing Date") pursuant to a Purchase Agreement dated February 4, 1997 (the "Purchase Agreement") among the Company, the Guarantor and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A and certain other exemptions under the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Initial Purchasers also entered into the Registration Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders ("Holders") of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement with respect to the Old Notes. See "The Exchange Offer - Purpose and Effect."

     The Old Notes were, and the New Notes will be, issued under the Indenture dated as of February 11, 1997 (the "Indenture") among the Company, the Guarantor and IBJ Schroder Bank & Trust Company as Trustee (in such capacity, the "Trustee"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that
(i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to special interest otherwise payable under the Registration Agreement in respect of Old Notes held by such holders during any period in which a registration statement has not been filed and/or is not effective and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, Holders of Old Notes will no longer be, entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities; provided, however, that purchasers of the Old Notes shall have the right to require the Company to file a shelf registration statement pursuant to Rule 415 under the Securities Act solely for the benefit of such purchasers and will be entitled to receive special interest if such shelf registration statement is not declared effective on or prior to the 180th day following the date of original issuance of the Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that were tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer - Termination of Certain Rights" and "- Procedures for Tendering Old Notes" and "Description of New Notes."

     See "Risk Factors" on pages 14 through 20 for information that should be considered by Holders in evaluating the Exchange
Offer.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS IS MARCH 27, 1997

NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING CONTROL BOARD HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The New Notes will bear interest at a rate equal to 9 1/2% per annum from and including their date of issuance. Interest on the New Notes is payable semiannually on each April 15 and October 15 (each, an " Interest Payment Date"). Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The New Notes will mature on April 15, 2007. See "Description of New Notes - General."

     The New Notes will not be redeemable, in whole or in part, prior to October 15, 2002. Thereafter, the New Notes will be redeemable at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date.
Upon  the  occurrence   of   a   Change of Control (as defined on
page 64), each holder of New Notes will have the right to require the Company to purchase all or a portion of such holder's New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

     The New Notes will be general unsecured obligations of the Company and will be fully and unconditionally guaranteed by the Guarantor ( the " Rio Guarantee"). The Rio Guarantee will be a general unsecured obligation of the Guarantor, subordinated in right of payment to all present and future Senior Indebtedness ( as defined on page 72) and Senior Indebtedness of Guarantor ( as defined on page 72), respectively. The New Notes will be structurally subordinated to all liabilities of the Company's subsidiaries and the Rio Guarantee will be structurally subordinated to all liabilities of the Guarantor's subsidiaries. As of September 30, 1996 and December 31, 1996, after giving effect to the offering of the Old Notes and the application of net proceeds thereof, there were $1.3 million and $33.0 million, respectively, of outstanding Senior Indebtedness of Guarantor to which the Rio Guarantee was subordinated. There are no significant outstanding liabilities of subsidiaries of the Guarantor.

     Based on an interpretation by the staff of the Securities and Exchange Commission ( the " Commission") set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Holder
(other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person who is an affiliate of the Company within the meaning of Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New
Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Agreement, that such conditions have been met. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus  in  connection  with  any  resale  of such New Notes.
See "The Exchange Offer - Resales of the New Notes." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     The Company will not receive  any  proceeds from any sale of
New Notes by broker-dealers. New Notes received by any broker-dealer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an
"underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     As of February 28, 1997, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York
("DTC"), was a registered Holder of the Old Notes, holding Old Notes for its participants, and one other
Holder held Old Notes directly. The Company believes that no Holders are affiliates (as such term is defined in
Rule  405  under  the  Securities  Act)  of  the Company.   There
has previously been only a limited secondary market and no public market for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes;
however, neither is obligated to do so and any market making activities may be discontinued by either of the
Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company' s results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value.
See   "Risk  Factors -  Absence  of  Public  Trading  Market."

     The Company will not receive any proceeds from this Exchange Offer, but, pursuant to the Registration Agreement, the Company will bear certain registration expenses. No underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE
SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. IN ADDITION, HOLDERS OF THE NEW NOTES FOLLOWING THE EXCHANGE OFFER SHALL BE PROHIBITED FROM SELLING THE NEW NOTES TO NON-INSTITUTIONAL BUYERS IN THE STATES OF ALABAMA, CALIFORNIA AND WISCONSIN IN THE ABSENCE OF REGISTRATION OF THE NEW NOTES (OR A VALID EXEMPTION THEREFROM) UNDER THE SECURITIES LAWS OF SUCH STATES.

     The Old Notes were issued originally in both global form (the "Global Old Note") and in the form of one physical certificate. The Global Old Note was deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The
Global Old Note is registered in the name of Cede, as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository' s established procedures without the need to transfer a physical certificate. Except as provided below, the New Notes will also be issued initially as a note in global form (the "Global New Note," and together with the Global Old Note, the "Global Notes")
and deposited with, or on behalf of, the Depository. Notwithstanding the foregoing, holders of Old Notes that were held, at any time, by a person that is not a qualified institutional buyer under Rule 144A ( a "QIB"), and any Holder that is not a QIB that exchanges Old Notes in the Exchange Offer, will receive the New Notes in certificated form and is not, and will not be, able to trade such securities through the Depository unless the New Notes are resold to a QIB. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder' s proportionate interest in the Global New Note only as set forth in the Indenture.

                        TABLE OF CONTENTS

                                                             Page

AVAILABLE INFORMATION...........................................4
PROSPECTUS SUMMARY..............................................6
RISK FACTORS...................................................14
THE EXCHANGE OFFER.............................................21
CAPITALIZATION.................................................27
SELECTED CONSOLIDATED FINANCIAL DATA...........................28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..........................30
BUSINESS.......................................................36
MANAGEMENT.....................................................48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................51
PRINCIPAL STOCKHOLDERS.........................................53
DESCRIPTION OF OTHER INDEBTEDNESS..............................55
DESCRIPTION OF NEW NOTES.......................................57
CERTAIN U.S. FEDERAL TAX CONSEQUENCES..........................83
PLAN OF DISTRIBUTION...........................................85
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................86
LEGAL MATTERS..................................................86
EXPERTS........................................................86
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS....................F-1
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS......................F-2

                     AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. In addition, upon registration of the Rio Guarantee in connection with the Exchange Offer, the Guarantor will also be subject to the reporting requirements of the Exchange Act so long as the Rio Guarantee remains outstanding. Upon effectiveness of the Registration Statement, the Guarantor will be subject to the reporting requirements of the Exchange Act and the interpretations issued thereunder by the Commission staff. The Registration Statement (including the exhibits and schedules thereto) and the periodic reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the
Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website (http://www.sec.gov) that contains such reports, proxy statements and other information filed by the Company. The Company's Common Stock, $.01 par value per share (the "Common Stock") is listed on the New York Stock Exchange and traded under the symbol "RHC."

Material filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, for so long as any of the Old Notes remains outstanding, the Company has agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide a copy of any and all such documents without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request to James A. Barrett, Jr., President, Rio Hotel & Casino, Inc., 3700 W. Flamingo Road, Las Vegas, Nevada 89103, (702) 252-7733. In order to ensure timely delivery of the documents, any request should be made no later than five business days prior to the Expiration Date.

     ALL DOCUMENTS FILED BY THE COMPANY AND THE GUARANTOR PURSUANT TO SECTION 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT SUBSEQUENT TO THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THE EXCHANGE OFFER TO WHICH THIS PROSPECTUS RELATES SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE HEREIN AND TO BE A PART HEREOF FROM THE DATE OF THE FILING OF SUCH REPORTS AND DOCUMENTS. THE COMPANY WILL PROVIDE A COPY OF ANY AND ALL OF SUCH DOCUMENTS (EXCLUSIVE OF EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO JAMES A. BARRETT, JR., PRESIDENT, RIO HOTEL & CASINO, INC., 3700 W. FLAMINGO ROAD, LAS VEGAS, NEVADA 89103, (702) 252-7733.

                       PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, or the context otherwise requires, the term "Company" refers to Rio Hotel & Casino, Inc., a Nevada corporation, and its subsidiaries. This Prospectus contains forward-looking statements that involve risks and uncertainties. See "Risk Factors" for certain factors, including factors affecting forward-looking statements, that a prospective investor should consider in evaluating the Company before purchasing the Notes.

                          The Company

     Rio Hotel & Casino, Inc. owns and operates an all-suite hotel-casino, the Rio Suite Hotel & Casino (the "Rio") in Las Vegas, Nevada. The Rio utilizes a colorful Brazilian Carnivale theme and, as of March 1, 1997, featured 1,998 suites, 116,000 square feet of casino space, 13 restaurants, approximately 2,500 slot machines, 109 table games and other related amenities. The Rio is situated on an elevated site near the Las Vegas Strip and adjacent to a major exit from Interstate 15, the freeway linking Las Vegas with Southern California. The Company markets to both local residents and Las Vegas visitors. Management believes that the Rio's unique all-suite concept, diverse high quality dining and easy access provide an attractive alternative to the Las Vegas Strip and a fun and comfortable environment in which to enjoy gaming, dining and entertainment.

     The Rio has substantially completed a $200 million expansion, exclusive of construction period interest and pre-opening expenses (the "Phase V Expansion"), centered around the Masquerade Village. The Masquerade Village contains approximately 120,000 square feet of public space with a Carnivale and Mardi Gras themed casino expansion, featuring Masquerade Show in the Sky, an interactive $25 million indoor attraction, a variety of new restaurants and fine specialty retail shops. The Phase V Expansion adds a curved 41-story hotel tower containing 1,031 suites, 447 of which were open at
March 1, 1997. The balance of the suites and a restaurant on the top two floors overlooking the Las Vegas Strip are scheduled to open by the end of the second quarter of 1997.

     In addition to the Phase V Expansion, the Company has assembled 38 acres immediately adjacent to the Rio. This brings the total acreage at the Rio to 83 acres. The Company may develop the additional acreage at some time in the future.

     The Company's business strategy focuses on attracting and fostering repeat business from customers in the local resident and tourist markets. To implement its business strategy, the Company capitalizes on its unique all-suite concept, strategic location and fun-filled Carnivale and Mardi Gras theme. The Company strives to provide a quality, affordable gaming and entertainment experience in order to generate high customer satisfaction and loyalty. The Company's location at Interstate 15 and Flamingo Road helps to attract both of its target market segments. The Rio's value-priced suites provide an attractive alternative to conventional Las Vegas rooms for visitors who desire to avoid the crowds and congestion of the Las Vegas Strip. The Rio's suites offer approximately 50% more space than other comparably priced Las Vegas hotel rooms. Management believes that it must offer consistent quality, a comfortable and fun atmosphere and, most importantly, friendly service at affordable prices to provide a high value experience to its customers.

     The success of the Company's business strategy is evidenced by the large number of awards the Rio has received. In March 1996, the Rio won recognition through 11 "Best of Las Vegas" awards in an annual survey published by Nevada's largest daily newspaper. Among others, these distinctions included: "Best Buffet," "Best Seafood Restaurant," "Best Coffee Shop," "Best Breakfast Special," "Best Place to Dance (Club Rio)" and "Most Efficient Service." The Rio also received recognition in the 1995-1996 Zagat Hotel and Restaurant Survey for "Best Overall," "Best Rooms," "Best Dining" and "Best Service" in Las Vegas. In addition, the Rio was selected by the American Academy of Hospitality Sciences to be the first and only recipient of the Five Star Diamond Award for 1997 in Las Vegas. The Academy has bestowed fewer than 100 hotels and resorts internationally with this award. Since these awards, however, are based upon subjective criteria, prospective holders of the New Notes should not attribute undue significance to these awards. Management believes these awards exemplify the Company's reputation for quality and value.

                      Issuance of the Old Notes

   The outstanding 9 1/2% Senior Subordinated Notes Due 2007 (the "Old Notes") were sold by the Company to Salomon Brothers Inc and BancAmerica Securities, Inc. (the "Initial Purchasers") on February 11, 1997 (the "Closing Date") pursuant to the Purchase Agreement dated February 4, 1997 (the "Purchase Agreement"), among the Company, the Guarantor, and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Agreement dated February 4, 1997 (the "Registration Agreement"), among the Company, the Guarantor, and the Initial Purchasers, pursuant to which the Company granted certain registration rights for the benefit of the Holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement with respect to the Old Notes. See "The Exchange Offer - Purpose and Effect."

                      The Exchange Offer

The Exchange Offer...  The  Company  is  offering upon  the terms and  subject  to  the conditions set forth
                       herein  and  in the accompanying letter of
                       transmittal (the "Letter of Transmittal"),
                       to exchange  $1,000 in principal amount of
                       its 9 1/2% Senior  Subordinated  Notes Due
                       2007 (the "New  Notes," with the Old Notes
                       and the New Notes collectively referred to
                       herein  as  the "Notes")  for  each $1,000
                       in  principal  amount  of  the outstanding
                       Old  Notes (the "Exchange  Offer").  As of
                       the  date of this Prospectus, $125 million
                       in  aggregate  principal amount of the Old
                       Notes  is  outstanding, the maximum amount
                       authorized by the Indenture for all Notes.
                       As  of  February  28, 1997, there were two
                       registered   Holders  of  the  Old  Notes;
                       Cede & Co. ("Cede"), which  held  the  Old
                       Notes  for  its participants, and a holder
                       of  one  physical  certificate.   See "The
                       Exchange  Offer -  Terms  of  the Exchange
                       Offer."

Expiration Date......  5:00  p.m.,   New   York   City  time,  on
                       May 16, 1997  as the same may be extended.
                       See "The Exchange Offer - Expiration Date;
                       Extensions; Amendments."

Termination of
Certain Rights.......  Pursuant  to  the  Registration  Agreement
                       and  the  Old  Notes, Holders of Old Notes
                       have  rights  to  receive special interest
                       upon  the nonoccurrence of certain events.
                       If   a  registration   statement  for  the
                       Exchange  Offer  is  not ( i) filed within
                       60   days   after  the  date  of  original
                       issuance of the Old Notes or (ii) declared
                       effective  within  150 days after the date
                       of  original  issuance  of  the Old Notes,
                       special   interest   will  accrue  and  be
                       payable  semiannually until such time as a
                       registration  statement  for  the Exchange
                       Offer  is  filed  or becomes effective, as
                       the  case  may  be.   In  addition,  if an
                       exchange  offer  is  not  consummated or a
                       resale  shelf  registration  statement  is
                       not  declared  effective  within  180 days
                       after  the  date  of  original issuance of
                       the  Notes,  special interest will  accrue
                       and be  payable  semiannually  until  such
                       time  as  an exchange offer is consummated
                       or   a   resale   shelf   registration  is
                       declared  effective,  as  the case may be.
                       Holders   of   New    Notes,   and,   upon
                       consummation  of  the  Exchange  Offer  or
                       declaration  of  effectiveness  of a shelf
                       registration    statement   provided    it
                       remains   effective   for   the  requisite
                       period  of  time,  Holders  of  Old Notes,
                       will  no  longer  be  entitled  to special
                       interest   upon    consummation   of   the
                       Exchange  Offer.

Accrued Interest on
the Old Notes.........  The New  Notes  will  bear interest  at a rate equal to 9 1/2% per annum from and including their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which accrued at the rate of 9 1/2% per annum, will cease to accrue on, the day prior to the issuance of the New Notes.

Procedures for
Tendering Old Notes..  Unless  a tender  of Old Notes is effected pursuant  to the procedures for book-entry
                       transfer  as  provided herein, each Holder
                       desiring  to  accept  the  Exchange  Offer
                       must  complete  and  sign  the  Letter  of
                       Transmittal,  have  the  signature thereon
                       guaranteed  if  received  by the Letter of
                       Transmittal,  and   mail  or  deliver  the
                       Letter  of  Transmittal, together with the
                       Old  Notes   or  a  Notice  of  Guaranteed
                       Delivery and  any other required documents
                       (such  as evidence of authority to act, if
                       the  Letter  of  Transmittal  is signed by
                       someone   acting   in   a   fiduciary   or
                       representative  capacity), to the Exchange
                       Agent  (as   defined  on  page 9)  at  the
                       address  set  forth on the back cover page
                       of  this  Prospectus  prior  to 5:00 p.m.,
                       New  York   City  time,  on the Expiration
                       Date.   Any  Beneficial  Owner (as defined
                       on  page 23)  of  the  Old Notes whose Old
                       Notes  are  registered  in  the  name of a
                       nominee,   such   as  a   broker,  dealer,
                       commercial  bank   or  trust  company  and
                       who  wishes   to   tender   Old  Notes  in
                       the Exchange  Offer, should instruct  such
                       entity   or   person   to  promptly tender
                       on  such  Beneficial  Owner's behalf.  See
                       "The  Exchange   Offer -   Procedures  for
                       Tendering  Old  Notes."

Consequences of
Failure to Tender
Old Notes by
Expiration Date......  Holders  who  do  not   tender  their  Old
                       Notes  by   the   Expiration  Date will be
                       unable  to  exchange   Old  Notes  for New
                       Notes  Pursuant to   the  Exchange  Offer.
                       Holders  who  acquired  Old Notes pursuant
                       to  the   Offering   and   who    do   not
                       participate  in  the  Exchange  Offer  can
                       require  the Company to file  as  promptly
                       as  practicable   after  so  requested   a
                       shelf  registration statement relating  to
                       the   Old   Notes  and  cause  such  shelf
                       registration   statement  to  be  declared
                       effective   by  the  180th  day  following
                       original issuance  of the Old  Notes.  Old
                       Notes held by Holders who do  not   tender
                       their   Old    Notes   pursuant   to   the
                       Exchange  Offer  or  who  do  not  request
                       that  a  shelf  registration statement  be
                       filed  with  respect  to  such  Old  Notes
                       may   not   be   offered   or sold in  the
                       United States or to, or  for  the  account
                       or  benefit  of,  U.S.  persons except  in
                       accordance  with  an  applicable exemption
                       from    the   registration    requirements
                       thereof.

Guaranteed Delivery
Procedures...........  Holders of  Old Notes  who wish  to tender their  Old  Notes  and (i) whose Old Notes
                       are  not immediately available or (ii) who
                       cannot  deliver  their  Old  Notes  or any
                       other  documents required by the Letter of
                       Transmittal  to  the  Exchange Agent prior
                       to  the  Expiration  Date (or complete the
                       procedure  for  book-entry  transfer  on a
                       timely  basis), may tender their Old Notes
                       according   to   the  guaranteed  delivery
                       procedures  set  forth  in  the  Letter of
                       Transmittal.   See "The  Exchange  Offer -
                       Guaranteed  Delivery  Procedures."

Acceptance of Old
Notes and Delivery
of New Notes.........  Upon   satisfaction   or   waiver  of  all
                       conditions of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange
                       Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New
                       Notes  issued  pursuant  to  the  Exchange
                       Offer will be delivered promptly after acceptance of the Old Notes. See "The
                       Exchange Offer - Acceptance of Old Notes for Exchange; Delivery of New Notes."

Withdrawal Rights....  Tenders  of  Old Notes may be withdrawn at any  time  prior  to  5:00 p.m.,  New York
                       City  time,  on  the Expiration Date.  See
                       "The  Exchange Offer - Withdrawal Rights."

The Exchange Agent...  IBJ  Schroder  Bank & Trust Company is the
                       exchange  agent (in   such  capacity,  the
                       "Exchange   Agent").    The  address   and
                       telephone number of the Exchange Agent are set forth in "The Exchange Offer - The Exchange Agent; Assistance."

Fees and Expenses....  All  expenses  incident  to  the Company's consummation  of  the  Exchange  Offer and
                       compliance with the Registration Agreement
                       will be borne by the Company.  The Company
                       will  also   pay  certain  transfer  taxes
                       applicable  to  the  Exchange  Offer.  See
                       "The  Exchange Offer - Fees and Expenses."

Resales of the New
Notes................  Based  on  an  interpretation by the staff of  the  Commission set forth in no-action
                       letters  issued   to  third  parties,  the
                       Company  believes  that  New  Notes issued
                       pursuant   to  the  Exchange  Offer  to  a
                       Holder  in  exchange  for Old Notes may be
                       offered  for  resale, resold and otherwise
                       transferred  by  such  Holder ( other than
                       (i)  a  broker- dealer  who  purchased Old
                       Notes   directly  from   the  Company  for
                       resale  pursuant  to  Rule  144A under the
                       Securities  Act  or  any  other  available
                       exemption  under  the  Securities  Act, or
                       (ii)  a person that is an affiliate of the
                       Company (within  the  meaning  of Rule 405
                       under   the   Securities   Act),   without
                       compliance   with   the  registration  and
                       prospectus  delivery   provisions  of  the
                       Securities  Act, provided  that the Holder
                       is   acquiring  the   New   Notes  in  the
                       ordinary  course  of  business  and is not
                       participating,  and  has no arrangement or
                       understanding    with    any   person   to
                       participate,  in a distribution of the New
                       Notes.   Each  broker-dealer that receives
                       New  Notes for its own account in exchange
                       for  Old  Notes, where such Old Notes were
                       acquired   by  such   broker-dealer  as  a
                       result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer-Resales of the New Notes" and "Plan of Distribution."

                     Description of New Notes

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to special interest and (iii) holders of the New Notes will not be,
and upon consummation of the Exchange Offer, Holders of the   Old
Notes will no longer be, entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities, except in certain limited circumstances. See "Exchange Offer-Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by
the  Company   to  the  Registrar  under  the  Indenture  in  the
same aggregate principal amount as the aggregate principal amount of Old Notes that were tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer - Termination of Certain Rights" and "- Procedures for Tendering Old Notes;" and "Description of New Notes."

New Notes............  $125 million in aggregate principal amount of 9 1/2%  Senior  Subordinated  Notes Due
                       2007 (the "Notes").

Maturity Date........  April 15, 2007.

Interest Payment
Dates................  April  15   and   October  15,  commencing
                       April 15, 1997.

Rio Guarantee........  The   New   Notes   are    unconditionally
                       guaranteed (the  "Rio  Guarantee")   on  a
                       senior    subordinated    basis   by   Rio
                       Properties,  Inc. ("Rio Properties" or the
                       "Guarantor"),   the   Company's  principal
                       operating  subsidiary.

Subordination of
Notes................  The   New   Notes    are  subordinated  in
                       right  of  payment  to  all  existing  and
                       future  Senior   Indebtedness (as  defined
                       on  page  72)   of  the  Company  and  are
                       structurally     subordinated    to    all
                       existing   and   future  indebtedness  and
                       other    liabilities    (including   trade
                       payables)  of  the Company's subsidiaries.
                       As  of  September  30,  1996  and December
                       31,  1996,  after  giving  effect  to  the
                       Offering   and  application   of  the  net
                       proceeds   thereof,   there   were   $47.9
                       million  and $77.5 million,  respectively,
                       of   total  liabilities  of  the Company's
                       subsidiaries  outstanding  ranking  senior
                       to  the  Notes.  Assuming  the  subsequent
                       incurrence   by   Rio  Properties  of  the
                       full   $200  million   of   its  available
                       bank   borrowings  under   the   Rio  Bank
                       Loan (as defined on page 55), there   were
                       outstanding   $247.9  million  and  $245.8
                       million,   respectively,  of  indebtedness
                       and  other  liabilities  of  the Company's
                       subsidiaries   ranking   senior   to   the
                       Notes.   Moreover,    the   10-5/8%  Notes
                       rank   pari  passu  with  the  New  Notes.
                       The  Company  has  outstanding  no  senior
                       subordinated   indebtedness,   other  than
                       the 10-5/8% Notes,  or Senior Indebtedness
                       (excluding   the  Company's  guarantee  of
                       the  Rio  Bank  Loan).   See  "Description
                       of  Notes -  Subordination  of  Notes."

Subordination of
Rio Guarantee........  The  Rio   Guarantee  is  subordinated  in
                       right   of   payment   to   all   existing
                       and    future   Senior   Indebtedness   of
                       Guarantor  (as  defined  on  page  72) and
                       is   structurally  subordinated   to   all
                       existing   and  future  indebtedness   and
                       other    liabilities    (including   trade
                       payables) of the Guarantor's subsidiaries.
                       As  of September  30,  1996  and  December
                       31,  1996,  after  giving  effect  to  the
                       Offering   and   the  application  of  the
                       net    proceeds    thereof    there   were
                       outstanding   $1.3   million   and   $33.0
                       million,     respectively,    of    Senior
                       Indebtedness   of   Guarantor   to   which
                       the Rio Guarantee would  be  subordinated.
                       Assuming   the  subsequent  incurrence  by
                       the    Guarantor   of    the   full   $200
                       million of its available  bank  borrowings
                       under   the   Rio   Bank   Loan,  the  Rio
                       Guarantee   is   subordinated  to   $201.3
                       million    of   Senior   Indebtedness   of
                       Guarantor.    Moreover,   the  Guarantor's
                       guarantee  of  the  10-5/8%  Notes is pari
                       passu  with   the  Rio  Guarantee.   There
                       are     no     significant     outstanding
                       liabilities    of   subsidiaries   of  the
                       Guarantor.   See  "Description  of Notes -
                       Subordination  of  Rio  Guarantee."

Mandatory Sinking
Fund.................  None.

Optional Redemption..  The   Notes   may   be  redeemed   at  the
                       option  of   the   Company,  in  whole  or
                       in   part,  at  any   time   on  or  after
                       April   15,  2002,   at   the   redemption
                       prices  set  forth  herein,  plus  accrued
                       and  unpaid  interest, if any, through the
                       redemption   date.  The   New   Notes  are
                       subordinated  in  right  of payment to all
                       existing  and  future  Senior Indebtedness
                       of  the   Company  and   are  structurally
                       subordinated  to  all  existing and future
                       indebtedness    and   other   liabilities,
                       including    trade   payables,    of   the
                       Company's   subsidiaries,   and   the  Rio
                       Guarantee  is  subordinated  in  right  of
                       payment   to   all   existing  and  future
                       Senior   Indebtedness   of  the  Guarantor
                       and   is  structurally   subordinated   to
                       all  existing  and future indebtedness and
                       other    liabilities,    including   trade
                       payables, of the Guarantor's subsidiaries.
                       Under  certain  circumstances,  holders of
                       Senior  Indebtedness  of  the  Company  or
                       holders  of  Senior  Indebtedness  of  the
                       Guarantor  may  prohibit  payments  on the
                       New  Notes  or  under  the  Rio  Guarantee,
                       respectively.   See  "Description  of  New
                       Notes  -  Optional  Redemption"  and "Risk
                       Factors  -  Subordination."

Regulatory
Redemption...........  If  any  holder or beneficial owner of New
                       Notes is required to be found suitable and
                       is not found suitable by the Nevada Gaming
                       Commission  (the "Nevada Commission"), (i)
                       the  holder  shall,  upon  request  of the
                       Company,  dispose  of  such  holder's  New
                       Notes  within  30  days or within the time
                       prescribed   by   the  Nevada  Commission,
                       whichever   is   earlier,   or   (ii)  the
                       Company   may,   at   its  option,  redeem
                       the  holder's  New  Notes  at  the  lesser
                       of  (x)  the   principal  amount  thereof,
                       (y)   the   Current   Market   Price   (as
                       defined  on  page  66)  or  (z)  the price
                       at  which  the  New  Notes  were  acquired
                       by  the  holder,  without,  in  any  case,
                       accrued   and   unpaid   interest  to  the
                       date   of  the  finding  of  unsuitability
                       by    the    Nevada   Commission,   unless
                       payment  of  such  interest  is  permitted
                       by  the Nevada Commission.  See  "Business
                       -    Regulation    and    Licensing"   and
                       "Description   of   Notes   -    Mandatory
                       Disposition   or  Redemption  Pursuant  to
                       Gaming  Laws."

Change of Control....  Upon  a  Change  of Control (as defined on
                       Page  64),  each holder  of New Notes will
                       have  the  right to require the Company to
                       repurchase  all  or  part of such holder's
                       New  Notes  at  a  purchase  price in cash
                       equal  to  101% of the aggregate principal
                       amount  thereof,  plus  accrued and unpaid
                       interest,   if   any,   to   the  date  of
                       repurchase.  The   Company'  s   Board  of
                       Directors   does  not   have  the  ability
                       to waive or modify the right of holders of
                       the  New  Notes  to require the Company to
                       repurchase  the New Notes upon a Change of
                       Control  nor  will such right have limited
                       applicability  in the event of a leveraged
                       buy   out  of  the  Company  initiated  or
                       supported  by  the  Company, the Company's
                       management,  an  affiliate  of the Company
                       within  the  meaning  of  Rule  405 of the
                       Securities  Act,  or  an  affiliate of the
                       Company's  management.   The New Notes are
                       subordinated  in  right  of payment to all
                       existing and future Senior Indebtedness of
                       the    Company   and    are   structurally
                       subordinated  to  all  existing and future
                       indebtedness    and   other   liabilities,
                       including trade payables, of the Company's
                       subsidiaries,  and  the  Rio  Guarantee is
                       subordinated  in  right  of payment to all
                       existing and future Senior Indebtedness of
                       the   Guarantor    and   is   structurally
                       subordinated  to  all  existing and future
                       indebtedness    and   other   liabilities,
                       including    trade   payables,   of    the
                       Guarantor's  subsidiaries.   In  order for
                       the Company to repurchase the New Notes as
                       a  result  of a Change of Control, it will
                       be  necessary  for  the  Company either to
                       obtain  the  consent  of the Lenders under
                       the  Rio  Bank  Loan  or  to repay the Rio
                       Bank   Loan   in   full.   The   Company's
                       obligation  to  repurchase  the  Notes  is
                       guaranteed on a senior  subordinated basis
                       by  the  Guarantor.   See  "Description of
                       Notes  -  Change  of  Control"  and  "Risk
                       Factors - Subordination."

Principal Covenants..  The  indenture  pursuant  to which the New
                       Notes  will  be  issued  (the "Indenture")
                       will   contain   certain  covenants  that,
                       among  other  things,  limit  the  ability
                       of   the   Company  and   its   Restricted
                       Subsidiaries  (as  defined on page 71)  to
                       incur    additional    indebtedness,   pay
                       dividends  or  make  other  distributions,
                       make  investments, repurchase subordinated
                       obligations   or   capital  stock,  create
                       certain liens (except, among others, liens
                       securing  Senior Indebtedness), enter into
                       certain transactions with affiliates, sell
                       assets of the Company or its subsidiaries,
                       issue  or sell subsidiary stock, create or
                       permit    to    exist   restrictions    on
                       distributions  from subsidiaries, or enter
                       into  certain  mergers and consolidations.
                       See  "Description   of   Notes  -  Certain
                       Covenants."

Absence of a Public
Market for the New
Notes................  The   New   Notes   are  a  new  issue  of
                       securities  with  no  established  market.
                       Accordingly,  there can be no assurance as
                       to  the  development  or  liquidity of any
                       market  for  the  New  Notes.  The Initial
                       Purchasers  have  advised the Company that
                       they  currently intend to make a market in
                       the  New  Notes.  However, neither Initial
                       Purchaser  is  obligated to do so, and any
                       market  making  with  respect  to  the New
                       Notes  may  be  discontinued  at  any time
                       without  notice.   The  Company  does  not
                       intend  to  apply  for  listing of the New
                       Notes on a securities exchange or to seek the admission thereof in the Nasdaq
                       Stock  Market.

                            Risk Factors

     For  a  discussion  of   certain   factors  that  should  be
considered in connection with an investment in New Notes, including factors affecting forward-looking statements, see "Risk
Factors."

                Summary Consolidated Financial Data

     The following table summarizes certain selected consolidated financial data, which should be read in connection with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary consolidated financial data as of and for the years ended December 31, 1992 and 1991 and as of December 31, 1993 have been derived from the Company's audited financial statements. The summary consolidated financial data as of and for the years ended December 31, 1995 and 1994 and for the year ended December 31, 1993 have been derived from the Company's audited financial statements included elsewhere herein. The summary consolidated financial data presented below as of and for the nine months ended September 30, 1996 and 1995 are derived from the Company's unaudited consolidated financial statements included elsewhere herein. The unaudited consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for future periods.


                            Nine Months
                         Ended September 30,    Year Ended December 31,

                        1996        1995         1995        1994
                                                 (Dollars in Thousands)
Statements of
Income Data:
  Net revenues.......   $163,087    $141,850     $192,958    $146,424
  Operating profit...     30,649      28,221       37,558      25,928
  Interest expense...     (7,112)     (5,411)      (8,106)     (1,923)
  Net income.........     15,068      14,311       18,745      15,966
  Ratio of earnings
  to fixed
  charges<F1>........       4.31x       5.22x        4.63x      10.64x

Other Data:<F2>

  Average daily
  suite rate<F3>.....   $  73.82    $  72.61     $  72.18    $  63.80
  Average daily
  hotel occupancy....       95.8%       95.2%        94.5%       95.9%
  Hotel suites<F4>...      1,551       1,551        1,551         861
  Casino square
  footage............     89,000      89,000       89,000      89,000
  Slot machines......      1,880       2,165        2,098       2,200
  Table games........         76          63           73          53
  Restaurant seats...      2,540       2,540        2,540       2,440

<F1> The  ratio  of  earnings  to fixed  charges is determined by dividing (i) earnings before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist of total interest expense.
<F2> Other  data  relating to hotel suites, casino square footage and restaurant seats represent amounts as of the end of the period. Data related to slot machines and table games represent averages for the period.
<F3> Average  daily  room rate figures are actual rates expressed in  dollars.
<F4> 447  suites  in  the  new  41-story  tower  were  opened  on
     December  31, 1996.

                          Year Ended December 31,
                         1993        1992         1991
                             (Dollars in Thousands)
Statements of
Income Data:
  Net revenues.......   $110,053    $ 82,633     $ 66,129
  Operating profit...     20,304      12,454        5,228
  Interest expense...     (1,839)     (3,801)      (5,639)
  Net income.........     10,649       6,308          119
  Ratio of earnings
  to fixed
  charges<F1>........       8.80x       3.19x        1.13x

Other Data:<F2>

  Average daily
  suite rate<F3>.....   $  62.60    $  64.09     $  67.22
  Average daily
  hotel occupancy....       96.8%       96.5%        93.5%
  Hotel suites<F4>...        861         424          424
  Casino square
  footage............     79,000      54,000       44,000
  Slot machines......      1,950       1,450        1,043
  Table games........         44          31           31
  Restaurant seats...      1,843       1,209          955

<F1> The  ratio  of  earnings  to fixed  charges is determined by dividing (i) earnings before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist of total interest expense.
<F2> Other  data  relating to hotel suites, casino square footage and restaurant seats represent amounts as of the end of the period. Data related to slot machines and table games represent averages for the period.
<F3> Average  daily  room rate figures are actual rates expressed in  dollars.
<F4> 447  suites  in  the  new  41-story  tower  were  opened  on
     December  31, 1996.


                                                           September 30, 1996
                                                           Actual       As Adjusted<F5>
Balance Sheet Data:
  Cash and cash equivalents..............................  $10,990      $36,303
  Total assets...........................................  433,838      462,838
  Long-term debt, including current maturities...........  197,346      222,909<F6>
  Stockholders' equity...................................  178,528      178,528

<F5> As   adjusted  amounts  give  effect  to  the  Offering  and
     application of the estimated net proceeds therefrom as if such transactions had been consummated on September 30, 1996. See "Use of Proceeds" and "Capitalization."
<F6> As  adjusted,  the  Company  has  $200  million of borrowing availability under the Rio Bank Loan. As of December 31, 1996, $153.0 million was outstanding under the Rio Bank Loan and the as adjusted balance would have been $31.7 million.

                           RISK FACTORS

     Except for historical information contained in this Prospectus, the matters discussed herein contain forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as plans for future expansion, capital spending and financing sources. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from management's expectations. Key factors affecting current and future operations of the Company include the factors discussed below. Holders should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the New Notes offered hereby.

Leverage and Debt Service

     Upon  the  closing  of  the   Offering,   the   Company  had
significant interest expense and principal repayment obligations under the Old Notes and the Company's other indebtedness. To the extent that borrowings are drawn under the Rio Bank Loan, Rio Properties, the Company's principal operating subsidiary, will
have  significant   interest   expense  and  principal  repayment
obligations thereunder, which obligations  are  guaranteed by the
Company.   Moreover,  the Company currently has outstanding  $100
million  in  aggregate  principal   amount   of   10-5/8 %  Senior
Subordinated  Notes.   As  of September 30, 1996 and December 31,
1996, on a pro forma basis giving  effect to the Offering and the
application   of   the   net  proceeds  thereof   the   Company's
consolidated total indebtedness  was  $222.9  million  and $254.6
million,   respectively,  and  stockholders'  equity  was  $178.5
million  and   $181.9   million,   respectively.    Assuming  the
subsequent incurrence by Rio Properties of the full $200 million of its available bank borrowings under the Rio Bank Loan, the Company's consolidated total indebtedness was $422.9 million and
$422.9  million,  respectively.    See   "Capitalization."    If,
however, the Company does not satisfy certain financial ratios and covenants imposed upon it under the Rio Bank Loan, the Company will have available to it only a portion of the entire $200 million in the absence of a written waiver from the lenders. The Company will be entirely dependent upon distributions from Rio Properties to meet its interest expense and principal
repayment  obligations  under  the  Notes.   The  Rio  Bank  Loan
includes covenants significantly restricting the amount of funds which may be advanced by Rio Properties to the Company and the amount of principal or interest that may be repaid on any intercompany loans, and includes a covenant requiring the Company to maintain a certain consolidated tangible net worth which effectively limits the amount of funds which may be distributed by Rio Properties to the Company in the form of dividends. The Rio Bank Loan also contains numerous financial and operating covenants, including requirements that Rio Properties and the Company, on a consolidated basis, satisfy certain financial ratios and maintain certain specified levels of net worth, as well as limitations on the incurrence of additional indebtedness. The Indenture also contains certain covenants, including a limitation on the incurrence of additional Indebtedness; however, the Indenture permits the Company to incur certain financing indebtedness up to $200 million under the Rio Bank Loan and certain other indebtedness without satisfying the coverage ratio
contained in such covenants.   See  "Management's  Discussion and
Analysis  of  Financial  Condition  and  Results of Operations  -
Liquidity   and   Capital  Resources,"  "Description   of   Other
Indebtedness," "Description  of  Notes  - Certain Covenants," and
"Notes  to  Consolidated  Financial Statements  -  6.   Long-Term
 Debt."

     The ability of the Company to meet its debt service requirements and the ability of Rio Properties and the Company to comply with such covenants will be dependent upon future performance, which is subject to financial, economic, competitive, regulatory and other factors of which the Company is currently unaware affecting the Company and its subsidiaries, many of which are beyond their control. While the Company expects that its operating cash flow will be sufficient to cover its expenses, including interest costs, there can be no assurance with respect thereto. If the Company is unable to generate sufficient cash flow, it could be required to adopt one or more alternatives, such as reducing or delaying planned expansions or capital expenditures, selling or leasing assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these alternatives could be effected on satisfactory terms, and dependence on alternative sources of funds could impair the Company's competitive position and reduce its future cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Subordination; Change of Control

     The operations of the Company are conducted through Rio Properties, and, therefore, the Company is dependent on the earnings and cash flow of Rio Properties and its subsidiaries to meet its debt service obligations, including its obligations with respect to the Notes. The assets of Rio Properties constitute substantially all the operating assets of the Company. The Rio Guarantee is subordinated to all existing and future Senior Indebtedness of Guarantor (as defined on page 72) and is structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables, if any) of subsidiaries of Rio Properties. Moreover, Rio Properties has also unconditionally guaranteed payment of the 105/8 % Notes, the obligation for which ranks pari passu with the Rio Guarantee. As of September 30, 1996 and December 31, 1996, on a pro forma basis, after giving effect to the Offering and application of the net proceeds thereof there was outstanding $1.3 million and $33.0 million, respectively, of Senior Indebtedness of Guarantor to which the Rio Guarantee would be subordinated. Assuming the subsequent incurrence by the Guarantor of the full $200 million of its available bank borrowings under the Rio Bank Loan, the Rio Guarantee would be subordinated to $201.3 million of Senior Indebtedness of Guarantor. There are no significant outstanding liabilities of subsidiaries of the Guarantor.

     The New Notes will be subordinated to all existing and future Senior Indebtedness of the Company, including the Company's guarantee of the Rio Bank Loan, and will rank pari passu to the 105/8 % Notes. Except for a limitation on the aggregate amount of consolidated indebtedness that the Company and its Restricted Subsidiaries may incur, the Indenture does not limit the ability of the Company to incur additional Senior Indebtedness, transfer assets to and among its subsidiaries or incur or permit its subsidiaries to incur secured indebtedness. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the New Notes only after all Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the New Notes. The Company's guarantee of the Rio Bank Loan provides that the Company waives all right to subrogation and reimbursement from Rio Properties. The Rio Bank Loan is secured by substantially all of the assets of Rio Properties, the subsidiary through which the Company owns and operates the Rio. Under certain circumstances, holders of Senior Indebtedness of the Company may prohibit payments on the New Notes. In addition, in the event of any distribution or payment of assets of the Company in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to the assets of the Company which constitutes their collateral. See "Description of Notes - Subordination of Notes."

     The Rio Guarantee of the New Notes will be subordinated to all existing and future Senior Indebtedness of Guarantor, including the Rio Bank Loan. Moreover, the unconditional guarantee by Rio Properties of repayment of the 105/8 % Notes will rank pari passu with the Rio Guarantee of the New Notes. Except for a limitation on the aggregate amount of consolidated indebtedness that the Company and its Restricted Subsidiaries (including Rio Properties) may incur, the Indenture does not limit the ability of the Guarantor to incur additional Senior Indebtedness of Guarantor, transfer assets to and among its subsidiaries or incur or permit its subsidiaries to incur secured indebtedness. In the event of bankruptcy, liquidation or reorganization of the Guarantor, the assets of the Guarantor will be available to make payments under the Rio Guarantee only after all Senior Indebtedness of Guarantor has been paid in full, and there may not be sufficient assets remaining to pay amounts due under the Rio Guarantee. The Rio Bank Loan is secured by substantially all of the assets of Rio Properties. Under certain circumstances, holders of Senior Indebtedness of Guarantor may prohibit payments under the Rio Guarantee. In addition, in the event of any distribution or payment of assets of the Guarantor in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to the assets of the Guarantor which constitute their collateral. See "Description of Notes - Subordination of Rio Guarantee."

     In the event of a Change of Control, each holder of the New Notes will have the right to require the Company to repurchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. Such right is subordinated to the same extent as the New Notes, as described above. The Company's obligation to repurchase the New Notes upon a Change of Control is guaranteed by the Guarantor pursuant to the Rio Guarantee. Such guarantee is subordinated to the same extent as the Rio Guarantee generally, also as described above. A Change of Control constitutes an Event of Default under the Rio Bank Loan. In order for the Company to repurchase the New Notes as a result of a Change of Control, it will be necessary for the Company either to obtain the consent of the lenders under the Rio Bank Loan or to repay the Rio Bank Loan in full. These requirements and the subordination of the

New Notes will limit the ability of the Company to repurchase the New Notes. See "Description of New Notes - Change of Control."

Management of Growth

     The current development and construction of the Rio, the development of additional future gaming properties and the future growth of the Company may involve unforeseen difficulties and may require disproportionate amounts of time and attention by the Company's management to its various business activities as well as the unexpected allocation of financial and other resources of the Company. Many management duties within the Company are presently the responsibility of a relatively small number of executives. To manage the Company's future growth, the Company will be required, among other things, to hire and train new personnel, continuously evaluate and change, if necessary, its existing management structure and control its operating expenses. Competition for new personnel in Las Vegas is intense and there can be no assurance that in the future the Company will be able to attract and retain qualified personnel.

Competition

     Intense competition exists in the gaming industry, and many of the Company's competitors have significantly greater resources than the Company. The Rio faces competition from all other casinos and hotels in the Las Vegas area, including competitors located on the Las Vegas Strip, on the Boulder Highway and in downtown Las Vegas. Such competition is primarily targeted toward local residents and repeat visitors. The Company also faces competition from non-hotel gaming facilities targeted foward local residents. In recent months, several of the Company's direct competitors have opened new hotel-casinos or have commenced or completed major expansion projects, and other hotel-casinos and expansions are planned. In the past year, three large hotel-casinos have opened on or near the Las Vegas Strip. In addition, eight new hotel-casinos and two hotel-casino expansions are under construction or have been announced, which will add approximately 19,000 rooms to the Las Vegas area over approximately the next two years. Five of the new hotel-casinos are major resorts with a theme and an attraction which are expected to draw significant numbers of visitors. Major expansions or enhancements of existing properties or the construction of new properties by competitors could have a material adverse effect on the Company's business, financial condition and results of operations.

     To a lesser extent, the Rio competes with hotel-casinos located in the Laughlin and Reno-Lake Tahoe areas of Nevada and in Atlantic City, New Jersey. The Company also competes with state-sponsored lotteries, on- and off-track wagering, card parlors, riverboat and Native American gaming ventures and other forms of legalized gaming in the United States, as well as with gaming on cruise ships and international gaming operations. In addition, certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in specific geographical areas within those states. The development of casinos, lotteries and other forms of gaming in other states, particularly areas close to Nevada, such as California, could adversely affect the Company's business, financial condition and results of operations.

     For a more comprehensive discussion of competitive factors affecting the Company's operations, see "Business - Competition."

Reliance on Certain Markets

     The Rio draws a substantial number of customers from throughout the United States, particularly California. Adverse economic conditions could have a material adverse effect on the Company's operating results. In addition, an increase in fuel costs or transportation prices, a decrease in airplane seat availability, worsening of interstate highway congestion from California, or a deterioration of relations with tour and travel agents, as they affect travel to Las Vegas and the Company's facilities, could materially adversely affect the Company's business, financial condition and results of operations.

     In addition, a significant component of the Rio's customers are Las Vegas residents. Although management believes that the population and economic strength of Las Vegas will continue to grow, there can be no assurance with respect thereto. See "Business-Competition."

Control by Existing Stockholders, Certain Relationships and
Related Transactions

     Officers and directors of the Company beneficially own or control approximately 24.8% of the outstanding Common Stock, including 23.5% owned by Anthony A. Marnell II, Chairman of the Board of Directors. Two other stockholders and former members of the Board of Directors control approximately 11.3% in the aggregate of such Common Stock. Such individuals, if acting together, would be able to effectively elect the entire Board of Directors as well as approve most matters submitted to the stockholders for approval. See "Principal Stockholders."

     Anthony A. Marnell II, Chtd. ("Marnell Chartered"), an architectural firm, and Marnell Corrao Associates, Inc. ("Marnell Corrao"), a construction company, each of which is controlled by Mr. Marnell, have provided and continue to provide all project design and construction services for the Company. Potential conflicts of interest between the Company and Marnell Chartered or Marnell Corrao could arise (for example, if a request for a change order is presented affecting a construction contract price). To address such issues, the Company's Board of Directors utilizes an Audit Committee, consisting of two non-employee directors that, among other things, reviews and reports to the full Board of Directors on certain issues that involve potential conflicts of interest. Pursuant to the Indenture, any such proposed transaction of $1 million or more must be approved by the Independent Directors, as defined in the Indenture. See "Certain Transactions" and "Description of Notes - Certain Covenants - Limitations on Transactions with Affiliates."

     Mr. Marnell and James A. Barrett, Jr., President of the Company, are each officers of Marnell Corrao. Mr. Marnell is an officer of Marnell Chartered. In these capacities, Messrs. Marnell and Barrett each devote substantial time and attention to the affairs of these enterprises. Messrs. Marnell and Barrett are also involved in other businesses and investments.

Restrictive Loan Covenants

     The Rio Bank Loan includes certain covenants that, among other things, restrict the Company's ability to: (i) pay dividends and make certain other restricted payments; (ii) incur additional indebtedness; (iii) grant liens, other than liens created pursuant to the Rio Bank Loan and certain permitted liens; and (iv) sell material assets. The Rio Bank Loan also requires the Company to maintain certain financial ratios, including interest coverage and leverage ratios, and not to exceed certain fixed ratios of Senior Indebtedness (as defined in the Rio Bank Loan) to EBITDA (as defined in the Rio Bank Loan). The Rio Bank Loan further limits capital expenditures (subject to amounts for expansion, including the Phase V Expansion, and $35 million in property acquisition for future expansions, approximately $30 million of which has been expended to date). There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under the Rio Bank Loan would be entitled to declare such indebtedness immediately due and payable. See "Description of Other Indebtedness - Rio Bank Loan."

Bankruptcy and Fraudulent Transfer Considerations

     The Notes are subordinated in right of payment to all Senior Indebtedness. Moreover, the Rio Guarantee is subordinated to all Senior Indebtedness of the Guarantor. In the event of the bankruptcy, liquidation or reorganization of the Company or the Guarantor, the assets of the Company or the Guarantor will be available to pay obligations on the Notes only after all Senior Indebtedness or Senior Indebtedness of Guarantor, respectively, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. Moreover, the Notes are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries and the Rio Guarantee is structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Guarantor's subsidiaries.

     In addition to risks imposed by bankruptcy law, the obligation of the Guarantor under the Rio Guarantee may be subject to review under state or federal fraudulent transfer laws. Under such laws, if an unpaid creditor or representative of creditors of the Guarantor, or a trustee in bankruptcy for the Guarantor or the Guarantor as debtor-in-possession, were successful in establishing that at the time such obligation was incurred, the Guarantor, among other things, (a) did not receive fair consideration or reasonably equivalent value therefor and
(b) either   (i) was   insolvent,  (ii) was  rendered  insolvent,
(iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iv) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, a court could avoid the Guarantor's obligation and direct the return of any payments made under the Rio Guarantee to the Guarantor or to a fund for the benefit of its creditors. Regardless of the factors identified in the foregoing clauses (i) through (iv), if the creditor representative, trustee in bankruptcy or debtor in possession were successful in establishing that the obligation was incurred with intent to hinder, delay or defraud the Guarantor's creditors, a court could also avoid such obligation and direct the return of payments. In any such event, the holders of the Notes would be subject to prior payment of all liabilities of the Guarantor. Neither the Company nor the Guarantor can give any assurance that the Guarantor would have sufficient funds after payment of such prior claims to satisfy its obligations under the Rio Guarantee.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

Dependence on Key Personnel

     The loss of the services of certain key individuals, including Messrs. Marnell and Barrett, could have a material adverse effect on the Company. The Company does not presently maintain key person life insurance coverage for such persons. Neither Messrs. Marnell nor Barrett have employment agreements with the Company. All employees of the Company, however, are subject to confidentiality and non-disclosure agreements.

Nevada Gaming Regulations

     The Nevada State Gaming Control Board and the Nevada Commission and other local, county and state regulatory agencies may, in compliance with certain statutory and regulatory procedures, limit, condition, suspend or revoke a license or approval to own the stock of the Company for any cause deemed reasonable by such licensing agency. Substantial fines for violations of gaming laws or regulations may be levied against the Company and persons involved. In addition, the Company could be subject to fines for each violation of the gaming laws. Furthermore, a supervisor could be appointed by a state court at the request of the Nevada Commission to operate any nonrestricted gaming establishment operated by the Company if the licenses held by the Company are revoked, suspended or otherwise lapse. In such extraordinary circumstances, earnings generated by gaming operations during a supervisor's appointment (except for reasonable rental value) could be forfeited to the State of Nevada. Suspension or revocation of any of the licenses or the appointment of a supervisor by the Nevada Commission would have a material adverse effect on the Company's business, financial condition or results of operations. See "Business - Regulation and Licensing."

Regulatory Redemption

     The Nevada Commission may, in its discretion, require the holder of any security of a corporation registered under the Nevada Gaming Control Act and the Rules and Regulations promulgated thereunder (collectively the "Nevada Act"), such as the New Notes, to file applications, be investigated and be found suitable to own the security of a registered corporation. If a beneficial holder of New Notes is required by the Nevada
Commission to be found suitable, the holder shall apply for a finding of suitability within 30 days after the Nevada Commission request. The applicant for a finding of suitability must pay all costs of such investigation. If the Nevada Commission determines that a person is unsuitable to own such security, then, pursuant to the regulations of the Nevada Commission, the registered corporation can be sanctioned, including by the loss of its approvals, if, without the prior approval of the Nevada Commission, it (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever, (ii) recognizes any voting rights by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction. Further, if the holder or beneficial owner is required to be found suitable and is not found suitable by the Nevada Commission, (i) the holder shall, upon request of the Company, dispose of such holder's New Notes within 30 days or within the time prescribed by the Nevada Commission, whichever is earlier, or (ii) the Company may, at its option, redeem the holder's New Notes at the lesser of (x) the principal amount thereof, (y) the Current Market Price or (z) the price at which the New Notes were acquired by the holder, without, in any case, accrued and unpaid interest to the date of the finding of unsuitability by the Nevada Commission, unless payment of such interest is permitted by the Nevada Commission. See "Business - Regulation and Licensing" and "Description of New Notes - Mandatory Disposition or Redemption Pursuant to Gaming Laws."

Uncertain Effect of National Gambling Commission

     The U.S. Congress has created the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The enabling legislation provides that, not later than two years after the enactment of such legislation, the commission would be required to issue a report containing its findings and conclusions, together with recommendations for legislation and administrative actions. Any such recommendations, if enacted into law, could adversely impact the gaming industry and have a material adverse effect on the Company's business, financial condition or results of operations.

     From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. No specific proposals for the imposition of such a federal tax are currently pending. However, no assurance can be given that such a tax will not be imposed in the future. Any such tax could have a material adverse effect on the Company's business, financial condition or results of operations.

Absence of Public Trading Market

     The New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the Notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and may discontinue market making at any time without notice. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading on the New York Stock Exchange, and there can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the price of the New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

Construction and Development Risks

     Construction projects, such as the development of any future development projects, entail significant risks, including management's ability to control and manage such projects effectively, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. No assurance can be given that the budgeted costs of the Company's current and future projects will not be exceeded or that any such projects will commence operations within the contemplated schedules, if at all. In addition, the scope of the licenses, permits and authorizations required to construct and open a new facility or expand an existing facility are extensive, and the failure to obtain such licenses, permits and authorizations could prevent or delay the completion of construction or opening of all or part of such facilities, affect the design of features of the project or increase completion costs.

     Any development of new facilities will require the Company to make a substantial capital investment and, depending on timing, may require additional debt or equity financing. There can be no assurance that the cash flow generated by the operations of the Company or any other new venture will be sufficient to service any additional debt which may be incurred in connection therewith. There can be no assurance that additional financing can be obtained which is acceptable to the Company. Further, there can be no assurance that any expansion projects will add proportionately to the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Environmental Risks and Regulation

     As is the case with any owner or operator of real property, the Company is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. The Company does not have environmental liability insurance to cover such events.

     The  Company  has  in  the  past  engaged  in  real   estate
development  projects  and  has  owned  several  parcels  of real estate. While the Company is unaware of any significant environmental hazard on properties it owns or has owned, in the event of any discovery of such hazard, severe penalties, including the costs of remediation, could be sought against the Company.

                        THE EXCHANGE OFFER

Purpose and Effect

     The Old Notes were sold by the Company to the Initial Purchasers on February 11, 1997, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The
Company and the Initial Purchasers also entered into the Registration Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to April 11, 1997, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, (ii) use all reasonable efforts (a) to cause such registration statement to be declared effective by the Commission as soon as practicable and (b) to cause the Exchange Offer to remain open for a period of not less than 30 days (or longer if required by applicable law). This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Agreement.

Terms of the Exchange Offer

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company, and to the terms and provisions of the Registration Agreement. See "Conditions of the Exchange Offer."

     Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, Holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

     As of the date of this Prospectus, $125 million in aggregate principal amount of the Old Notes were outstanding, the maximum amount authorized by the Indenture for all Notes. As of February 28, 1997, there were two registered holders of the Old Notes, Cede, which held the Old Notes for its participants, and a holder of one physical certificate. Solely for reasons of administration (and for no other purpose), the Company has fixed the close of business on March 1, 1997, as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a Holder of the Old Notes (or such Holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such Holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes and for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

Expiration Date; Extensions; Amendments

     The   Expiration   Date  shall  be  May 16,  1997  at   5:00
p.m. New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 10:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The  Company  reserves  the right, in its  sole  discretion,
(i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered Holders of the Old Notes.

Termination of Certain Rights

     The  Registration  Agreement provides  for  the  payment  of special interest to Holders of the Old Notes upon the nonoccurrence of certain events. If (i) a registration statement ("Exchange Offer Registration Statement") for the Exchange Offer is not filed with the Commission on or prior to the 60th day following the date of original issuance of the Old Notes,
(ii) the Exchange Offer Registration Statement is not declared effective prior to the 150th day following the date of original issuance of the Old Notes or (iii) the Exchange Offer is not consummated or a shelf registration statement ("Shelf
Registration Statement") with respect to the Notes is not declared effective on or prior to the 180th day following the date of original issuance of the Old Notes, interest will accrue (in addition to stated interest on the Old Notes) from and including the next day following each of (a) such 60-day period in the case of clause (i) above, (b) such 150-day period in the case of clause (ii) above, and (c) such 180-day period in the case of clause (iii) above. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each April 15, and October 15, commencing October 15, 1997, at a rate per annum equal to 0.50% of the principal amount of the Old Notes. Upon (1) the filing of the Exchange Offer Registration Statement after the 60-day period described in clause (i) above, (2) the effectiveness of the Exchange Offer Registration Statement after the 150-day period described in clause (ii) above or (3) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 180-day period described in clause (iii) above, the Special Interest payable on the Old Notes from the date of such filing, effectiveness, or consummation, as the case may be, will cease to accrue and all accrued and unpaid Special Interest as of the occurrence of (1),
(2) or (3) shall be paid to the Holders of the Old Notes promptly thereafter. Holders of New Notes, and, upon consummation of the Exchange Offer or declaration of effectiveness of a Shelf Registration Statement provided such Shelf Registration Statement remains effective for the requisite period of time, Holders of Old Notes, will not be eligible to receive Special Interest.

Accrued Interest on the Old Notes

     The New Notes will bear interest at a rate equal to 9 1/2% per annum from and including their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New
Notes.   Interest  on  the Old Notes accepted for exchange, which
interest accrued at the  rate of 9 1/2% per  annum, will cease to
accrue on the day prior to the issuance of the  New  Notes.   See
"Description of New Notes-Principal, Maturity and Interest."

Procedures for Tendering Old Notes

     The tender of a Holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure must be complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered
(i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined on page 23). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered Holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered Holder, with the signature thereon guaranteed by an Eligible Institution, or
(ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the Holder and each
Beneficial Owner of the Old Notes are being acquired by the Holder and each Beneficial Owner in the ordinary course of business of the Holder and each Beneficial Owner, (ii) the Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes,
(iii) the Holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes,"
(iv) that if the Holder is a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the Holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the Holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the
Exchange  Agent  must  have received  from  the  Holder  and  the
Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five business days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m. New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Withdrawal Rights

     Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and
(iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old
Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer - Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

Consequences of Failure to Tender Old Notes

     Holders who do not tender their Old Notes by the Expiration Date will be unable to exchange Old Notes for New Notes pursuant to the Exchange Offer. Holders who acquired Old Notes pursuant to the Offering and who do not participate in the Exchange Offer can require the Company to file as promptly as practicable after so requested a shelf registration statement relating to the Old Notes and cause such shelf registration statement to be declared effective by the 150th day following original issuance of the Old Notes. Old Notes held by Holders who do not tender their Old Notes pursuant to the Exchange Offer or who do not request that a shelf registration statement be filed with respect to such Old Notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an applicable exemption from the registration requirements thereof.

The Exchange Agent; Assistance

     IBJ Schroder Bank & Trust Company is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

     By Hand or Overnight Courier:

                    IBJ Schroder Bank & Trust Company
                    One State Street
                    New York, NY  10004
                    Attention:  Securities Processing Window, SC1

     By Registered or Certified Mail:

                    IBJ Schroder Bank & Trust Company
                    Post Office Box 84
                    Bowling Green Station
                    New York, NY  10274-0084
                    Attention:  Reorganization Operations Department

     By Facsimile:  (212) 858-2611  Raymond Liszewski
                    Confirm by Telephone:   (212) 858-2103

Fees and Expenses

     All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Agreement will be borne by the Company, including without limitation: (i) all registration and filing fees and expenses (including filings made with the National Association of Securities Dealers, Inc., (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel, as may be required by the rules and regulations of the National Association of
Securities Dealers, Inc.)), (ii) all fees and expenses of compliance with federal securities or state, or other jurisdictions, securities laws, (iii) all expenses of printing (including printing certificates for the New Notes and prospectuses), messenger  and delivery  services  and  telephone,
(iv)  all  fees  and  disbursements  of counsel  for  the Company and the fees of counsel for the Initial Purchasers with respect to the registration statement and any shelf registration statement, (v) all application and filing fees in the event the New Notes are listed on a national securities exchange or automated quotation system, and (vi) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance).

     The  Company   will,  in  any   event,  bear   its  internal
expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, and the fees and expenses of any person, including special experts, retained by the Company.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment  of  such taxes or exemption  is not submitted  with  the
Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

Resales of the New Notes

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, if any Holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such Holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co., Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available April 13, 1989), or interpreted in the Commission' s letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

[CAPTION]


                           CAPITALIZATION

     The following table sets forth the cash position and capitalization of the Company at September 30, 1996 and as adjusted to give effect to the Company's issuance of the Old Notes. This table should be read in conjunction with the more detailed information and financial statements appearing  elsewhere  in  this  Prospectus.


                                           September 30, 1996

                                       Actual              As Adjusted
                                              (In Millions)
Cash and cash equivalents............  $   11.0            $   36.3
Long-term debt, including current
maturities:
  Rio Bank Loan......................  $   96.0            $    --- <F1>
  10 5/8% Notes......................     100.0               100.0
  Other long-term debt...............       1.3                 1.3
  Old Notes, net of discount<F2>.....         -               121.6
    Total long-term debt, including
    current maturities...............     197.3               222.9
  Stockholders' equity...............     178.5               178.5
  Total capitalization...............     375.8               401.4

<F1> As  adjusted,  the  Company  has  $200 million  of borrowing availability under the Rio Bank Loan. As of December 31, 1996, $153.0 million was outstanding under the Rio Bank Loan and the as adjusted balance would have been $31.7 million.
<F2> Reflects  the  effects  of  receipt of the proceeds from the issuance  of  Old  Notes  on  February  11,  1997.

              SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data, which should be read in connection with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein and with "Management's Discussion and
Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of and for the years ended December 31, 1992 and 1991 and as of December 31, 1993 have been derived from the Company's audited financial statements. The selected consolidated financial data as of and for the years ended December 31, 1995 and 1994 and for the year ended December 31, 1993 have been derived from the Company's audited financial statements included elsewhere herein. The selected consolidated financial data presented below as of and for the nine months ended September 30, 1996 and 1995 are derived from the Company's unaudited consolidated financial statements included elsewhere herein. The unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for future periods.


                                                       Nine Months
                                                   Ended September 30,    Year Ended December 31,
                                                     1996       1995              1995
                                                       (Unaudited)        (Dollars in Thousands)
    STATEMENTS OF INCOME DATA:
       Net revenues:
         Casino.................................    $83,083    $76,796           $105,547
         Non-casino.............................     80,004     65,054             87,411
                                                    163,087    141,850            192,958

       Operating expenses:
         Casino.................................     40,006     33,718             48,072
         Non-casino.............................     56,355     48,484             65,319
         Selling, general and administrative....     23,539     21,040             27,778
         Depreciation and amortization..........     12,538     10,387             14,231
       Operating profit.........................     30,649     28,221             37,558
       Interest expense.........................    (7,112)    (5,411)            (8,106)
       Other income, net........................          -          -                  -
       Income tax provision.....................    (8,469)    (8,499)           (10,707)
       Income from continuing operations........     15,068     14,311             18,745
       Minority interest in consolidated
         partnership income.....................          -          -                  -
       Nonrecurring items <F1>..................          -          -                  -
       Net income...............................    $15,068    $14,311            $18,745
       Ratio of earnings to fixed charges <F2>..       4.31x      5.22x              4.63x

    Other Data <F3>:
       Average daily suite rate <F4>............     $73.82     $72.61             $72.18
       Average daily hotel occupancy............       95.8%      95.2%              94.5%
       Hotel suites<F5>.........................      1,551      1,551              1,551
       Casino square footage....................     89,000     89,000             89,000
       Slot machines............................      1,880      2,165              2,098
       Table games..............................         76         63                 73
       Restaurant seats.........................      2,540      2,540              2,540

Balance Sheet Data:
       Cash and cash equivalents................    $10,990    $19,342            $19,993
       Total assets.............................    433,838    290,299            308,792
       Long-term debt, including current
         maturities.............................    197,346    100,215            110,202
       Minority interest........................          -          -                  -
       Stockholders' equity.....................    178,528    160,458            162,888


<F1>    Nonrecurring items include:  income  (loss) from  operations of discontinued real estate and development segment, net of income taxes; extraordinary items; loss from early extinguishment of
        debt; and  cumulative   effects  of  accounting  changes.   See
        Consolidated Financial   Statements   and   the  Notes thereto.
<F2>    The  ratio   of  earnings  to  fixed  charges is  determined by
        dividing (i) earnings  before income taxes and fixed charges by
        (ii) fixed charges. Fixed charges consist of total interest expense.
<F3>    Other  data  relating  to  hotel  suites, casino square footage and restaurant seats represent amounts as of the end of the period. Data related to slot machines and table games represent averages for the period.
<F4>    Average  daily  room rate figures are actual rates expressed in dollars.
<F5>    447 suites in the new 41-story tower were opened on December 31,
        1996.


                                                             Year Ended December 31,
                                                     1994       1993       1992       1991
                                                             (Dollars in Thousands)
    Statements of Income Data:
       Net revenues:
         Casino.................................    $87,165    $71,296    $56,524    $43,710
         Non-casino.............................     59,259     38,757     26,109     22,419
                                                    146,424    110,053     82,633     66,129

    Operating expenses:
         Casino.................................     38,696     31,178     27,145     24,421
         Non-casino.............................     50,386     35,026     23,669     19,238
         Selling, general and administrative....     20,550     16,001     13,551     12,356
         Depreciation and amortization..........     10,864      7,544      5,814      4,886
       Operating profit.........................     25,928     20,304     12,454      5,228
       Interest expense.........................    (1,923)    (1,839)    (3,801)    (5,639)
       Other income, net........................      1,140          -        100      1,200
       Income tax provision.....................    (9,179)    (6,785)    (2,996)      (408)
       Income from continuing operations........     15,966     11,680      5,757        381
       Minority interest in consolidated
         partnership income.....................          -          -      (242)       (33)
       Nonrecurring items <F1>..................          -    (1,031)        793      (229)
       Net income...............................    $15,966    $10,649     $6,308       $119
       Ratio of earnings to fixed charges <F2>..      10.64x      8.80x      3.19x      1.13x

    Other Data <F3>:
       Average daily suite rate <F4>............     $63.80     $62.60     $64.09     $67.22
       Average daily hotel occupancy............       95.9%      96.8%      96.5%      93.5%
       Hotel suites<F5>.........................        861        861        424        424
       Casino square footage....................     89,000     79,000     54,000     44,000
       Slot machines............................      2,200      1,950      1,450      1,043
       Table games..............................         53         44         31         31
       Restaurant seats.........................      2,440      1,843      1,209        955

Balance Sheet Data:
       Cash and cash equivalents................    $76,426    $55,785    $42,623    $11,388
       Total assets.............................    301,165    218,050    149,518    112,267
       Long-term debt, including current
         maturities.............................    125,179     65,184     53,212     57,019
       Minority interest........................          -          -          -      1,635
       Stockholders' equity.....................    147,839    129,838     86,872     47,731


<F1>    Nonrecurring items include:  income  (loss) from  operations of discontinued real estate and development segment, net of income taxes; extraordinary items; loss from early extinguishment of
        debt; and  cumulative   effects  of  accounting  changes.   See
        Consolidated Financial   Statements   and   the  Notes thereto.
<F2>    The  ratio   of  earnings  to  fixed  charges is  determined by
        dividing (i) earnings  before income taxes and fixed charges by
        (ii) fixed charges. Fixed charges consist of total interest expense.
<F3>    Other  data  relating  to  hotel  suites, casino square footage and restaurant seats represent amounts as of the end of the period. Data related to slot machines and table games represent averages for the period.
<F4>    Average  daily  room rate figures are actual rates expressed in dollars.
<F5>    447 suites in the new 41-story tower were opened on December 31,
        1996.

                               28/29

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STATEMENT ON FORWARD-LOOKING INFORMATION

     Certain information included herein contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as statements relating to plans for future expansion, capital spending and financing sources. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made herein. These risks and uncertainties include, but are not limited to, those relating to construction activities, dependence on existing management, gaming regulations (including actions affecting licensing), leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or global economic conditions and changes in federal or state tax laws or the administration of such laws.

OVERVIEW

     The Rio's revenues and profits are derived largely from its gaming activities, although the Company also seeks to maximize revenues from food and beverage, lodging, entertainment and retail sales. The Rio generally views its non-casino related operations as complementary to its core casino operations. The Rio utilizes entertainment primarily as a casino marketing tool. The Rio expects to maintain a food and beverage pricing structure designed to maximize casino customer foot traffic.

     The Company's sole business is the operation of the Rio, which opened in January 1990. The Rio was originally owned and operated by a limited partnership (the "Rio Partnership") formed by the Company in 1988. Through a series of transactions
involving   an  exchange  of  preferred  stock  for   partnership
interests and later a merger of Rio Partnership into Rio Properties, the Company increased its ownership of the Rio from 34.4% in 1988 to 100% in 1992. Prior to 1990, the Company's operations consisted of real estate development and management. In December 1991, the Company sold all real estate assets and operations not used or held for the operation or expansion of the Rio. In 1995, as part of the Company's three-phased expansion and development plan, the Company entered into agreements for the purchase of approximately 22 acres adjacent to the Rio and approximately 64 acres southeast of Las Vegas, both of which may be developed into future hotel-casino projects. Agreements to purchase an additional 16 acres adjacent to the Rio were entered into in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1996, cash and cash equivalents were $11.0 million compared with $20.0 million at December 31, 1995. At September 30, 1996, the Company had $104.0 million available under the Rio Bank Loan. The revolving credit feature of the Rio Bank Loan allows the Company to pay down and reborrow principal under the line of credit as the Company deems appropriate. The Company did not utilize this ability at the end of the third quarter of 1996, but the Company did borrow $10 million on December 29, 1995 and repaid $9 million on January 2, 1996. The decrease in cash is primarily due to the decision of the Company not to draw down any amount of the available Rio Bank Loan at the end of the quarter, as well as the use of cash and cash equivalents to make capital expenditures for the Company's $200 million Phase V Expansion and the previously reported acquisition of land adjacent to the Rio.

     During the first nine months of 1996, cash provided by operating activities was $28.6 million. Investing activities used $123.5 million of the Company's cash during the first nine months of 1996. Approximately $2.6 million of such expenditures was related to the Company's Phase III Expansion, approximately $2.3 million was related to the Company's Phase IV Expansion and approximately $101.3 million was related to the Company's Phase V Expansion, including $3.2 million in capitalized interest, $2.9 million in pre-opening costs and $0.8 million in deposits on signs. During the first nine months of 1996, the Company spent approximately $10.9 million toward the acquisition of approximately 34 acres of land adjacent to the Rio. The balance of cash used in investing activities was expended on other capital projects.

     For the nine months ended September 30, 1996, expenditures on the Phase V Expansion excluding sign deposits and including $24.2 million in current liabilities at September 30, 1996 totaled $115.9 million. The Company incurred approximately $10.5 million on the Phase V Expansion in 1995, including $2.6 million in current liabilities at December 31, 1995. The remaining funds for the Phase V Expansion will be applied in the fourth quarter of 1996 and in 1997. The Phase V Expansion has been financed with the proceeds from the 10 5/8% Notes, funds available under the Rio Bank Loan, cash on hand and cash from operations.

     The Company has acquired through purchase or option approximately 38 acres of land adjacent to the Rio for a combined cost of approximately $26 million, which the Company financed through cash on hand, cash available through borrowings under the Rio Bank Loan and cash from operations. The adjacent property is currently being held for possible future development.

     The Company also owns a 64-acre parcel located southeast of Las Vegas (the "Old Vegas Site"). The net cost of the Old Vegas
Site  as  of  September 30, 1996 was approximately $5.9  million.
The Old Vegas Site is being held for sale.

     During the fourth quarter of 1994, the Board of Directors authorized the Company to make discretionary repurchases of up to 2 million shares of its common stock ("Common Stock") from time to time in the open market or otherwise. During the first nine months of 1996, the Company repurchased 75,000 shares of Common Stock at an average cost of $16.13 per share.

     In March 1997, the Company entered into a letter agreement to acquire 60% of a golf course to be located in Henderson, Nevada, at a purchase price of $9 million. The Company is currently reviewing various financing alternatives for this acquisition.

     As of October 1, 1996 the Company's capital commitments include $9.1 million under commitments for the balance of the purchase price and/or option price of certain of the land parcels adjacent to the Rio for which the entire purchase price has not been funded. As of December 31, 1996, the Company estimates that it will incur approximately $27.6 million to complete the Phase V Expansion. Based upon cash on hand, cash available through borrowings under the Rio Bank Loan and cash from operations, the Company believes that it has adequate cash available to fund the remaining cost of the Phase V Expansion and the real estate purchase commitments.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Net revenues for the Company increased to $163.1 million in the first nine months of 1996 from $141.9 million in the 1995 nine month period, an increase of approximately $21.2 million or 15%. Casino revenues increased $6.3 million, or 8%, to $83.1 million in the 1996 period from $76.8 million in the period ended September 30, 1995. Table game and slot machine revenues were the main contributors to this increase, with table game revenues increasing to $30.4 million and slot machine revenues to $48.3 million in the nine months ended September 30, 1996 from $25.8 million and $46.2 million in the same period in the prior year, respectively. Management believes that the increase in table game revenues was primarily the result of 13 more tables being available in the 1996 period and an increase in the number of available and occupied rooms. The increase in slot machine revenues occurred primarily in the first three months of 1996, with revenues remaining relatively flat in the second and third quarters when compared to the same periods in 1995. Management believes that this was primarily due to a 12% decrease in the number of slot machines available during a significant portion of the nine months ended September 30, 1996 from the number of machines available in the prior year period as a result of space limitations associated with the Phase V Expansion and casino remodeling projects.

     Room revenues increased by $5.1 million or 20% to $30.1 million in the nine months ended September 30, 1996 from $25.0 million in the prior year period. The increase in room revenue resulted primarily from the addition of 365 new hotel suites placed into service in February 1995, 184 new hotel suites being placed into service in March 1995 and an additional 141 new hotel suites being placed into service in December 1995. The hotel occupancy percentage increased to 95.8% in the 1996 period based on 424,686 available room nights from 95.2% in the 1995 period based on 360,258 room nights available.

     Food and beverage revenues increased to $53.0 million in the nine month period ended September 30, 1996 from $44.5 million in the same period in 1995, an increase of $8.5 million or 19%. An increase in the average food check and increased beverage sales contributed to the increase in food and beverage revenues.

     Other revenues increased by $2.3 million or 25.0% to $11.4 million in the 1996 period compared to $9.2 million in the nine month period in 1995. Increased telephone revenues from the additional hotel suites, as well as increased merchandise sales and admissions to entertainment activities were the primary reasons for the increase in other revenues.

     Operating profit as a percentage of net revenues was 19% and 20% for the nine month periods ended September 30, 1996 and 1995, respectively. Casino operating profit was 52% in the nine month period in 1996 compared to 56% in the same period in 1995. Management believes that the decline in the operating margin in the casino was due to (i) the change in the ratio between table game revenues, which traditionally have a lower operating margin, and slot machine revenues and (ii) the incurrence of pre-opening marketing and staff costs associated with the September 1996 opening of the new High Limit gaming area. Food and beverage operating profit was 23% in the nine month period ended September 30, 1996 compared to 19% during the first nine months of 1995. Management believes that this improvement is the result of effective cost controls and a higher average food check in the 1996 period. Hotel operating profit was 67% for the first nine months of 1996 compared to 69% in the prior year period.
Management believes that the decline in the hotel operating margin is the result of increases in normal operating expenses including salaries, wages, benefits and travel agent commissions. Other expenses were 51% of other revenues for the nine months ended September 30, 1996 compared to 54% in the first nine months of 1995. Management believes the improvement is due to the increase in other revenues, particularly telephone and entertainment admissions, which do not require significant incremental expense. Selling, general and administrative expenses were 14% and 15% of net revenues for the nine month periods ended September 30, 1996 and 1995, respectively.

     Promotional allowances, which represent the retail value of rooms, food, beverage and other services provided to customers without charge, were $14.5 million or 8% of gross revenues in the first nine months of 1996. The estimated cost of providing such promotional allowances was $8.2 million. This compares to promotional allowances in the same nine month period in 1995 of $13.7 million or 9% of gross revenues at an estimated cost of $8.0 million.

     Depreciation and amortization increased by $2.1 million or 21% to $12.5 million in the first nine months of 1996 compared to $10.4 million in the same period in the prior year. This increase is primarily attributable to the 365 new hotel suites which were placed into service in February 1995 and 184 new hotel suites in March 1995, as well as completion in December 1995 of the Phase IV Expansion project which included 141 new hotel suites, the addition of approximately 5,400 square feet of meeting room space, the expansion of Buzios seafood restaurant, the addition of a new health club and salon facility and a variety of back-of-the-house improvements. In addition, approximately $7.3 million in construction projects, including the new multi-level parking garage which is part of the Phase V Expansion project which will allow for direct access into the Masquerade Village, have been placed into service in 1996 and are being depreciated.

     Interest expense increased by $1.7 million or 31% to $7.1 million in the first nine months of 1996 from $5.4 million in the same period in 1995. Interest expense increased primarily as a result of the Company's July 1995 issuance of the 10 5/8% Notes, the proceeds from which were primarily utilized to repay the Rio Bank Loan, and to increased borrowings in connection with the Phase V Expansion project. Interest expense in the first nine months of 1996 was reduced by $4.0 million because of interest capitalized on amounts expended on the Phase V Expansion project, which centers around a 41-story curved tower containing over 1,000 new hotel suites. This project also includes approximately 120,000 square feet of public area which will provide additional casino space, restaurants, new retail and interactive entertainment space as well as an expanded pool and beach area and additional parking facilities. Interest expense in the first nine months of 1995 was reduced by $0.6 million because of interest capitalized on amounts expended on the Phase III and Phase IV Expansion projects.

     Net  income  for  the first nine months of  1996  was  $15.1
million   or   $0.70  per  share  (fully  diluted)  compared   to
$14.3 million or $0.66 per share (fully diluted) for the first nine months of 1995.

YEARS ENDED DECEMBER 31, 1995 AND 1994

     Net revenues for the Company increased to $193.0 million for 1995 from $146.4 for 1994, an increase of $46.6 million or 32%. Casino revenues increased to $105.5 million for 1995 from $87.2 million for 1994, an increase of $18.3 million or 21%. The increase in casino revenues was due primarily to an increase in slot machine revenues of $8.5 million or 16% to $63.0 million for 1995 from $54.5 million for 1994 and an increase in table games revenues of $10.3 million or 40% to $36.1 million for 1995 from $25.8 million for 1994, resulting from the additional slot machines and table games discussed above, as well as an increase in the per unit win of both slots and table games.

     Room revenues increased by $14.5 million or 76% to $33.8 million for 1995 from $19.3 million for 1994. The increase in room revenue resulted primarily from the addition of 365 new hotel suites placed into service in February 1995, 184 new hotel suites placed into service in March 1995, and 141 new hotel suites placed into service in December 1995. The additional 690 suites placed into service in 1995 increased the Rio's total to 1,551 suites compared to 861 suites for 1994. Demand for the Rio's suites remained high during 1995 with a 94% average daily occupancy compared to a 96% average daily occupancy during 1994. The average number of suites available during 1995 was 1,354 compared to 861 during 1994. The average daily room rate during 1995 was $72.18 compared to $63.80 during 1994. On December 31, 1996, the Company opened 447 of the 1,031 new suites being added in the Phase V Expansion. The average number of suites available during 1996 was 1,550 with a 94% average daily occupancy rate and an average daily room rate of $76.93.

     Food and beverage revenues increased to $60.0 million for 1995 from $47.6 million for 1994, an increase of $12.4 million or 26%. The successful opening in February 1994 of the Copacabana Showroom, a 430-seat video, entertainment and restaurant complex; the successful opening in April 1994 of Fiore, a 186-seat fine dining restaurant; the successful opening in June 1994 of Club Rio, a late-night dance club; the successful completion in November 1994 of a 50% expansion of the Carnival World Buffet to 980 seats; and increased beverage sales as a result of increased gaming customers all contributed to the increase in food and beverage revenues.

     Other revenues for 1995 were $12.4 million, which included entertainment admission revenues of $4.1 million, retail sales of $4.1 million, interest income of $0.4 million and miscellaneous other operating revenues, primarily telephone revenues, of $3.8 million. This represented an increase in other revenues of $5.2 million, or 71%, compared to the $7.2 million in other revenues generated during 1994. The increase in other revenues resulted primarily from increased entertainment admission revenues, retail sales and telephone revenues resulting from increased business levels.

     Operating profit for the Company increased to $37.6 million for 1995 from $25.9 million for 1994, an increase of $11.7 million or 45%. Management believes that the improvement in operating results was due to the additional 365 new hotel suites placed into service in February 1995, the additional 184 new hotel suites placed into service in March 1995, the additional 141 new hotel suites placed into service in December 1995, an average monthly increase from 1994 levels of approximately 174 slot machines and 19 table games, additional restaurant capacity and improved operating efficiencies in the hotel department.

     The Company's operating margins were relatively consistent during 1995 compared to 1994. Operating profit as a percentage of net revenues was 19% during 1995 compared to 18% during 1994. Casino operating profit was relatively constant at 55% during 1995 compared to 56% during 1994. Food and beverage operating profit remained relatively constant at 20% during 1995 compared to 19% during 1994. Hotel operating profit increased to 69% during 1995 compared to 66% during 1994 due to efficiencies resulting from increased customer volume, effective cost controls and a higher average room rate during 1995 compared to 1994. Selling, general and administrative expenses were 14% of net revenues in both 1995 and 1994.

     During 1995, promotional allowances were $18.8 million, or 9% of gross revenues, which represented the retail value of rooms, food, beverage and other services provided to customers without charge. The estimated cost of providing such promotional allowances was $11.1 million. This compares to 1994 when promotional allowances were $14.9 million, or 9% of gross revenues, and the estimated cost of providing such promotional allowances was $9.1 million.

     Depreciation and amortization increased by $3.3 million or 31% to $14.2 million for 1995 compared to $10.9 million for 1994. This increase is attributable to depreciation expense from various completed expansion projects such as the Company's Eastside Expansion and the Phase III Expansion.

     Other expenses of the Company increased primarily because of higher interest expense. Borrowing levels increased in 1995 compared to 1994 due to funding costs of the various expansion projects. Also, in July 1995 in anticipation of the funding requirements for the Phase V Expansion, the Company issued $100 million in 10 5/8% Notes. The fixed coupon rate of 10 5/8 % was higher than the floating rate that the Company was paying under the Rio Bank Loan. Consequently, the issuance of these notes resulted in an increase in interest expense. Interest expense for 1995 was reduced by $949,423 because of interest capitalized on amounts expended on the Phase III Expansion, the Phase IV Expansion and the Phase V Expansion. Interest expense for 1994 was reduced by $619,887 because of interest capitalized on amounts expended on the Eastside Expansion and the Phase III Expansion. Other income for 1994 was a one-time gain of $1.1 million related to the resale of two real estate parcels previously owned by the Company. A one-time gain of $966,510 related to the sale of real estate which was sold by the Company to a related party in December 1991. In April 1994, the real estate was resold to a non-related party. Pursuant to the terms of the sales agreement between the Company and the related party, the Company was entitled to a portion of the resale proceeds, which equaled $966,510, net of expenses. Another one-time gain of $173,500 related to the sale of a second piece of real property owned by the Company until May 1991, when it was sold to a non-related party. Pursuant to the terms of the sales agreement, the Company was entitled to a portion of the resale proceeds or refinancing amount, which equaled $173,500, net of expenses.

     Net income for 1995 increased 17% to $18.7 million or $0.87 per share (fully diluted) from $16.0 million or $0.74 per share
(fully diluted) for 1994 as a result of the factors discussed above.

YEARS ENDED DECEMBER 31, 1994 AND 1993

     Net revenues for the Company increased to $146.4 million for 1994 from $110.1 million for 1993, an increase of $36.3 million or 33%. Casino revenues increased to $87.2 million for 1994 from $71.3 million for 1993, an increase of $15.9 million or 22%. The increase in casino revenues was due primarily to an increase in slot machine revenues of $9.3 million or 20% to $54.5 million for 1994 from $45.2 million for 1993 and an increase in table games revenues of $6.0 million or 30% to $25.8 million for 1994 from $19.8 million for 1993, resulting from the additional slot machines and table games discussed above.

     Room revenues increased to $19.3 million for 1994 from $12.3 million for 1993, an increase of $6.9 million or 56%. The increase in room revenues resulted primarily from the addition of 437 suites during the fourth quarter of 1993 (375 new suites were placed in service in September 1993 and 62 suites were placed in service in October 1993), bringing the Company's total to 861 suites available during 1994. Demand for the Rio's suites remained high during 1994, at a 96% average daily occupancy compared to a 97% average daily occupancy during 1993. The average daily room rate during 1994 was $63.80 compared to $62.60 during 1993.

     Food and beverage revenues increased to $47.6 million for 1994 from $32.6 million for 1993, an increase of $15.1 million or 46%. The increase was principally due to the successful opening in February 1994 of a new 595-seat video, entertainment and restaurant complex, the successful opening in April 1994 of a new 186-seat fine dining restaurant, the successful completion in November 1994 of a 50% expansion of the Carnival World Buffet to 980 seats, an increase in the number of patrons served in other Rio restaurants and an increase in the average food check.

     Other revenues for the year ended December 31, 1994 were $7.2 million, which included entertainment admission revenues of $1.9 million, retail sales of $2.6 million and miscellaneous other operating revenues, primarily telephone revenues of $2.6 million. This represented an increase in other revenues of $3.0 million, or 71%, compared to the $4.2 million in other revenues generated during the twelve months ended December 31, 1993. The increase of $3.0 million was attributable to increases of approximately $0.9 million in each of admission revenues, retail sales, and miscellaneous other revenues.

     Operating profit for the Company increased to $25.9 million for 1994 from $20.3 million for 1993, an increase of $5.6 million or 27.6%. Management believes that the improvement in operating results was due to increased business levels in 1994 as a result of having an additional 437 hotel suites for nine months of the year, an addition of approximately 800 slot machines (approximately 500 slot machines were added in December 1993 and approximately 300 slot machines were added in November 1994), an addition of approximately 13 table games and additional restaurant capacity compared to 1993.

     The Company's operating margins were relatively consistent during 1994 compared to 1993. Operating profit as a percentage of net revenues was 18% in both 1994 and 1993. Casino operating profit was 56% in both 1994 and 1993. Food and beverage operating profit improved to 19% during 1994 compared to 15% during 1993 as a result of an increase in volume, price increases and effective cost control measures. Hotel operating profit improved to 66% during 1994 compared to 64% during 1993 as a result of a higher average room rate and effective cost control measures. Selling, general and administrative expenses were 14% of net revenues during 1994, of which $421,367 were expenses related to gaming development. This compares favorably to 1993 when selling, general and administrative expenses were 15% of net revenues, which did not include any material expenditures related to gaming development.

     During 1994, promotional allowances were $14.9 million, or 9% of gross revenues, which represented the retail value of rooms, food, beverage and other services provided to customers without charge. The estimated cost of providing such promotional allowances was $9.1 million. This compares to 1993 when promotional allowances were $10.4 million, or 9% of gross revenues, and the estimated cost of providing such promotional allowances was $6.9 million.

     Depreciation and amortization increased to $10.9 million for 1994 from $7.5 million for 1993, an increase of $3.3 million or 44%. This increase is attributable to a full year of depreciation on the Phase II Expansion which was completed in October 1993, depreciation on the Eastside Expansion which was completed in phases by April 1994 and depreciation on the Phase III Expansion projects completed during 1994.

     Other income for 1994 was a one-time gain of $1.1 million related to the resale of certain real estate previously owned by the Company. A one-time gain of $966,510 related to the sale of real estate which was sold by the Company to a related party in December 1991. In April 1994, the real estate was resold to a non-related party. Pursuant to the terms of the sales agreement between the Company and the related party, the Company was entitled to a portion of the resale proceeds, which equaled $966,510, net of expenses. A one-time gain of $173,500 related to the sale of real estate owned by the Company until May 1991, when it was sold to a non-related party. Pursuant to the terms of the sales agreement, the Company was entitled to a portion of the resale proceeds or refinancing amount, which equaled $173,500, net of expenses.

     Income before extraordinary items and cumulative effect of a change in accounting principle increased 37% to $16.0 million or $0.74 per share (fully diluted) for 1994 from $11.7 million or $0.60 per share (fully diluted) for 1993. The results for 1993 were impacted by the cumulative effect of a change in accounting principle resulting from the adoption of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"). Adoption of SFAS 109 resulted in a one-time, non-cash charge in the amount of $776,888 or ($0.04) per share (fully diluted). The results for 1993 were also adversely affected by the extraordinary loss on early extinguishment of debt, net of income tax benefit, of $253,711 or ($0.01) per share (fully diluted).

     Net income for 1994 increased 50% to $16.0 million or $0.74 per share (fully diluted) from $10.6 million or $0.55 per share
(fully diluted) for 1993 as a result of the factors discussed above.

IMPACT OF INFLATION

     Absent changes in competitive and economic conditions or in specific prices affecting the industry, the Company believes that the hotel-casino industry may be able to maintain its real operating profit margins in periods of general inflation by increasing minimum wagering limits for its games and increasing the prices of its hotel rooms, food and beverage and other items, and by taking action designed to increase the number of patrons. The industry may be able to maintain growth in gaming revenues by the tendency of customer gaming budgets to increase with inflation. Changes in specific prices (such as fuel and transportation prices) relative to the general rate of inflation may have a material effect on the hotel-casino industry.

                            BUSINESS

     The Company owns and operates an all-suite hotel-casino, the Rio Suite Hotel & Casino in Las Vegas, Nevada. Situated on an elevated site adjacent to the Flamingo Road exit from Interstate 15, the freeway linking Las Vegas with Southern California, the Rio is strategically positioned to attract travelers along Interstate 15, tourists visiting the Las Vegas Strip and local Las Vegas residents. The Company markets to both local residents and Las Vegas visitors. Management believes that the Rio's unique all-suite concept, diverse high quality dining, easy access and ample parking provide an attractive alternative to the Las Vegas Strip and a fun and comfortable environment in which to enjoy gaming, dining and entertainment.

     The  Rio  is decorated throughout in a fun-filled  Carnivale
theme.  As of March 1, 1997, the Rio featured  a 116,000   square
foot  casino;  three  21-story   hotel   towers  containing 1,551
suites (2,582 suites upon opening of the new 41-story tower); 14 restaurants and 14 bars (including a restaurant and bar in the new 41-story tower scheduled to open during the second quarter of
1997); a 595-seat entertainment complex; a 32,000 square foot retail area; meeting and banquet space; a 108,000 square foot outdoor entertainment area featuring a landscaped sand beach and three swimming pools, and parking for approximately 3,600 cars. The Rio's casino offers approximately 2,500 slot machines, 109 table games, a poker room, keno and a race and sports book.

     The Rio has substantially completed the $200 million Phase V Expansion, exclusive of construction period interest and pre-opening expenses, centered around the Masquerade Village. The Masquerade Village contains approximately 120,000 square feet of public space with a Carnivale and Mardi Gras themed casino expansion, featuring MASQUERADE SHOW IN THE SKY, an interactive $25 million indoor attraction, a variety of new restaurants and fine specialty retail shops. The Phase V Expansion adds a curved 41-story hotel tower containing 1,031 suites, 447 of which were open at March 1, 1997. The balance of the suites and a new restaurant on the top two floors overlooking the Las Vegas Strip are scheduled to be open by the end of the second quarter of 1997.

     In  addition  to  the  Phase V Expansion,  the  Company  has assembled 38 acres immediately adjacent to the Rio.  This  brings
the  total  acreage  at  the Rio to 83 acres.   The  Company  may
develop the additional acreage at some time in the future.

     On March 4, 1997, the Company entered into a letter agreement to acquire a 60% interest in the Seven Hills Golf Course in Henderson, Nevada, a suburb of Las Vegas. The Company is scheduled to close the acquisition, subject to certain contingencies, in April 1997. The course, located in the master-planned community of Seven Hills, is in the final stages of completion and is expected to open during the late Summer of 1997 followed by the opening of a clubhouse in Fall 1997. The Company intends to use the course to provide a golf school and golf vacation packages to its guests, in addition to providing play on the course to both its local and tourist customers.

     The Company was incorporated in California in 1981 and reincorporated in Nevada in 1988. The Company changed its name from MarCor Resorts, Inc. to Rio Hotel & Casino, Inc. in February 1992. Its executive offices are located at 3700 West Flamingo Road, Las Vegas, Nevada 89103, and its telephone number is
(702) 252-7733.

MASQUERADE VILLAGE

     On  February  7,  1997,  the Company opened  its  Masquerade
Village, consisting of five new restaurants and additional retail, gaming and entertainment space. A sixth restaurant, the Voodoo Cafe to be located at the top of the new 41-story tower overlooking the Las Vegas Strip, is scheduled to open during the second quarter of 1997. Inspired by European architecture, Masquerade Village blends celebrations of Carnivale in Rio de Janeiro and Venice, and Mardi Gras in New Orleans, into a unique entertainment experience.

     The Masquerade Village includes fine specialty retail shops and restaurants, and a wine cellar and tasting room. Retail stores include a NICOLE MILLER boutique, GUESS? FOOTWEAR, SPEEDO AUTHENTIC FITNESS, WATCH ZONE by Sunshade Optique, ALEGRE, and REEL OUTFITTERS. New restaurants include Mama Marie's Cucina, Mask, Napa Restaurant and The Wine Cellar Tasting Room, Bamboleo, Village Seafood Buffet and Voodoo Cafe. The Masquerade Village features a fully interactive $25 million indoor attraction, MASQUERADE SHOW IN THE SKY. The MASQUERADE SHOW IN THE SKY consists of three complete parades, each with its own themed music, costumes and live performers. The show features five floats in each of the three parades, suspended on a 950-foot track located over the casino floor. A cast of 36 specialty dancers, musicians,
aerialists  and  costume  stilt  walkers  will  perform   in   17
performing areas.

BUSINESS STRATEGY

     The Company's business strategy focuses on attracting and fostering repeat business from customers in the local resident and tourist markets. To implement its business strategy, the Company capitalizes on its unique all-suite concept, strategic location and Carnivale theme. The Company strives to provide a quality, affordable gaming and entertainment experience in order to generate high customer satisfaction and loyalty. The Rio's value-priced suites and restaurants provide an attractive alternative to conventional Las Vegas properties for visitors who desire to avoid the crowds and congestion of the Las Vegas Strip. The Interstate 15 and Flamingo Road location is also ideal for attracting local residents.

     To encourage repeat visits, the Company attempts to ensure that each customer has an enjoyable, high quality and high value experience. Management believes that it must offer consistent quality, a comfortable and fun atmosphere and, most importantly, friendly service at affordable prices to provide a high value experience to its customers. Accordingly, the Rio's suites offer guests approximately 50% more space than comparably priced Las Vegas hotel rooms. Similarly, the Company's restaurants have won awards year after year for their quality dining. All of the Rio's restaurants offer generous portions of high quality food at reasonable prices which management believes is a major factor in attracting the value-conscious local customer.

     Management believes that friendly service combined with a quality facility are integral to generating repeat business from locals as well as tourists. As a result, management continually seeks to instill in each employee a sense of service excellence designed to exceed guest expectations. To motivate its employees, management also strives to instill a sense of "Team Rio" in all of the Company's employees by making the Rio a fun place to work. Management strongly believes that its employees are one of the Company's biggest assets.

     The Company has created an identifiable and innovative marketing presence and continues to build on its "signature" Rio theme. The Rio's Carnivale theme incorporates bright colors, creative interior designs, festive employee costumes and other exotic touches to contribute to its tropical ambiance. The Masquerade Village expands on the Carnivale theme to blend Carnivale and Mardi Gras entertainment experiences through architecture, retail and restaurant areas, and the MASQUERADE SHOW IN THE SKY. The Rio's message of a fun-filled, colorful atmosphere is constantly emphasized. The Rio has developed the Rio Rita(TM) character as a promotional ambassador to the Rio's hotel-casino guests and as a focal point upon which many promotional activities have been built, such as Carnival Dice(TM), Rio Rita's(TM) Lotto Bucks, Carnival Days(TM), Conga Mania(TM) and Brazilia Days(TM). The Company advertises extensively in the Las Vegas area print, television and radio media, and periodically in Southern California, Phoenix and other regional markets. In anticipation of the opening of the Phase V Expansion, the Company established a national advertising program to increase its visitor volume.

     The success of the Company's business strategy is evidenced by the large number of awards the Rio has received. In March 1996, the Rio won recognition through 11 "Best of Las Vegas" awards in an annual readers' survey published by Nevada's largest daily newspaper. These distinctions included: "Best Buffet," "Best Seafood Restaurant," "Best Coffee Shop," "Best Breakfast Special," "Best Place to Dance (Club Rio)," "Best Locals Hotel," "Most Efficient Service," "Best Bartenders," "Best Cocktail Waitresses," "Best Employee Uniforms" and "Best Outdoor Sign." In addition, the Rio received recognition in the 1995-1996 ZAGAT U.S. HOTELS, RESORTS & SPAS SURVEY for "Best Overall," "Best Rooms," "Best Dining" and "Best Service" in Las Vegas. In
addition, the Rio was selected by the American Academy of Hospitality Sciences to be the first and only recipient of the Five Star Diamond Award for 1997 in Las Vegas. The Academy has bestowed fewer than 100 hotels and resorts internationally with this award. Since these awards, however, are based upon subjective criteria, prospective holders of the New Notes should not attribute undue significance to these awards. Management believes that these awards exemplify the Company's reputation for quality and value.

MARKETING STRATEGY

     The Company's marketing efforts are targeted at both the local patron and the tourist market. To market to local patrons, the Rio relies on its convenient location, its ample parking, its value-priced food and its slot machine variety. Management believes that its restaurants, in particular the Carnival World Buffet, are among the Rio's greatest attractions for local patrons. The Carnival World Buffet is one of the most popular buffets in Las Vegas due to its extensive selections, its high quality food and the entertainment provided by the live-action cooking stations. During 1996, the Carnival World Buffet served an average of approximately 6,600 people per day. In addition to its emphasis on food and beverage, the Rio also has an aggressive marketing program which encompasses frequent radio, television and newspaper advertising, a variety of promotions directed at the local customer and other programs such as check cashing promotions.

     To  attract  visitors and fill the Rio's  hotel  rooms,  the
Company markets primarily to three segments of the tourist market: independent travel, wholesale and special casino customers. The independent travel segment consists of those travelers not affiliated with groups who make their reservations directly with the Rio or through independent travel agents. To attract the independent traveler, the Rio periodically utilizes print media, radio and direct mail to advertise in Southern California, Phoenix and other travel markets. In addition, the Company's sales force frequently attends trade shows in order to establish relationships with and promote the Rio to travel agents nationwide. The wholesale segment comprises those patrons participating in travel packages offered by air tour operators. To capture this segment of the market, the Rio has developed specialized marketing programs for, and cultivated relationships with, these operators. Finally, special casino customers are those frequent gaming customers who are in regular communication with Rio casino marketing personnel. The Company offers VIP services, casino hosts and a segmented gaming area to certain special casino customers. The Rio utilizes a variety of promotions and special events and other amenities in marketing to this segment.

RIO LOCATION

     The Rio is strategically located to take advantage of the dynamic residential and commercial growth of the western portion of metropolitan Las Vegas, while offering proximity and easy access to the "Old Four Corners" (Flamingo Road and the Las Vegas Strip) and the "New Four Corners" (Tropicana Avenue and the Las Vegas Strip) areas of the Las Vegas Strip.

THE RIO

     Since 1992, the Company has consistently expanded the Rio under its master plan. Upon completion of the Phase V Expansion, the Rio will have 2,582 suites, approximately 2,500 slot machines and 109 table games.


                                    Totals After
                                     Completion
                                     of Phase V         As of and for the Year Ended December 31,
                                    Expansion<F1>     1996      1995      1994      1993      1992
Average daily suite rate...........         -         $76.93    $72.18    $63.80    $62.60    $64.09
Average daily hotel occupancy......         -           94.5%     94.5%     95.9%     96.8%     96.5%
Hotel suites<F2>...................     2,582          1,998     1,551       861       861       424
Casino square footage..............   116,000         89,000    89,000    89,000    79,000    54,000
Slot machines<F3>..................     2,500          1,884     2,098     2,200     1,950     1,450
Table games<F3>....................       109             79        73        53        44        31
Restaurant seats...................     4,152          2,540     2,540     2,440     1,843     1,209

<F1> The  Phase  V  Expansion  will  be completed in  the  second quarter of 1997. Due to the lack of a sufficient historical period for measurement purposes, meaningful figures cannot be provided concerning average daily hotel occupancy and average daily suite rate.
<F2> 447  suites in the new 41-story tower opened on December 31,
     1996.
<F3> Average number available during the period.

     GAMING. Upon completion of the Masquerade Village on February 7, 1997, the Rio offered 116,000 square feet of casino space containing approximately 2,500 slot machines; 109 table games, including "21," craps, roulette, pai gow poker, Caribbean stud poker, baccarat and mini-baccarat; other casino games such as keno and poker; and a race and sports book which is presently being upgraded.

     Gaming operations at the Rio are continually being monitored and modified to respond to both changing market conditions and customer demand in an effort to attract new customers while retaining its existing customer base. New and innovative slot and table games have been introduced based on customer feedback and
demand   from  both  local  customers  and  Las  Vegas  visitors.
Management has introduced such games as Rio Rita's(TM) Royals, Rio Rita's(TM) Bonus Poker, Sneaky Queens(TM) and Mambo Bucks.(TM) Management devotes substantial time and attention to the type, location and player activity of all gaming devices. The Company believes that to continue to attract and retain slot customers, it must expand the number and variety of slot machines on its casino floor, particularly its higher denomination slot machines.

     HOTEL. The Rio's three 21-story hotel towers contain a total of 1,551 suites, comprised of 1,504 standard Rio suites, 16 "super" suites, 18 "cariocas" suites, six two-story penthouse suites, and seven executive suites that combine a conference room and an adjoining suite. The 41-story hotel tower, when completed during the second quarter of 1997, will contain a total of 1,031 suites, comprised of 949 standard suites, 78 executive suites, three "hospitality" suites ranging in size from 1,612 to 2,418 square feet, and one "Presidential" suite consisting of 2,989 square feet. On March 1, 1997, 447 of the 1,031 suites were open and the balance will be opened through the end of the second quarter of 1997. The Company has progressively added new hotel suites since 1993 to meet its consistently strong demand. Despite such expansion, the Rio has maintained average occupancy rates of 94.5% for both 1995 and 1996.

     The standard Rio suite measures approximately 600 square feet, compared to approximately 400 square feet for the typical Las Vegas hotel room. The Carnivale theme is carried throughout the guest suites in wall coverings, art work and other designer accents. Suite amenities include carved wood finishes, cut glass, polished granite surfaces, marble tile in the bath areas, room safes and refrigerators.

     RESTAURANTS. While important to attracting Las Vegas visitor gaming customers, the high quality, value and variety of food services are critical to consistently attracting the local resident gaming customer to the Rio. To provide such variety, with the opening of five new restaurants and bars on February 7, 1997, the Rio now offers 13 bars and 13 restaurants located in the Rio's main floor area, and a bar and restaurant to be located at the top of the new 41-story tower overlooking the Las Vegas Strip are expected to open during the second quarter of 1997. During 1996, before the addition of the five restaurants contained in the Phase V Expansion, the Rio served an average of approximately 12,000 meals per day, including banquets and room service. The following table sets forth, for each restaurant, the type of service provided and the current seating capacity:

                                                                                                         NUMBER OF
                                                   TYPE                        ENTREE PRICE RANGE ($)      SEATS
All American Bar & Grille    Steaks, ribs, chicken and seafood                        12-24                 202

Antonio's                    Italian fine-dining                                      16-40                 100

Beach Cafe                   24-hour full menu coffee shop featuring                   6-12                 318
                             American and Chinese cuisine

Buzios                       Seafood and oyster bar                                   13-30                 160

Carnival World Buffet        Buffet with live action cooking featuring                    9               1,040
                             Brazilian, Chinese, Italian, Mexican, Japanese,
                             Western BBQ and traditional buffet

Toscano's Deli & Market      Deli items, pizza and pasta, ice cream and                2-12                 104
                             gelato, and a large selection of bakery products

Copacabana Showroom          Entertainment showroom and Club Rio nightclub              N/A                 595

Fiore Rotisserie & Grille    Fine-dining featuring rotisserie-grilled seafood,        21-43                 186
                             beef and poultry

Mama Marie's Cucina          Family style casual Italian dining                        8-14                 150

Mask                         Far Eastern restaurant                                   11-65                 175

Napa Restaurant and The      Fine-dining featuring French country cuisine and         24-37                 174
Wine Cellar Tasting Room     daily wine tastings

Bamboleo                     Latin restaurant featuring foods from south of            6-20                 250
                             the border

Village Seafood Buffet       Fresh seafood buffet                                        17                 332

Voodoo Cafe<F1>              New Orleans flavored restaurant featuring                  N/A                 366<F2>
                             Creole and Cajun cuisine

                                                                         Total                            4,152

<F1>  Scheduled to open during the second quarter of 1997.
<F2>  Includes the Voodoo Cafe Patio featuring outdoor seating for 48.

     ENTERTAINMENT AND OTHER ATTRACTIONS. The Masquerade Village, which opened on February 7, 1997, features MASQUERADE
SHOW IN THE SKY, an interactive entertainment experience consisting of three complete parades, each with its own themed music, costumes and live performances. The show, designed to emulate celebrations of Carnivale in Rio de Janeiro and Venice, and Mardi Gras in New Orleans, consists of five floats in each of the three parades and a cast of 36 specialty dancers, musicians, aerialists and costumed stilt-walkers. The floats are suspended along a 950-foot track 13 feet over the casino floor.

     The Rio's Copacabana Showroom is a unique, circular 595-seat video, entertainment and restaurant complex which features two 12-foot by 90-foot video screens, an exhibition cooking area, multiple tiers of dining room seating and a stage. The Copacabana Showroom is utilized as an entertainment showroom and a late-night dance club, Club Rio. The showroom is also used for casino-hosted events, concerts, viewing of sporting events on the large video screens, and corporate meetings that capitalize on the unique audio visual qualities of the room.

     The Ipanema Lounge and Mambo's Lounge each offer live entertainment in separate casino cocktail settings. The Rio also houses a spa, a hair and beauty salon, and an exercise room, as well as approximately 13,250 square feet of public meeting and banquet room facilities.

     The Rio's pool/outdoor entertainment area is approximately 108,000 square feet and includes a landscaped sand beach, an 11-foot waterfall, three swimming pools, a multi-level spa, and two terrace bars and food service facility. The Company hosts beach parties, volleyball games, outdoor concerts with name performers and other special events, including professional sporting events.

EXPANSION STRATEGY

     RIO MASTER PLAN. The Rio's conceptual master plan was originally designed to accommodate multiple expansions without significantly interrupting normal business operations. This design included construction of a reinforced foundation for the hotel tower and an elevator core to support and facilitate additional room construction. The Company has also assembled ample acreage to allow future expansions. Starting from its original 30 acres, the Company acquired 15 additional acres in 1989 and 1991 and has purchased or has acquired an option to purchase an additional 38 acres as of December 31, 1996.

     Management believes that a high quality, well-maintained property offering innovative entertainment is integral to success in the highly competitive Las Vegas gaming market. This belief has driven the Company's master plan development strategy. The Company has added substantial new facilities at the Rio every year since 1992.


                                                         START
                                                          DATE       OPENING
     Initial Construction..............................  12/88        1/90

     Casino (10,000 sq. ft.)/Buffet Expansion..........   7/92       12/92

     Phase II Expansion
        Buzios Restaurant..............................   1/93        5/93
        Meeting Rooms..................................   1/93        8/93
        437-Suite Tower................................   1/93        9/93

     Eastside Expansion
        Two-Story Parking Garage.......................   7/93       10/93
        Casino Space (25,000 sq. ft.)..................   7/93       12/93
        Copacabana Showroom............................   7/93        2/94
        Fiore Restaurant...............................   7/93        4/94
        Expanded Pool Area.............................   7/93        4/94

     Phase III Expansion
        Three-Story Parking Garage.....................   5/94        8/94
        Casino Space (10,000 sq. ft.)..................   5/94       11/94
        Buffet Expansion...............................   5/94       11/94
        549-Suite Tower................................   5/94        2/95

     Phase IV Expansion
        141-Suite Addition.............................   4/95       12/95
        Buzios Expansion...............................   4/95       12/95
        Meeting Rooms Expansion........................   4/95       11/95
        Health Club and Salon..........................   4/95       12/95

                               41



                                                         START
                                                          DATE       OPENING
     Phase V Expansion
        1,031-Suite Tower..............................   9/95        6/97<F1>
        Casino Space (27,000 sq. ft.)..................   9/95        2/97
        Masquerade Village.............................   9/95        2/97
        Spa and Salon Expansion........................   9/95        2/97
        Four-Story Parking Garage......................   9/95        7/96
        Expanded Pool Area.............................   9/95        2/97

<F1>  Approximately 447 of the 1,031 new suites were opened as of
      March 1, 1997 with the balance to open through the second quarter of 1997.

     As of September 30, 1996, the Company has invested in excess of $453.3 million in the development, expansion and renovation of the Rio. Moreover, as of December 31, 1996, the Company expects it will incur expenses of approximately $27.6 million to complete the Phase V Expansion.

     ADDITIONAL GAMING OPPORTUNITIES. The Company has acquired approximately 31 acres of land adjacent to the Rio site and placed another seven acres under purchase option. This additional acreage brings the total Rio site to approximately 83 acres. The additional acreage is being held for future development. The Company may pursue additional opportunities that management believes to be in the best interests of the Company.

COMPETITION

     The gaming industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Native American land and other forms of legalized gaming. There is intense competition among companies in the gaming industry, some of which have significantly greater resources than the Company.

     The Rio faces competition from all other casinos and hotels in the Las Vegas area, including competitors located on the Las Vegas Strip, on the Boulder Strip and in downtown Las Vegas. Such competition includes a number of hotel-casinos targeted primarily toward local residents, as well as numerous non-hotel gaming facilities targeted toward local residents. In recent months, several of the Company's direct competitors have opened new hotel-casinos or have commenced or completed major expansion projects, and other expansions are in progress or are planned. As of December 31, 1996, there were approximately 40 major gaming properties located on or near the Las Vegas Strip, 14 located in the downtown area, 4 located on the Boulder Strip and 11 located in other areas in or near Las Vegas. According to the Las Vegas Convention and Visitors Authority, the Las Vegas hotel-motel room inventory was 101,106 as of January 3, 1997 and both construction of new properties and expansion of existing hotel-casinos is expected to increase inventory to approximately 122,000 rooms by 1998. In the past year three new large-scale hotel-casinos have opened on or near the Las Vegas Strip. Eight new hotel-casinos and two hotel-casino expansions are under construction or have been announced, which will add approximately 19,000 rooms to the Las Vegas area over approximately the next two years. Five of the new hotel-casinos are major resorts with a theme and an attraction which are expected to draw significant numbers of visitors. Major expansions or enhancements of existing properties or the construction of new properties by competitors, could have a material adverse effect on the Company's business.

     To a lesser extent, the Rio competes with hotel-casinos located in the Mesquite, Laughlin and Reno-Lake Tahoe areas of Nevada and in Atlantic City, New Jersey. The Company also competes with state-sponsored lotteries, on- and off-track wagering, card parlors, riverboat and Native American gaming ventures and other forms of legalized gaming in the United States, as well as with gaming on cruise ships and international gaming operations. In addition, many states have recently legalized, and additional other states are currently considering legalizing, casino gaming in specific geographic areas within those states. The Company believes that the growth in the legalization of gaming is fueled by a combination of increasing popularity and acceptability of gaming activities and the desire and need for states and local communities to generate revenues without increasing general taxation. The Company believes that the legalization of unlimited land-based casino gaming in or near any major metropolitan area, such as Chicago or Los Angeles, could have a material adverse effect on its current hotel-casino business. The development of casinos, lotteries and other forms of gaming in other states, particularly in areas close to Nevada, such as California, could adversely affect the Company's operations.

     As   its  principal  methods  of  competition,  the  Company
utilizes what management believes to be its unique all-suite concept based upon a Carnivale theme, diverse high quality dining and ample parking, which management believes provide an attractive alternative to the closest source of the Company's competition, the Las Vegas Strip, and a fun and comfortable environment in which to enjoy gaming, dining and entertainment.

REGULATION AND LICENSING

     The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act"); and (ii) various local regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada State Gaming Control Board (the "Nevada Board"), and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"). The Nevada Commission, the Nevada Board, and the Clark County Board are collectively referred to as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and
(v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

     The Company, which operates the casino, is required to be licensed by the Nevada Gaming Authorities. The gaming license requires the periodic payment of fees and taxes and is not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and as such, it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. The Company has obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Company must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in gaming activities of the Company may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, the Company would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     The Company is required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Company must be reported to, or approved by, the Nevada Commission.

     If it were determined that the Nevada Act was violated by the Company, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Company's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the Company's gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

     Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have such holder's suitability as a beneficial holder of the Company's voting securities determined, if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires more than 5% of the Company's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of the Company's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Company's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Company, any change in the Company's corporate charter, bylaws, management, policies or operations of the Company, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation.

If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

     The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

     The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On July 25, 1996, the Nevada Commission granted the Company prior approval to make public offerings for a period of one year, subject to certain conditions ("Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. Such approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

     Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Company can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Company's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     Licensee fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either (i) a percentage of the gross revenues received, (ii) the number of gaming devices operated or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the State of Nevada.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

EMPLOYEES

     As of  December 31, 1996, the Company employed approximately
3,400 employees. None of the Company's employees is covered by collective bargaining agreements. The Company believes that its relationship with its employees is good.

PROPERTIES

     The Company owns approximately 76 acres, consisting of the 45-acre site in Las Vegas on which the Rio is located and 31 acres of land adjacent to the current Rio site. The Company has purchase options on an additional seven acres adjacent to the Rio site. The entire Rio site is subject to a deed of trust securing the Rio Bank Loan, of which $10 million and $96 million were outstanding at December 31, 1995 and September 30, 1996, respectively. The Company also owns the 64-acre Old Vegas Site on Boulder Highway southeast of Las Vegas. The Old Vegas Site is being held for sale.

LEGAL PROCEEDINGS

     On April 26, 1994 and May 10, 1994, complaints ("Complaints") in purported class action lawsuits were filed in the United States District Court, Middle District of Florida, against 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company. The Complaints allege that the defendants have engaged in a course of conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win on a given play. The Complaints allege violations of the Racketeer Influenced and Corrupt Organizations Act (the "RICO Act"), as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seek damages in excess of $1 billion without any substantiation of that amount. The Company filed motions to dismiss the Complaints. The Nevada District Court dismissed the Complaints, granting leave to plaintiffs to refile, and denying as moot all other pending motions, including those of the Company. The plaintiffs filed an amended complaint on or about May 31, 1996. The Company renewed its motions to dismiss based on abstraction and related doctrines, and joined in the motions to dismiss filed by other defendants, which were based on defects in the pleadings. The Nevada District Court consolidated the actions (and one other in which the Company is not a named defendant), ordered plaintiffs to file a consolidated amended complaint on or before February 14, 1997, and ordered all defense motions, including those of the Company, withdrawn without prejudice. The parties have established a steering committee to address motion practice, scheduling and discovery matters. Management believes that the substantive allegations in the Complaint are without merit and that the consolidated amended complaint will be subject to the same defects addressed in earlier motions, and intends vigorously to defend the allegations. The Complaints were consolidated and transferred to the United States District Court for the District of Nevada. Management believes that the Complaints are without merit and intends vigorously to defend the allegations.

     On September 26, 1995, a complaint in a purported class action lawsuit was filed in the United States District Court for the District of Nevada, Southern District against four manufacturers, three distributors and 38 casino operators, including the Company, that manufacture, distribute or offer for play video poker and electronic slot machines. The plaintiff allegedly intends to seek class certification of the interests he claims to represent. The complaint alleges that the defendants have engaged in a course of conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win on a given play. The complaint alleges violations of the RICO Act, as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seeks damages in excess of $1 billion without any substantiation of that amount. The complaint is similar to the Complaints. The Company filed a motion to dismiss the complaint. The plaintiff's attempts to consolidate this action with the Complaints were not successful. The court entered an order granting the motions to dismiss based upon defects in the pleadings, and denying as moot all other pending motions, including those of the Company. The court granted the plaintiff until September 30, 1996 within which to file an amended complaint that complies with the applicable pleading requirements. The plaintiff filed an amended complaint on or about September 30, 1996. The Company renewed its motion to dismiss based upon abstention and related doctrines, and based upon defects in the pleadings. Management believes that the complaint is without merit and intends vigorously to defend the allegations.

     On May 5, 1995, a purported class action lawsuit was filed in the United States District Court for the District of New Jersey (Camden Division). The Company, together with 76 other casino operators and others, is named as a defendant in the action. The action, purportedly brought on behalf of "card counters," alleges that the casino operators exclude "card counters" from play and share information about "card counters." The action is based on alleged violations of federal antitrust law, the Fair Credit Reporting Act, and various state consumer protection laws. The amount of damages sought by the plaintiffs in the action is unspecified. The Company has made a motion to dismiss the complaint. The court has not yet ruled on the motion. Management believes that the complaint is without merit and the Company intends vigorously to defend the allegations.

     On March 27, 1996, a complaint in a purported class action lawsuit was filed in the Superior Court of California, County of San Diego, against numerous gaming entities, including the Company. The complaint, almost identical in nature to the other class action suits filed against the gaming industry, alleges that the defendants have engaged in a course of conduct intended to induce persons to play gaming devices based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win on a given play. The Company joined in an attempt to remove the case to federal court which was not successful. The Company filed a motion to dismiss the complaint for lack of personal jurisdiction. The motion is pending. As with the other class action lawsuits, Management believes that the complaint is without merit and the Company intends vigorously to defend the allegations.

     On December 27, 1996, a purported stockholder derivative action was filed in the United States District Court for the District of Nevada, against the Company as a nominal defendant, five of the Company's directors, Marnell Corrao and Marnell Chartered. The complaint alleges that pursuant to construction contracts and architectural contracts with Marnell Corrao and Marnell Chartered, respectively, the Company paid unfair amounts in exchange for the services provided. The complaint alleges breach of fiduciary duty by each of the director defendants and seeks rescission of the contracts, damages to compensate the Company to the extent that contract amounts are unfair to the Company, and injunctive relief prohibiting the Company from entering into similar contracts with Mr. Marnell or entities which he controls. A motion to dismiss the complaint was filed on January 27, 1997. The court has not yet ruled on this motion.

                           MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors, executive officers and certain key management personnel of the Company and Rio Properties and their ages as of March 1, 1997 are as follows:


NAME                          AGE     POSITION
Anthony A. Marnell II <F1>     47     Chairman of the Board and Chief Executive
                                      Officer of the Company and Rio Properties

James A. Barrett, Jr. <F1>     45     President and Director of the Company
                                        and Director of Rio Properties

John A. Stuart                 46     Director of the Company and Rio Properties

Thomas Y. Hartley <F2><F3><F4> 63     Director of the Company and Rio Properties

Peter M. Thomas <F2><F3><F4>   47     Director of the Company and Rio Properties

David P. Hanlon                52     Executive Vice President, Chief Operating
                                        Officer and Director of the Company, and
                                        President, Chief Operating Officer and
                                        Director of Rio Properties

Ronald J. Radcliffe            53     Vice President, Treasurer and Chief Financial
                                        Officer of the Company and Rio Properties

I. Scott Bogatz                33     Vice President, Secretary and General Counsel of
                                       the Company and Rio Properties

John M. Lipkowitz              36     Senior Vice President and General Manager of
                                        Rio Properties

Cary A. Rehm                   44     Vice President of Development of Rio Properties

Thomas A. Roberts              35     Vice President of Retail of Rio Properties

<F1>  Member of the Directors' Plan Committee of the Board of Directors.
<F2>  Member of the Audit Committee of the Board of Directors.
<F3>  Member of the Compensation Committee of the Board of Directors.
<F4>  Member of the Incentive Plan Committee of the Board of Directors.

     ANTHONY A. MARNELL II has been Chairman of the Board of the Company and its subsidiaries since 1986, and Chief Executive Officer since 1990. Since 1982, he has been controlling stockholder of Austi International, Inc. ("Austi") and of Austi's wholly owned subsidiary, Marnell Corrao Associates, a leading hotel-casino general contractor, and President and controlling stockholder of Marnell Chartered, an architectural firm, each of which is based in Las Vegas, Nevada. Mr. Marnell is a licensed architect.

     JAMES  A.  BARRETT, JR. is President of the  Company  and  a
director   of   the   Company  and  each  of  its   subsidiaries.
Mr.  Barrett has been President of the Company since  July  1986.
From October 1990 to October 1996, Mr. Barrett was

Chief  Operating  Officer  of the Company.   Since  August  1989,
Mr.  Barrett  has  been a director of Austi and  Marnell  Corrao.
Mr. Barrett has been a certified public accountant since 1975.

     JOHN A. STUART has been a member of the Board of Directors of the Company since 1989. Since February 1991, he has been President of John Stuart & Company, Inc., a firm specializing in employee benefits, consulting and insurance brokerage. Prior thereto, he was the President of Insurance Services Corporation of Nevada, Inc., a full service insurance brokerage firm also located in Las Vegas.

     THOMAS Y. HARTLEY has been a member of the Board of Directors since 1990. Since April 1991, Mr. Hartley has served as President and Chief Operating Officer of Colbert Golf Design and Development, a Las Vegas-based golf course design and development company. From September 1988 to April 1991, Mr. Hartley served as President and Chief Operating Officer of Jim Colbert Golf, Inc., a Las Vegas-based golf course development and management company. Prior to 1988, Mr. Hartley was area managing partner for the Las Vegas, Phoenix, Tucson, and Reno offices of Deloitte, Haskins & Sells, now known as Deloitte &
Touche, an international certified public accounting firm. Mr. Hartley has been a member of the Boards of Directors of Southwest Gas Corporation, Las Vegas, Nevada, since March 1991; Sierra Health Services, Inc., Las Vegas, Nevada, since June 1992; and of AmeriTrade Holding Corporation, Omaha, Nebraska, since November 1996.

     PETER M. THOMAS has been a member of the Board of Directors of the Company since 1995. Mr. Thomas served as President and Chief Operating Officer of Bank of America, Nevada from March 1992 until May 1995. Since May 1995, Mr. Thomas has been Managing Director of the Thomas and Mack Company, a family owned commercial real estate management and development company. From 1982 to 1992, Mr. Thomas was President, Chief Operating Officer and a Director of Valley Bank of Nevada, prior to its acquisition by BankAmerica Corporation in 1992. Mr. Thomas has been a director of Vegan Development Corporation, a subsidiary of Loews Corporation, since September 1995. Mr. Thomas received his law degree in 1975 and is currently a member of the Nevada, Utah and District of Columbia Bar Associations.

     DAVID P. HANLON has been Executive Vice President, Chief Operating Officer and a director of the Company, and President, Chief Operating Officer and a director of Rio Properties, since October 1996. From December 1994 until February 1996, Mr. Hanlon was President, Chief Executive Officer and a director of International Game Technology, Reno, Nevada. From October 1993 until December 1994, Mr. Hanlon was a consultant to Hospitality Franchise Systems, Inc., Parsipany, New Jersey. From November 1988 until October 1993, Mr. Hanlon was President and Chief Executive Officer of Resorts International, Inc., Atlantic City, New Jersey.

     RONALD J. RADCLIFFE has been Vice President, Treasurer and Chief Financial Officer of the Company and Rio Properties since May 1996. From August 1995 to May 1996, Mr. Radcliffe was self employed as an independent accounting consultant. Mr. Radcliffe served as Vice President, Treasurer and Chief Financial Officer of Mikohn Gaming Corporation from October 1993 to August 1995. Mr. Radcliffe served as Executive Vice President, Chief Financial Officer, Secretary/Treasurer and member of the Board of Directors of several predecessor companies to Sahara Gaming Corporation from 1977 to September 1993. He is a certified public accountant licensed in Nevada and California.

     I. SCOTT BOGATZ has been Vice President, Secretary and General Counsel of the Company since August 1996. From August 1990 until August 1996, Mr. Bogatz was initially an associate attorney and later a shareholder with the law firm of Hale, Lane, Peek, Dennison, Howard, Anderson & Pearl, Las Vegas, Nevada. Mr. Bogatz has been licensed as an attorney by the Nevada State Bar since September 1988.

     JOHN M. LIPKOWITZ has been Senior Vice President and General Manager of Rio Properties since August 1995. Mr. Lipkowitz was Vice President of Strategic Marketing of Rio Properties from December 1994 until August 1995. Mr. Lipkowitz joined Rio Properties in 1990 and has served in a variety of other positions including Vice President of Food and Beverage, Director of Food and Beverage, and Executive Chef. Mr. Lipkowitz held food management positions at Harrah's and John Ascuaga's Nugget in Reno from 1983-1990.

     CARY A. REHM has been Vice President of Development of Rio Properties since October 1993. Prior to that, Mr. Rehm held the position of Vice President of Slot Development, Director of Slot Operations, Slot Manager and Assistant Slot Manager from 1989 to 1993. Prior to joining Rio Properties, Mr. Rehm held positions of progressively greater responsibility in slot management at the Castaways and Silver Slipper Casinos, including Assistant Slot Manager and Assistant Lead Slot Technician.

     THOMAS A. ROBERTS has been Vice President of Retail of Rio Properties since January 1996. From July 1987 until January 1996, Mr. Roberts held various positions with the Simon Property Group, including, from January 1992 to January 1996, General Manager of the Forum Shops at Caesars, Las Vegas, Nevada.

     The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Directors' Plan
Committee and the Incentive Plan Committee, formerly known as the NSOP Committee.

     The Audit Committee's functions are: to review reports of certified public accountants to the Company; to review Company financial practices, internal controls and policies with officers and key employees; to review such matters with the Company's auditors to determine scope of compliance with any deficiencies; to consider selection of independent public accountants; to review related party transactions; and to make periodic reports on such matters to the Board of Directors. The Compensation Committee's function is to review and make recommendations to the Board of Directors with respect to the salaries and bonuses of the Company's executive officers. The Directors' Plan Committee administers the Company's 1991 Directors' Stock Option Plan. The Incentive Plan Committee's function is to administer the Company's 1995 Long-Term Incentive Plan ("Incentive Plan") and the Non-Statutory Stock Option Plan ("NSOP"), including determining such matters as the persons to whom awards shall be granted, the number of shares to be awarded, when the awards shall be granted, when the awards shall vest, and the terms and provisions of the instruments evidencing the awards under both plans. The Incentive Plan Committee reports to the Company's Board of Directors regarding all decisions concerning awards granted to Incentive Plan and NSOP participants.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     GENERAL. Anthony A. Marnell II, Chairman of the Board, Chief Executive Officer, and largest stockholder of the Company, is the controlling stockholder and Chief Executive Officer of Marnell Chartered, Austi and Marnell Corrao, and Mr. Marnell holds a majority ownership interest in MarCor Limited Partnership ("MCLP"), a limited partnership engaged in real estate development. A family corporation controlled by James A. Barrett, Jr., President and a director of the Company, is the general partner of MCLP, and Mr. Barrett is a director of Austi and Marnell Corrao.

     CONSULTING, CONSTRUCTION, AND ARCHITECTURAL SERVICES TO AND BY AFFILIATES. Marnell Chartered, Austi and Marnell Corrao have provided design and construction services for various Rio expansion projects. The construction contract for the third Rio tower, completed in March 1995, was for an amount not to exceed $60,511,775; the contract for an addition to the second Rio tower, completed in December 1995, was for an amount not to exceed $18,117,258; and the contract for the fourth Rio tower, scheduled to be completed in the second quarter of 1997, was for an amount not to exceed $180,609,117. In the nine months ended September 30, 1996 and the year ended December 31, 1996, the Company paid a total of $94.1 million and $143.1 million, respectively, in connection with these and other construction contracts. Design contracts for these same projects were in amounts not to exceed $2,496,836, $731,000, and $7,051,558, respectively. In the nine months ended September 30, 1996 and year ended December 31, 1996, the Company paid a total of $3.2 million and $4.4 million, respectively, in connection with these and other design projects.

     The original 1989 Rio construction loan ("Original Loan") required that the Company, Austi, Marnell Corrao, MarCor Partnership, Anthony A. Marnell II and his personal family trust, James A. Barrett, Jr. and Maureen M. Barrett and their family trust (collectively, the "Loan Guarantors") enter into certain guarantees ("Guarantees") of payment of all obligations under the Original Loan. In February 1989, in consideration of the
Guarantees, the Company agreed to pay the Loan Guarantors (excluding Marnell Corrao) $250,000 per year, commencing with the fiscal year ending December 31, 1990 and continuing through the fiscal year ending December 31, 1994, for each year in which the Company's share of net earnings before taxes from the Rio equals or exceeds $900,000. The agreement provided for up to a two-year extension if the Loan Guarantors did not receive the full $1,250,000 by December 31, 1994. No amounts were paid thereunder for the years ended December 31, 1990 and 1991, and the Loan Guarantors received payments of $250,000 in December 1992, December 1993, December 1994, December 1995, and December 1996, respectively. The payment in December 1996 was the final payment due to the Loan Guarantors and the Company has no further payment obligations to the Loan Guarantors under the Guarantee.

     SERVICES PROVIDED BY RELATED PARTIES. Entities in which John A. Stuart, a director of the Company, is a principal stockholder and executive officer earned commissions totaling $78,884 and $121,737, respectively, for the nine months ended September 30, 1996 and the year ended December 31, 1996, arising out of the acquisition and administration of various insurance coverages by the Company. The Company reimbursed Marnell Corrao for certain travel and other expenses advanced on behalf of or supplied to the Company during the nine months ended
September  30,  1996  and the year ended  December  31,  1996  of approximately $53,500 for both periods. The Company made an unsecured loan to David P. Hanlon, Executive Vice President, Chief Operating Officer and a director of the Company, and
President, Chief Operating Officer and a director of Rio Properties, in the principal amount of $500,000 for purposes of acquiring a residence. The loan bore interest at the rate of 9.7% per annum and was repaid in full on December 18, 1996.

     CERTAIN  REAL ESTATE TRANSACTIONS WITH MARNELL CORRAO.    On
December 30, 1991, the Company sold to Marnell Corrao certain non-Rio real estate assets. Marnell Corrao granted a right of first refusal to the Company to operate gaming on the Old Vegas Site for the lesser of the purchaser's ownership or 120 months. Marnell Corrao also agreed for a period up to 120 months to return 100% of sale proceeds from any subsequent sale of the Old Vegas Site in excess of $7,000,000, less Marnell Corrao's defined
holding  costs.  Marnell  Corrao  agreed  (the  "Marnell   Corrao
Participation Agreement") for a period of up to 48 months to return, on a declining basis, sale proceeds less defined holding costs on certain of the other assets sold which included the general partnership interest in MarCor Green Valley Partnership (as defined on page 52) and the Warehouse Site (as defined on page 52). In order to preserve the ability to develop a casino on the Old Vegas Site without the requirement of building a hotel, as required by certain Nevada legislation, Marnell Corrao advised the Company in June

1992 that Marnell Corrao intended to proceed with development of the Old Vegas Site. Marnell Corrao requested that the Company determine whether it would exercise its right of first refusal. At the time, the Board of Directors determined that the Company did not want to divert its efforts and resources away from the Rio. Therefore, the Company assigned the right of first refusal to Messrs. Barrett and Marnell with a reserved right to assume the assigned interest for reimbursement of expenses incurred in filing the gaming applications and otherwise in connection with this project, plus interest equal to two percent above the prime rate of First Interstate Bank of Nevada, N.A. Messrs. Barrett and Marnell were directed to enter into an agreement with Marnell Corrao and thereafter filed gaming applications with the Nevada Gaming Authorities.

     In April 1994, Marnell Corrao, through a limited partnership ("MarCor Green Valley Partnership"), sold a parcel of unimproved real property ("Green Valley Site") located in Henderson, Nevada. Pursuant to the Marnell Corrao Participation Agreement, the sale of the Green Valley Site resulted in a $966,510 profit participation, net of expenses, paid to the Company. Various issues involving the events prior to and during the sale of the Green Valley Site are the subject of a pending lawsuit between MarCor Green Valley Partnership, Marnell Corrao, the Company and the limited partners of MarCor Green Valley Limited Partnership. A favorable outcome in that litigation may produce additional profit participation to the Company pursuant to the Marnell Corrao Participation Agreement. Since the Company and one of its subsidiaries, as well as Messrs. Marnell and Barrett, are named as parties to the lawsuit, an adverse ruling could produce a damage cost to the Company. However, the agreements under which the Company sold the Green Valley Site to Marnell Corrao contain certain indemnities in favor of a subsidiary of the Company, which may reduce or eliminate such potential cost.

     In March 1995, the Company repurchased from Marnell Corrao improved real property adjacent to the Rio (the "Warehouse
Site"). The $3,203,191 purchase price was based upon an independent appraisal valuation, less credit for net rental proceeds during the term of the escrow, and profit participation pursuant to the Marnell Corrao Participation Agreement of $496,809. The Company retained Marnell Corrao to provide real estate brokerage and administration services in connection with the acquisition of properties adjacent to the Rio, 31 acres of which have been purchased as of December 31, 1996 with an additional seven acres subject to purchase options. Fees paid to Marnell Corrao, including reimbursement of expenses and real estate brokerage commissions, were $999,910 in the year ended December 31, 1996. Expenses were reimbursed at cost and management believes the brokerage commissions were below those charged by independent realty firms.

     In May 1995, the Company repurchased from Marnell Corrao approximately one-half of the 125-acre Old Vegas Site for $5,321,925. The purchase price equaled Marnell Corrao's costs plus defined holding costs and was significantly below the independent appraisal valuation. The Company retained a right of first refusal to purchase the other half of the Old Vegas Site from Marnell Corrao and amended the Marnell Corrao Participation Agreement to provide for a 50% participation in the event of a subsequent sale by Marnell Corrao of the remaining half of the site.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS. Section 78.751 of Chapter 78 of the Nevada Revised Statutes, Article XII of the Company's Articles of Incorporation and Article XIII of the Company's Bylaws contain provisions for indemnification of officers, directors, employees and agents of the Company. The Articles of Incorporation provision requires the Company to indemnify such persons to the full extent permitted by Nevada Law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

     The Company's Articles of Incorporation also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer  or  arising  out  of such status,  whether  or  not  the corporation would have the power to indemnify such person. The Company presently has directors' and officers' liability insurance in effect.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     TRANSACTION REVIEW. The Company believes that the transactions described above are on terms at least as favorable as would have been obtainable from non-related parties. The Company requires that the Audit Committee of the Board of Directors review related party transactions.

                     PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1997 (i) by each person (or a group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by the executive officers named in the Summary Compensation Table contained in the Company's Proxy Statement prepared in connection with the 1996 Annual Meeting of the Company's stockholders and (iii) by all directors and executive officers as a group.


                                                   Shares of Common Stock       Percent
        Name and Address of Beneficial Owner      Beneficially Owned <F1><F2>   Of Class<F2>
Anthony A. Marnell II..........................           5,071,618 <F3>          23.5%
4495 S. Polaris Avenue
Las Vegas, Nevada 89103

James A. Barrett, Jr...........................           1,994,833 <F4>           9.3%
4495 S. Polaris Avenue
Las Vegas, Nevada 89103

Lud J. Corrao..................................           1,287,728 <F5>           6.1%
P.O. Box 12907
Reno, Nevada 89510

Dean P. Petersen...............................           1,091,410 <F6>           5.1%
2900 Las Vegas Blvd. South
Las Vegas, Nevada 89109

The Capital Group Companies, Inc...............           1,582,700 <F7>           7.5%
333 South Hope Street
Los Angeles, California  90071

All Executive Officers and Directors as a group            5,429,206<F8>          24.8%
(8 persons)....................................

*     Less than one percent.
<F1>  Unless otherwise noted, the persons identified in this table have sole voting  and sole investment  power with  regard  to  the shares beneficially owned by them.
<F2>  Includes shares issuable upon exercise of options which are exercisable within  60 days of the stated date.
<F3>  Includes options to  purchase  424,000  shares  issuable to Mr. Marnell under  the
      NSOP,  which  are  not  listed  below. Mr. Marnell beneficially owns the following shares which are held of record by the following entities:

            Anthony A. Marnell II, IRA.......................................................      15,500
            A.A. Marnell II Family Revocable Living Trust (the "Marnell Trust") (a)..........       5,500
            Certain trusts established for the benefit of Mr. Marnell's family
             (the "Family Trusts") (a).......................................................     820,448
            Marnell Corrao (b)...............................................................      82,567
            Austi (c)........................................................................   1,893,051
            MarCor Limited Partnership ("MCLP") (d)..........................................   1,828,245
            Shares held by Mr. Marnell's spouse and children.................................       2,307
                        Total Shares.........................................................   4,647,618

       (a)  Mr. Marnell holds sole voting and investment power over the shares  held  by the Marnell Trust and the Family Trusts.
       (b)  Mr. Marnell owns 70% of Marnell Corrao through the Family Trusts.
       (c)  Mr. Marnell owns 100% of Austi through the Marnell Trust.

                               53

      (d)   Mr. Marnell owns 84.56% of MCLP,  a  limited  partnership. James A. Barrett,
            Jr.  controls  the  remaining  15.44%  of MCLP  including,  through a family corporation, the 4.25% general partner interest.

<F4>  Includes options to purchase 145,000 shares  issuable to Mr.  Barrett  under   the
      NSOP.  Of  the  shares currently held by Mr. Barrett, 2,000 shares are held in his individual retirement account; 6,538 shares are held in  certain  of  his spouse's and children's accounts; 13,000 shares  are  held  by the Barrett Family Revocable
      Living  Trust  through  a  family corporation and 50 shares are held  directly  by
      the trust; and 1,828,245 shares  are  held by MCLP.   Mr.  Barrett's  ownership in
      MCLP is 15.44%; however, all of the shares of the Company's Common  Stock  held by
      MCLP  are  being reported herein as beneficially owned by Mr. Barrett  as a result
      of his family corporation's position as sole general  partner  of  MCLP.   Control
      of MCLP remains with Mr. Marnell as a result of his ability to remove the  general partner.  Not included are 3,000  shares  held  in  certain  trusts  for which Mr.
      Barrett is sole trustee.
<F5>  Of the shares currently held by Mr. Corrao, 25,000 are held directly and 1,262,728 are  held  through the Lud  Corrao  Family Trust.
<F6>  Mr. Petersen's shares are held of record by  The  Dean  and  Mary  Petersen Living
      Trust of 1975.
<F7>  The Capital Group Companies, Inc.  reported  on  Schedule  13G, dated February 12,
      1997,  that  it  had  sole  dispositive  voting  power  with  respect to 1,382,700 shares, through an operating subsidiary, Capital Research and Management  Company.
      Sole voting power with respect to the same 1,382,700  shares  is  held by SMALLCAP
      World  Fund,  Inc.  which  is  advised by Capital Research and Management Company.
<F8>  Includes options to purchase 569,400  shares  under the NSOP, options to  purchase
      100,000  shares  under  the  Company's  1995 Long-Term Incentive Plan  ("Incentive
      Plan"), and options to purchase 71,000 shares under the Directors' Plan.


                DESCRIPTION OF OTHER INDEBTEDNESS

RIO BANK LOAN

     As amended, the Company has a $200 million secured reducing revolving credit facility (the "Rio Bank Loan") with a syndicate of banks led by Bank of America National Trust and Savings Association ("Bank of America NT&SA"). Proceeds from the Rio
Bank Loan may be used for general corporate purposes. The Rio Bank Loan is secured by a first deed of trust on all real property owned by Rio Properties, a security interest in substantially all of Rio Properties' other real and personal property, and a guaranty by the Company including a pledge of the capital stock of Rio Properties. The Rio Bank Loan provides that the Company will be permitted to accumulate and hold up to $35 million in assets which are not to be pledged for the benefit of the Rio Bank Loan lenders.

     The Rio Bank Loan matures on June 30, 2001 and bears interest based upon a "LIBOR Spread" of 1% to 3%, or a "Base Rate Spread" of 0% to 2% based upon a schedule determined with reference to the "Funded Debt to EBITDA Ratio" of Rio Properties. The "LIBOR Spread" is the amount in excess of the applicable LIBOR rate which is the London Interbank Offer rate established in the London interbank market. The "Base Rate Spread" is the amount in excess of the applicable base rate, which is the rate per annum equal to the higher of the reference rate as it is publicly announced from time to time by Bank of America NT&SA or 0.50% per annum above the latest Federal Funds rate. The Rio Bank Loan also provides for an unused facility fee ranging from
31.25 basis points to 50.00 basis points depending upon the same Funded Debt to EBITDA ratio schedule utilized for the interest rate. The Rio Bank Loan requires monthly payments of interest and requires scheduled reductions of the maximum amount available under the Rio Bank Loan commencing with a $10.0 million reduction at December 31, 1997, a $7.5 million reduction at the end of each quarter during 1998, a $10.0 million reduction at the end of each quarter during 1999, a $12.5 million reduction at the end of each quarter during 2000 and a $35.0 million reduction at March 31, 2001 and maturity at June 30, 2001.

     The  Rio  Bank  Loan  contains certain  customary  financial covenants to which the Company is subject. Those covenants include a requirement that Rio Properties not exceed ratios of total Indebtedness (as defined in the Rio Bank Loan) to EBITDA (as defined in the Rio Bank Loan) ranging from 4.25 to 1 at
December 31, 1996, increasing to 4.75 to 1 for the six month period ending June 30, 1997 and decreasing to 3.0 to 1 at
September 30, 1998 and thereafter. Rio Properties must not exceed ratios of Senior Indebtedness (as defined in the Rio Bank
Loan) to EBITDA (as defined in the Rio Bank Loan) from 2.25 to 1 through December 31, 1996 up to 3.5 to 1 for the six months ended June 30, 1997 and reducing to 1.75 to 1 at September 30, 1998 and thereafter. Rio Properties must maintain Interest Coverage Ratios (as defined in the Rio Bank Loan) which are not less than
2.0 to 1 through the fiscal quarter ending December 31, 1996, reducing to 1.5 to 1 for the fiscal quarter ending March 31, 1997 and increasing to 3.0 to 1 for the fiscal quarter ending December 31, 1998 and thereafter. Minimum Consolidated Tangible Net Worth (as defined in the Rio Bank Loan) requirements of $125 million, plus 75% of accumulated net income after December 31, 1994 (not reduced by any consolidated net losses) plus 100% of the net proceeds of any equity offering by Rio Properties or the Company must be maintained.

     Under the Rio Bank Loan, the Company is subject to annual capital expenditure limits of $7.5 million plus the amount available of unused capital expenditures from the prior fiscal year, but not to exceed $12.5 million in a calendar year. A specific carve-out of $200 million for the Phase V Expansion and $35 million for the identified adjacent Rio land acquisition is incorporated in the Rio Bank Loan. The Rio Bank Loan also provides for a basket of $10 million for the repurchase of equity shares of the Company through open market purchases from June 17, 1996 through the maturity date of the Rio Bank Loan. Because of the annual restrictions on capital expenditures contained in the Rio Bank Loan, any other significant new capital improvements will also require the consent of the lenders.

10 5/8% NOTES

     On July 18, 1995, the Company sold the 10 5/8% Notes, the net proceeds of which (approximately $96.7 million) were applied to the Phase V Expansion. The 10 5/8% Notes were issued under an indenture (the "10 5/8% Notes Indenture") dated July 21, 1995 among the Company, Rio Properties and IBJ Schroder Bank & Trust Company, as trustee. The following summary of certain provisions of the 10 5/8% Notes Indenture does not purport to be complete and is subject to the provisions of the 10 5/8% Notes Indenture and the 10 5/8% Notes. Capitalized terms not otherwise defined have the same meanings assigned to them in the 10 5/8% Notes Indenture.

     The 10 5/8 % Notes mature on July 15, 2005. Interest payment dates under the 10 5/8% Notes are January 15 and July 15, commencing January 15, 1996. The 10 5/8% Notes are fully and unconditionally guaranteed (the "Outstanding Rio Guarantee") on a senior subordinated basis by Rio Properties. The 10 5/8% Notes are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the 10 5/8% Notes Indenture) of the Company and are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. The Outstanding Rio Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the 105/8 % Notes Indenture) of Rio Properties and is structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of Rio Properties' subsidiaries.

     The  10 5/8%  Notes  may be redeemed at the  option  of  the
Company, in whole or in part, at any time on or after July 15, 2000, at the redemption prices set forth in the 10 5/8% Notes Indenture, plus accrued and unpaid interest, if any, through the redemption date. The 10 5/8% Notes will be redeemed from any holder or beneficial owner of the 10 5/8% Notes which is required to be found suitable and is not found suitable by the Nevada Gaming Commission.

     Upon a Change of Control of the Company (as defined in the 10 5/8% Notes Indenture), each holder of 10 5/8% Notes will have the right to require the Company to repurchase all or part of such holder's 10 5/8% Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Company's obligation to repurchase the 10 5/8% Notes is guaranteed on a senior subordinated basis by Rio Properties. The 10 5/8% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the 10 5/8% Notes Indenture) to incur additional indebtedness, pay dividends or make other distributions, make investments, repurchase subordinated obligations or capital stock, create certain liens (except, among others, liens securing Senior Indebtedness), enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell subsidiary stock, create or permit to exist restrictions on distributions from subsidiaries, or enter into certain mergers and consolidations.

                    DESCRIPTION OF NEW NOTES

     The New Notes will be issued under an indenture to be dated as of February 11, 1997 (the "Indenture"), among Rio Hotel & Casino, Inc. (the "Company"), Rio Properties, Inc. (the "Guarantor") and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" shall mean the Old Notes and the New Notes unless otherwise stated.

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes ("Holders" or "Noteholders") are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

     The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that
(i) the New Notes will be registered under the Securities Act of 1933, as amended, and, therefore, will not bear legends restricting the transfer thereof, (ii) Holders of the New Notes will not be entitled to Special Interest, which terminates upon consummation of the Exchange Offer, and (iii) Holders of New
Notes will not be entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $100 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to the provisions of the Indenture and the Notes, including the definitions therein of certain terms used below. The Company, however, believes the following summarizes all material provisions of the Indenture. A copy of the Indenture has been filed with the Commission as an exhibit to the Company's Report on Form 8-K dated February 4, 1997. Capitalized terms used in this section and not otherwise defined below have the respective meanings assigned to them in the Indenture.

GENERAL

     The Notes are general unsecured obligations of the Company and will be limited to $125 million aggregate principal amount.
The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

     The payment of principal and interest on the Notes is unconditionally guaranteed on a senior subordinated and unsecured basis by the Guarantor (the "Rio Guarantee").

PAYMENT TERMS

     The Notes will mature on April 15, 2007 and will bear interest at a rate of 9 1/2% per annum until maturity, payable semiannually on April 15 and October 15 of each year, commencing April 15, 1997, to the persons who are registered Noteholders thereof at the close of business on April 1 or October 1 immediately preceding such interest payment date.

     The Indenture provides that interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Initially, the Trustee will act as Paying Agent and Registrar. Principal and interest will be payable initially at the offices of the Trustee but, at the option of the Company, interest may be paid by check mailed to the persons who are registered Noteholders at their registered addresses. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the offices of the Trustee. The Company or any domestically incorporated Wholly Owned Subsidiary may act as Paying Agent and Registrar, and the Company may change the Paying Agent or Registrar without prior notice to Noteholders.

SUBORDINATION OF NOTES

     The Notes are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of the Company. The Notes shall in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company, including the 10 5/8% Notes, and only Indebtedness of the Company which is Senior Indebtedness shall rank senior to the Notes. Except with respect to limitations on consolidated Indebtedness that the Company may incur, the Indenture does not limit the ability of the Company to incur additional Senior Indebtedness or restrict the ability of the Company to transfer assets to and among  its Restricted Subsidiaries.  As described below,  in  the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. Substantially all of the Senior Indebtedness of the Company (currently consisting of the Company's Guarantee of the Rio Bank Loan) is secured by substantially all the assets of the Company. In the event of any payment or distribution of the assets of the Company in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of the secured indebtedness will have a secured prior claim to the assets of the Company and its Subsidiaries. The Company has outstanding no Senior Indebtedness other than its Guarantee of the Rio Bank Loan.

     Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the Notes. Any claims by Noteholders against the assets of Subsidiaries would be subordinate to all existing and future obligations (including trade payables and preferred stock, if any, of such subsidiaries). As of December 31, 1996, after giving effect to this Offering and application of the net proceeds thereof, there were $77.5 million of total liabilities of the Company's subsidiaries outstanding ranking senior to the Notes. Assuming the subsequent incurrence by Rio Properties of the full $200 million of its available bank borrowings under the Rio Bank Loan, there were outstanding $245.8 million of indebtedness and other liabilities of the Company's subsidiaries ranking senior to the Notes.

     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property: (i) holders of Senior Indebtedness shall be entitled to receive payment in full of the Senior Indebtedness before Noteholders shall be entitled to receive any payment of principal of or interest on the Notes; and
(ii) until the Senior Indebtedness is paid in full, any distribution to which Noteholders would be entitled but for this provision shall be made to holders of Senior Indebtedness as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes.

     The Company may not pay the principal of or interest on the Notes or make any deposit for the purpose of the discharge of its liabilities under the Indenture and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (a) the default has been cured or waived and any such acceleration has been rescinded or (b) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence), unless the holders of such Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Senior Indebtedness, the Company may resume payments on the Notes after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period.

     The provisions described in the two preceding paragraphs shall not prevent or delay (i) the Company from redeeming any Notes if required by any Gaming Authority as described under "Mandatory Disposition or Redemption Pursuant to Gaming Laws" or from otherwise purchasing any Notes pursuant to any Legal Requirement relating to the gaming business of the Company and its Subsidiaries or (ii) the receipt by the Noteholders of payments of principal and interest on the Notes, as described under "Discharge of Indenture and Defeasance", from the application of any money or U.S. Government Obligations held in trust by the Trustee.

     In the event of the Company's insolvency, liquidation, reorganization, dissolution or other proceedings, funds which would otherwise be payable to Noteholders will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. Moreover, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness or of the Notes may recover less, ratably, than holders of the Senior Indebtedness and may recover more, ratably, than the Noteholders.

     There is currently no Indebtedness of the Company that is subordinated to the Notes, and the Company has no current plans to issue any Indebtedness that would be subordinated to the Notes.

SUBORDINATION OF RIO GUARANTEE

     The Rio Guarantee is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of Guarantor. As of December 31, 1996, after giving effect to this Offering and the application of the net proceeds thereof there was $33.0 million outstanding of Senior Indebtedness of Guarantor to which the Rio Guarantee would be subordinated. Assuming the subsequent incurrence by the Guarantor of the full $200 million of its available bank borrowings under the Rio Bank Loan, the Rio Guarantee would be subordinated to $201.3 million of Senior Indebtedness of Guarantor. The Rio Guarantee shall in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of Guarantor, including its guarantee of the 10 5/8% Notes, and only Indebtedness of the Guarantor which is Senior Indebtedness of Guarantor shall rank senior to the Rio Guarantee. Except with respect to limitations on consolidated Indebtedness that the Company and its Restricted Subsidiaries (including the Guarantor) may incur, the Indenture does not limit the ability of the Guarantor to incur additional Senior Indebtedness of Guarantor or restrict the ability of the Guarantor to transfer assets to and among  its Restricted Subsidiaries.  As described below,  in  the event of bankruptcy, liquidation or reorganization of the Guarantor, the assets of the Guarantor will be available to make payments under the Rio Guarantee only after all Senior Indebtedness of Guarantor has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Rio Guarantee. Substantially all of the Senior Indebtedness of Guarantor is secured by substantially all the assets of the
Guarantor. In the event of any payment or distribution of the assets of the Guarantor in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of the secured indebtedness will have a secured prior claim to the assets of the Guarantor and its Subsidiaries.

     Under certain circumstances, as described below, holders of Senior Indebtedness of Guarantor may block payments on the Rio Guarantee. Any claims by Noteholders against the assets of Subsidiaries of the Guarantor would be subordinate to all existing and future obligations (including trade payables and preferred stock, if any, of such Subsidiaries). The Subsidiaries of the Guarantor do not have any significant liabilities outstanding.

     Upon any payment or distribution of the assets of the Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of the Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Guarantor or its property: (i) holders of Senior Indebtedness of Guarantor shall be entitled to receive payment in full of the Senior Indebtedness of Guarantor before Noteholders shall be entitled to receive any payment under the Rio Guarantee; and (ii) until the Senior Indebtedness of Guarantor is paid in full, any distribution to which Noteholders would be entitled but for this provision shall be made to holders of Senior Indebtedness of Guarantor as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness of Guarantor to at least the same extent as the Rio Guarantee.

     The Guarantor may not pay the principal of or interest on the Notes pursuant to the Rio Guarantee or make any deposit for the purpose of the discharge of its liabilities under the Indenture and may not repurchase, redeem or otherwise retire any Notes pursuant to the Rio Guarantee (collectively, "pay the Notes") if (i) any Senior Indebtedness of Guarantor is not paid when due or (ii) any other default on Senior Indebtedness of Guarantor occurs and the maturity of such Senior Indebtedness of Guarantor is accelerated in accordance with its terms unless, in either case, (a) the default has been cured or waived and any such acceleration has been rescinded or (b) such Senior Indebtedness of Guarantor has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Senior Indebtedness of Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Guarantor may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Guarantor and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness of Guarantor specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Guarantor from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Senior Indebtedness of Guarantor or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence), unless the holders of such Senior Indebtedness of Guarantor or the Representative of such holders shall have accelerated the maturity of such Senior Indebtedness of Guarantor, the Guarantor may resume payments under the Rio Guarantee after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness of Guarantor during such period.

     In the event of the Guarantor's insolvency, liquidation, reorganization, dissolution or other proceedings, funds which would otherwise be payable to Noteholders will be paid to the holders of Senior Indebtedness of Guarantor to the extent necessary to pay the Senior Indebtedness of Guarantor in full. Moreover, creditors of the Guarantor who are holders of Senior Indebtedness of Guarantor may recover more, ratably, than the Noteholders, and creditors of the Guarantor who are not holders of Senior Indebtedness of Guarantor or of the Notes may recover less, ratably, than holders of the Senior Indebtedness of Guarantor and may recover more, ratably, than the Noteholders.

     There is currently no Indebtedness of the Guarantor that  is subordinated  to  the  Rio Guarantee, and the  Guarantor  has  no
current   plans   to  issue  any  Indebtedness  that   would   be
subordinated to the Rio Guarantee.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the option of the Company prior to April 15, 2002. On or after that date, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 30 but not more than 60 days' prior notice, mailed by first-class mail to the Holders' registered addresses, at the redemption prices (expressed in percentages of principal amount) specified below plus accrued interest to the redemption date, if redeemed during the 12-month period beginning April 15 of the years indicated below:

                  YEAR                 PERCENTAGE

                  2002                  104.750%
                  2003                  103.167%
                  2004                  101.583%
                  2005 and thereafter   100.000%


     If fewer than all the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee, PRO RATA or by lot or by any other means the Trustee determines to be fair and appropriate and which complies with applicable legal and securities exchange requirements.

     The  Notes  are  subordinated in right  of  payment  to  all existing and future Senior Indebtedness of the Company and are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries, and the Rio Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantor and is structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Guarantor's subsidiaries. Under certain circumstances, holders of Senior Indebtedness of the Company or holders of Senior Indebtedness of the Guarantor may prohibit payments on the New Notes or under the Rio Guarantee, respectively. See "Risk Factors - Subordination."

MANDATORY DISPOSITION OR REDEMPTION PURSUANT TO GAMING LAWS

     If a Holder or beneficial owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable, the Holder shall be obliged, at the request of the Company, to dispose of such Holder's Notes within 30 days after receipt of notice of failure to be found suitable or such earlier date prescribed by any Gaming Authority (in which event the Company's obligation to pay any interest after the receipt of such notice shall be limited as provided in such Gaming Laws), and thereafter, the Company shall have the right to redeem, on the date fixed by the Company for the redemption of such Notes, such Holder's Notes at a redemption price equal to the lower of (i) the price at which such Holder or beneficial owner acquired the Notes without accrued interest, if any (unless the payment of such interest is permitted by the applicable Gaming Authority),
(ii) the Current Market Price of the Notes on such redemption date and (iii) the principal amount of such notes without accrued interest, if any (unless the payment of such interest is permitted by the applicable Gaming Authority). The Company is not required to pay or reimburse any Holder or beneficial owner of a Note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of a Note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such qualification or application therefor.

MANDATORY SINKING FUND

     There are no mandatory sinking fund payments for the Notes.

CHANGE OF CONTROL

     Upon a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms contemplated in the next paragraph. In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness restrict or prohibit the repurchase of Notes pursuant to this provision, then prior to the mailing of the notice to Holders provided for in the next paragraph below but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Indebtedness or such other Senior Indebtedness or to offer to repay in full all Bank Indebtedness or such other Senior Indebtedness and to repay the Bank Indebtedness or such other Senior Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness or such other Senior Indebtedness to permit the repurchase of the Notes as provided for in the next paragraph.

     The  Notes  are  subordinated in right  of  payment  to  all existing and future Senior Indebtedness of the Company and are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries, and the Rio Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantor and is structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Guarantor's subsidiaries. In order for the Company to repurchase the New Notes as a result of a Change of Control, it will be necessary for the Company either to obtain the consent of the Lenders under the Rio Bank Loan or to repay the Rio Bank Loan in full. See "Risk Factors - Subordination."

     Within 30 days following any Change of Control, the Company shall send, by first-class mail to each Holder, a notice to each Holder with a copy to the Trustee stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase;

     (2) the circumstances and relevant facts regarding such Change of Control which the Company in good faith believes will enable Holders to make an informed decision (which at a minimum will include information with respect to PRO FORMA historical income, cash flow and capitalization, each after giving effect to such Change of Control, events causing such Change of Control and the date such Change of Control is deemed to have occurred);

     (3)   the  purchase date (which shall be no earlier than  30
days nor later than 60 days from the date such notice is mailed);
and

     (4) the instructions determined by the Company, consistent with this provision, that a Holder must follow in order to have its Notes purchased, together with the information contained in the next paragraph (and including any related materials).

     Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

     The Company's Board of Directors does not have the ability to waive or modify the right of Holders to require the Company to repurchase the Notes upon a Change of Control nor will such right have limited applicability in the event of a leveraged buy out of the Company initiated or supported by the Company, the Company's management, an affiliate of the Company within the meaning of Rule 405 of the Securities Act, or an affiliate of the Company's management.

     On the purchase date, all Notes purchased by the Company under this provision shall be delivered by the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this provision. To the extent that the provisions of any securities laws or regulations conflict with this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this provision by virtue thereof.

     The Company's obligations to repurchase the Notes upon a Change of Control will be guaranteed on a senior subordinated basis by the Guarantor pursuant to the Rio Guarantee. Such Rio Guarantee will be subordinated to Senior Indebtedness of Guarantor to the same extent described above under "Subordination of Rio Guarantee." There can be no assurance that sufficient funds will be available to the Company upon the occurrence of a Change of Control to provide it with the means to repurchase the Notes.

     The phrase "all or substantially all" of the assets of the Company as used in the definition of "Change of Control" in the Indenture has no clearly established meaning under New York law (which governs the Indenture), has been the subject of limited judicial interpretation in few jurisdictions and will be interpreted based upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred and therefore whether a Change of Control has occurred.

 CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "ADDITIONAL ASSETS" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

     "AFFILIATE" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any subsidiary of such specified Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the section
"Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "ASSET DISPOSITION" means any direct or indirect sale including a Sale/Leaseback Transaction, lease, transfer, conveyance  or  other disposition (or series  of  related  sales,
Sale/Leaseback Transactions, leases, transfers, conveyances or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,
(ii) a disposition of property or assets at Fair Market Value in the ordinary course of business and consistent with past practices of the Company or any of its Restricted Subsidiaries, as applicable, (iii) a disposition with a Fair Market Value and a sale price of less than $10 million, and (iv) for purposes of the provisions of "Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the limitations set forth under "Limitation on Restricted Payments".

     "ATTRIBUTABLE INDEBTEDNESS" means Indebtedness deemed to be incurred in respect of a Sale/Leaseback Transaction and shall be, at the date of determination, the greater of (i) the fair market value of the property subject to such Sale/Leaseback Transaction (as determined in good faith by the Board of Directors) or (ii) the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "BANK INDEBTEDNESS" means any and all amounts payable under or in respect of the Credit Agreement, as amended (or refinanced or replaced) from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or the Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "BANKS" has the meaning specified in the Credit Agreement.

     "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "BOARD RESOLUTION" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company.

     "CAPITALIZED LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

     "CASINO" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment.

     "CHANGE OF CONTROL" means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company, is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company; (ii) during any period of 12 consecutive months after the date of the Indenture, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (iii) the Company consolidates or merges with or into, or, directly or indirectly, sells all or substantially all of its assets to any person, other than a Wholly Owned Subsidiary or a Permitted Holder.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or at least 30 days if the Company's Report on Form 10-Q or 10-K for the most recent fiscal quarter or year, as the case may be, has been filed with the SEC) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (a) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Interest Expense for such period shall be calculated after giving effect on a PRO FORMA basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (b) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, or both, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period as if such Asset Disposition had occurred on the first day of such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period as if such Asset Disposition had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period as if such Asset Disposition had occurred on the first day of such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (c) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto (including the Incurrence of any Indebtedness) as if such
Investment or acquisition occurred on the first day of such period and (d) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (b) or (c) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever PRO FORMA effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the PRO FORMA calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and as further contemplated by the definition of PRO FORMA. If any Indebtedness bears a floating rate of interest and is being given PRO FORMA effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases,
(ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) accrued interest, (vi) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vii) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (viii) net costs associated with Interest Rate Protection Agreements (including amortization of fees), (ix) the interest portion of any deferred obligation, (x) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries and Redeemable Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary, (xi) fees payable in connection with financings to the extent not included in (ii) above, including commitment, availability and similar fees and (xii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; PROVIDED, HOWEVER, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

     "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Company and its Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,
(iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in

(iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

     "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days (or at least 30 days if the Company's Report on Form 10-Q or 10-K for the most recent fiscal quarter or year, as the case may be, has been filed with the SEC) prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (a) any accumulated deficit and (b) any amounts attributable to Disqualified Stock.

     "CREDIT  AGREEMENT" means the $200 million revolving  credit facility,  as  amended, between the Company and  a  syndicate  of
banks,   and   any   extensions,   revisions,   refinancings   or
replacements thereof by a bank or a syndicate of banks.

     "CURRENT MARKET PRICE" on any date means the arithmetic mean of the Quoted Price of the Notes for 20 consecutive trading days commencing 30 days before such date.

     "DEFAULT"  means  any event which is,  or  after  notice  or
passage  of  time  or both would be, an Event  of  Default.   See
"Description  of  New  Notes  -  Certain  Covenants  -  Events of
Default."

     "DESIGNATED SENIOR INDEBTEDNESS" means (i) the Company's Guarantee of the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture and has been designated as "Designated Senior Indebtedness" for purposes of the Indenture in an Officers' Certificate received by the Trustee.

     "DESIGNATED SENIOR INDEBTEDNESS OF GUARANTOR" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Guarantor in the instrument evidencing or governing such Senior Indebtedness of Guarantor as "Designated Senior Indebtedness of Guarantor" for purposes of the Indenture and has been designated as "Designated Senior Indebtedness of Guarantor" for purposes of the Indenture in an Officers' Certificate received by the Trustee.

     "DISQUALIFIED STOCK" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes.

     "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense,
(ii) Consolidated Interest Expense, (iii) depreciation expense and (iv) amortization expense, in each case for such period.

     "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset; or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

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

     "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arms'-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP consistently applied.

     "GAMING AUTHORITY" means the Nevada Gaming Commission, the Nevada State Gaming Control Board or any agency which has, or may at any time after the date of the Indenture have, jurisdiction over the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

     "GAMING LAWS" means the gaming laws of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the date of the Indenture be, subject.

     "GAMING LICENSE" means any license, permit, franchise or other authorization from any Governmental Authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of the Company and its Subsidiaries, including all licenses granted under Gaming Laws and other Legal Requirements.

     "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "GUARANTOR" means Rio Properties, Inc.

     "HOLDER"  or "NOTEHOLDER" means the Person in whose  name  a
Note is registered on the Registrar's books.

     "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary. The terms "Incurred", "Incurrence" and "Incurring" shall each have a correlative meaning.

     "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication),

     (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

     (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (iii)  all Capitalized  Lease  Obligations  and Attributable
Indebtedness of such Person;

     (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more that six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

     (v) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iv) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

     (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

     (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

     (viii) all  Indebtedness  of  other  Persons  to the  extent
Guaranteed by such Person; and

     (ix)   to   the  extent  not  otherwise  included  in   this
definition,  obligations in respect of Interest  Rate  Protection
Agreements.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "INDEPENDENT DIRECTOR" means a director of the Company other than a director who is a party, or who is a director, officer, employee or Affiliate (or is related by blood or marriage to any such person) of a party, to the transaction in question, and who is, in fact, independent in respect of such transaction.

     "INTEREST RATE PROTECTION AGREEMENT" means, in respect of a Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement.

     "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the limitations set forth in "Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution.

     "LIEN"   means  any  mortgage,  pledge,  security  interest,
encumbrance,   lien  or  charge  of  any  kind   (including   any
conditional sale or other title retention agreement or lease in the nature thereof) or any Sale/Leaseback Transaction.

     "NET AVAILABLE CASH" from an Asset Disposition or Event of Loss means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition or Event of Loss, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Event of Loss and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "NET CASH PROCEEDS", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "NON-RECOURSE INDEBTEDNESS" means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law (i) no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and (ii) enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property and assets purchased with the proceeds of the Incurrence of such Indebtedness and as to which neither the Company nor any of its Restricted Subsidiaries provides any credit support or is liable.

     "OFFICER" means the Chairman of the Board, the President, the Treasurer or the Secretary of the Company.

     "OFFICERS'  CERTIFICATE" means a certificate signed  by  two
Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

     "OPINION OF COUNSEL" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "PARI PASSU", as applied to the ranking of any Indebtedness of a Person in relation to other Indebtedness of such Person, means that each such Indebtedness either (i) is not subordinate in right of payment to any Indebtedness or (ii) is subordinate in right of payment to the same Indebtedness as is the other, and is so subordinate to the same extent, and is not subordinate in right of payment to each other or to any Indebtedness as to which the other is not so subordinate.

     "PERMITTED FF&E FINANCING" means Indebtedness which is Non-Recourse Indebtedness to the Company or any of its Restricted Subsidiaries or any of their properties that is Incurred to finance the acquisition or lease after the date of the Indenture of newly acquired or leased furniture, fixtures or equipment ("FF&E") used directly in the operation of any casino hotel owned or leased by the Company or its Restricted Subsidiaries and secured by a Lien on such FF&E (which Lien, subject to certain limitations, shall be the only Permitted Lien with respect to such FF&E).

     "PERMITTED HOLDERS" means Anthony A. Marnell II, James A. Barrett, Jr., their estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustee of any bona fide trust of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 66 2/3% of the total voting power of all classes of Capital Stock of such Person (exclusive of any matters as to which class voting rights exist).

     "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of
such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; and
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments.

     "PERMITTED LIENS" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting an appeal or other proceedings for review; (c) Liens for property taxes not yet due or payable or subject to penalties for non-payment and which are being contested in good faith by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially  adversely  affect the value  of  said  properties  or materially impair their use in the operation of the business of such Person; (f) Liens existing on the date of the Indenture; (g) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (h) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (i) Liens securing an Interest Rate Protection Agreement so long as the related Indebtedness is permitted to be incurred under the Indenture, (j) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any
Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (k); PROVIDED, HOWEVER, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) or (k) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (k) Liens securing Permitted FF&E Financings.

     "PERSON"  means  any  individual, corporation,  partnership,
joint   venture,   association,   joint-stock   company,   trust,
unincorporated  organization,  government  or   any   agency   or
political subdivision thereof or any other entity.

     "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "PRINCIPAL" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

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

     "PRO FORMA" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable), as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

     "QUOTED PRICE" means for any day the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in either case on the principal national securities exchange on which the Notes are listed or admitted to trading, or if the Notes are not so listed or admitted to trading, but are traded in the over the counter market, the closing sale price of the Notes or, in case no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.

     "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part.

     "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced and
(iv) if the Indebtedness of the Company or a Restricted Subsidiary being refinanced is subordinated to other Indebtedness of the Company or a Restricted Subsidiary in any respect, such Refinancing Indebtedness is subordinated at least to the same extent; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or (b) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "RELATED BUSINESS" means the gaming business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the date of the Indenture and any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for, the gaming business including, without limitation, the development, expansion or operation of any Casino (including any land-based, dockside, riverboat or other type of Casino), owned, or to be owned, by the Company or one of its Subsidiaries.

     "RESTRICTED SUBSIDIARY" means (i) Rio Properties,  Inc.  and
(ii) any other Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "REPRESENTATIVE" means the trustee, agent or  representative
(if any) for an issue of Senior Indebtedness.

     "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

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

     "SENIOR INDEBTEDNESS" means (i) the Company's Guarantee of the Bank Indebtedness and (ii) all other Indebtedness of the
Company  including interest thereon, whether outstanding  on  the date of the Indenture or thereafter issued, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (a) any obligation of the Company to any Subsidiary, (b) any liability for Federal, state, local or other taxes owed or owing by the Company, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (d) any Indebtedness, Guarantee or obligation of the Company which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (e) any obligations with respect to any Capital Stock or (f) any Indebtedness Incurred in violation of the Indenture.

     "SENIOR  INDEBTEDNESS  OF  GUARANTOR"  means  (i)  the  Bank
Indebtedness and (ii) all other Indebtedness of the Guarantor including interest thereon, whether outstanding on the date of the Indenture or thereafter issued, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Rio Guarantee; provided, however, that Senior Indebtedness of Guarantor shall not include (a) any obligation of the Guarantor to any Subsidiary, (b) any liability for Federal, state, local or other taxes owed or owing by the Guarantor, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),
(d) any Indebtedness, Guarantee or obligation of the Guarantor which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Guarantor, including Senior Subordinated Indebtedness of Guarantor and any Subordinated Obligations, (e) any obligations with respect to any Capital Stock or (f) any Indebtedness Incurred in violation of the Indenture.

     "SENIOR SUBORDINATED INDEBTEDNESS" means the Notes, the 10 5/8% Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes and is not subordinated by its terms to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "SENIOR SUBORDINATED INDEBTEDNESS OF GUARANTOR" means the Rio Guarantee, the Guarantor's guarantee of the 10 5/8% Notes and any other Indebtedness of the Guarantor that specifically provides that such Indebtedness is to rank PARI PASSU with the Rio Guarantee and is not subordinated by its terms to any Indebtedness or other obligation of the Guarantor which is not Senior Indebtedness of Guarantor.

     "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "SUBORDINATED OBLIGATION" means (i) any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or (ii) any Indebtedness of the Guarantor (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Rio Guarantee.

     "SUBSIDIARY" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "TEMPORARY  CASH  INVESTMENTS" means any of  the  following:
(i) investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's Investors Service, Inc. or Standard and Poor's Corporation (or such similar equivalent rating by at

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

least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Corporation.

     "TRADE PAYABLES" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

     "TRUSTEE" means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and, thereafter, means the successor.

     "UNIFORM  COMMERCIAL  CODE"  means  the  New  York   Uniform
Commercial Code as in effect from time to time.

     "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either
(a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, then such designation would be permitted under "Limitation on
Restricted Payments" as a "Restricted Payment". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving PRO FORMA effect to such designation (1) the Company could incur $1.00 of additional Indebtedness if it complies with the Consolidated Coverage Ratio limitations in "Limitation on
Indebtedness" and (2) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

     "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "VOTING STOCK" of a corporation means all classes of Capital
Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly
Owned Subsidiary.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     LIMITATION  ON  INDEBTEDNESS.  The Company  shall  not,  and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; PROVIDED, HOWEVER, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.00:1.00.

     Notwithstanding the foregoing limitation, the Company and its Restricted Subsidiaries may Incur the following Indebtedness:
(i) Indebtedness under the Credit Agreement in an aggregate amount outstanding at any time not to exceed

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

$200 million (less the amount of any permanent reductions in the amount of available borrowings); (ii) Indebtedness outstanding under Permitted FF&E Financings in an amount not to exceed 100% of the lower of cost or fair market value of the FF&E so purchased or leased; (iii) Indebtedness (other than Indebtedness permitted by the immediately preceding paragraph or elsewhere in this paragraph) in an aggregate principal amount outstanding at any time not to exceed $40 million; (iv) Indebtedness of the Company owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness represented by the Notes and the Rio Guarantee and any Indebtedness (other than the Indebtedness described in clauses
(i) or (iv) above) outstanding on the date of the Indenture; (vi) Indebtedness under Interest Rate Protection Agreements; PROVIDED, HOWEVER, such Interest Rate Protection Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in the exchange rates or interest rates or by reason of customary fees, indemnities and compensation payable thereunder; (vii) Indebtedness in connection with one or more standby letters of credit issued in the ordinary course of business or pursuant to self-insurance obligations; (viii) Indebtedness Incurred solely in respect of performance bonds or completion guarantees, to the extent that such Incurrence does not result in the Incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money to others; and (ix) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to the provisions of the immediately preceding paragraph or clauses (ii) and (v) above.

     For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this section "Limitation on Indebtedness", (i) Indebtedness permitted by this section need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this provision permitting such Indebtedness and
(ii) in the event that Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness described in this section, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

     LIMITATION ON RESTRICTED PAYMENTS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to its other shareholders on a pro rata basis),
(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a
"Restricted  Payment")  if  at  the  time  the  Company  or  such
Restricted Subsidiary makes such Restricted Payment: (a) a Default shall have occurred and be continuing (or would result therefrom); (b) the Company could not Incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio limitation set forth in "Limitation on Indebtedness" above; or
(c) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution) declared or made since June 30, 1995, would exceed, without duplication, the sum of: (1) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from June 30, 1995, to the end of the most recent fiscal quarter ending at least 45 days (or at least 30 days if the Company's Report on Form 10-Q or 10-K for the most recent fiscal quarter or year, as the case may be, has been filed with the SEC) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) and minus 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period; (2) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified

Stock) subsequent to June 30, 1995 (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); (3) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to June 30, 1995, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); (4) the amount equal to the net reduction in Investments resulting from (A) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary or (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed the amount of
Investments previously made by the Company or any Restricted Subsidiary, which amount was treated as a Restricted Payment, in each case to the extent not included in Consolidated Net Income; and (5) $20 million.

     The provisions of this section shall not prohibit: (i) any purchase or redemption of Capital Stock of the Company or
Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); PROVIDED, HOWEVER, that (a) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale shall be excluded from clause (c)(2) of the preceding paragraph; (ii) any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness; PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;
(iii) the Company or the Guarantor from redeeming or repurchasing Capital Stock of the Company or any Subordinated Obligation in the event that the holder of such Capital Stock or Subordinated Obligation has failed to qualify or to be found suitable or otherwise eligible under a Gaming Law to remain a holder of such Capital Stock or Subordinated Obligation; PROVIDED, HOWEVER, that the amount of such redemption or repurchase shall be included in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments or (v) the Company from making Investments (other than Investments in the Capital Stock of the Company) the cost to the Company of which do not exceed $30 million in the aggregate at any one time outstanding for all such Investments made in reliance upon this clause (v), PROVIDED FURTHER, HOWEVER, that such Investments shall be included in the calculation of the amount of Restricted Payments.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture; (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (c) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this provision or contained in any amendment to an agreement referred to in clause (a) or (b) of this provision; PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements; (d) in the case of clause (iii), any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (2) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or (3) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted

Subsidiary in any manner material to the Company or such Restricted Subsidiary; (e) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired; (f) any encumbrances or restrictions pursuant to the Credit Agreement and any extensions or revisions thereof; and (g) any encumbrance or restriction imposed by any Gaming Authority.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value, as determined in good faith by the Board of Directors, the determination of which shall be evidenced by a Board Resolution (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; (ii) at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; (iii) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Disposition complies with clauses (i) and (ii); and (iv) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)
(a)  FIRST,  to the extent the Company elects (or is required  by the terms of any Senior Indebtedness or the 10 5/8% Notes), to prepay, repay or purchase Senior Indebtedness or Indebtedness (including the 10 5/8% Notes but other than any Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 270 days from the later of the date of such Asset
Disposition or the receipt of such Net Available Cash; (b) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (a), to the extent the
Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 270 days from the later of such Asset Disposition or the receipt of such Net Available Cash; and (c) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (a) and (b) (such balance being the "Excess Proceeds"), to make an Offer to purchase Notes pursuant to and subject to the conditions of the following two paragraphs; PROVIDED, HOWEVER that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (a) or
(c) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this provision, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this provision except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this provision exceed $15 million (taking into account income earned on any Excess Proceeds). Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

     Upon an Event of Loss incurred by the Company or any of its Restricted Subsidiaries, the Net Available Cash received from such Event of Loss shall be applied in the same manner as proceeds from Asset Dispositions described above and pursuant to the procedures set forth below.

     In the event of an Asset Disposition or Event of Loss that requires the purchase of Notes pursuant to clause (iii)(c) of the next preceding paragraph, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") which offer shall be in the amount of the Allocable Excess Proceeds (as defined below), at a purchase price of 100% of their principal amount plus accrued interest to the Purchase Date in accordance with the procedures (including prorationing in the event of over subscription) set forth in the next paragraph. If the aggregate purchase price of Notes tendered pursuant to the Offer is less than the Allocable Excess Proceeds, the Company may use the remaining Net Available Cash in its general operations and the amount of Excess Proceeds will be reset to zero. The Company shall not be required to make an Offer for Notes pursuant to this provision if the Excess Proceeds are less than $15 million for any particular Asset Disposition or Event of Loss (which lesser amounts plus any income earned thereon shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition or Event of Loss).
"Allocable Excess Proceeds" means the product of (x) the Excess Proceeds and (y) a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Offer and the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Offer and the aggregate principal amount of other Indebtedness of the Company outstanding on the date of the Offer that is PARI PASSU in right of payment with the Notes and subject to terms and conditions in respect of Asset Dispositions similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Indebtedness substantially at the same time as the Offer.

     Promptly, and in any event within 10 days after the Company becomes obligated to make an Offer, the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Notes purchased by the Company either in whole or in part (subject to prorationing as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain information concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed decision (which at a minimum will include (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than
Current Reports describing Asset Dispositions or Events of Loss otherwise described in the offering materials (or corresponding successor reports) (collectively, the "Reports"), (ii) a description of material developments in the Company's business subsequent to the date of the latest of the Reports, and (iii) if material, appropriate PRO FORMA financial information) and all instructions and materials necessary to tender Notes pursuant to the Offer, together with the information contained in the next following paragraph.

     Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided below, the Company shall deliver to the Trustee an Officers' Certificate as to (i) the amount of the Allocable Excess Proceeds, (ii) the allocation of the Net Available Cash from the Asset Dispositions or Event of Loss pursuant to which such Offer is being made and (iii) the compliance of such allocation with the provisions of the next preceding paragraph. On such date, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) in Temporary Cash Investments an amount equal to the Allocable Excess Proceeds to be held for payment in accordance with the provisions of this provision. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Company shall deliver to the Trustee the Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee is less than the amount of Allocable Excess Proceeds, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period.

     Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days prior to the Purchase Date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by Holders exceeds the amount of Allocable Excess Proceeds, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

     At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company will also deliver an Officers' Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this provision. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this provision. To the extent that the provisions of any securities laws or regulations conflict with this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this provision by virtue thereof.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business, enter into or permit to exist any transaction (including the purchase, conveyance, disposition, sale, lease or exchange of any property or the rendering of any service) with any

Affiliate of the Company (an "Affiliate Transaction") unless the terms of such Affiliate Transaction are (i) set forth in writing,
(ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, (iii) as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such transaction for a similar transaction in arm's-length dealings with a Person who is not such an Affiliate, and (iv) with respect to an Affiliate Transaction involving aggregate payments or value of $1 million or greater, the Independent Directors have determined in good faith that the criteria set forth in clauses (ii) and (iii) are satisfied and have approved the relevant Affiliate Transaction, such approval to be evidenced by a Board Resolution. The determinations pursuant to clauses (ii) and (iii) above shall not require the Board of Directors or the Independent Directors to obtain independent expert opinions unless, in the sole judgment of the Board of Directors or the Independent Directors, the Board of Directors or the Independent Directors decide to obtain such an opinion.

     (b) The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to "- Limitation on Restricted Payments" above, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, (iv) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries or (v) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     LIMITATION ON LAYERED INDEBTEDNESS. The Company will not, and will not permit the Guarantor to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company or the Guarantor, as the case may be, unless such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, the Notes in the case of the Company or the Rio Guarantee in the case of the Guarantor.

     The Guarantor will not, directly or indirectly, Guarantee any Indebtedness of the Company that is subordinated in right of payment to any other Indebtedness of the Company unless such Guarantee is subordinate in right of payment to, or ranks PARI PASSU with, the Rio Guarantee.

     LIMITATION ON LIENS. The Company shall not, and shall not permit the Guarantor to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens and Liens securing Senior Indebtedness or Senior Indebtedness of Guarantor, including Attributable Indebtedness that is Senior Indebtedness or Senior Indebtedness of Guarantor) on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, or any income or profits therefrom securing any obligation unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or prior to) such obligation for so long as such obligation is so secured.

     LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any
Restricted  Subsidiary  to, directly  or  indirectly,  issue  any
Capital Stock other than to the Company or a Restricted Subsidiary, that shall entitle the holder of such Capital Stock to a preference in right of payment in the event of the liquidation, dissolution or winding-up of such Restricted Subsidiary or with respect to dividends of such Restricted Subsidiary.

     OWNERSHIP  OF  RIO  PROPERTIES,  INC.    The  Company   will
maintain  its  100%  ownership  of  the  Capital  Stock  of   the
Guarantor.

SUCCESSOR COMPANY

     Neither the Company nor the Guarantor shall consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or the Guarantor) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture or the Guarantor under the Rio Guarantee and the Indenture, as the case may be; (ii) immediately after giving effect to such transaction on a PRO FORMA basis (and treating

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

any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor Company would be able to incur an additional $1.00 of Indebtedness in compliance with the Consolidated Coverage Ratio limitations set forth in "Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor Company shall have Consolidated Net Worth in an amount which is not less than the Consolidated
Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor, as the case may be, under the Indenture, but the predecessor Company in the case of a lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

     The phrase "all or substantially all" of the Company's assets has no clearly established meaning under New York law which may result in uncertainty in ascertaining whether such an event has occurred. See "Description of New Notes - Change of Control."

EVENTS OF DEFAULT

     An "Event of Default" occurs if: (i) the Company and the Guarantor default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (ii) the Company and the Guarantor (a) default in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, or (b) fail to redeem or purchase Notes when required pursuant to the Indenture or the Notes; (iii) the Company or the Guarantor fails to comply with the provisions of "Successor Company" above; (iv) the Company or the Guarantor, as the case may be, fails to comply with "Change of Control" above, "Reports to Holders of Notes" below, and subsections "- Limitation on Indebtedness," "- Limitation on Restricted Payments," "- Limitation on Restrictions on Distributions from Subsidiaries," "- Limitation on Sales of Assets and Subsidiary Stock," "- Limitation on Liens," "- Limitation on Layered Indebtedness," "- Limitation on Transactions with Affiliates", and "Ownership of Rio Properties, Inc." in "Certain Covenants" (other than a failure to purchase Notes when required under "Change of Control" or "Certain Covenants - Limitation on Sale of Assets and Subsidiary Stock") of the Indenture and such failure continues for 30 days after the notice specified below or the Company fails to give the notice specified below; (v) the Company or the Guarantor fails to comply with any of its agreements in the Notes or the Indenture (other than those referred to in (i),
(ii), (iii) or (iv) above) and such failure continues for 60 days after the notice specified below or the Company fails to give the notice specified below; (vi) the principal, any premium or accrued and unpaid interest of Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such Indebtedness unpaid or accelerated exceeds $10 million at the time and such default continues for 10 days; (vii) the Company or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian of it or for any substantial part of its property; or (d) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;
(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Restricted Subsidiary in an involuntary case;
(b) appoints a Custodian of the Company or any Restricted Subsidiary or for any substantial part of its property; or (c) orders the winding up or liquidation of the Company or any Restricted

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Subsidiary; or  any  similar relief is granted  under any foreign laws and the order or decree remains unstayed and in effect for 60 days; (ix) any judgment or decree for the payment of money in excess of $10 million at the time is entered against the Company or any Restricted Subsidiary and is not discharged and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (b) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution
thereof   stayed  and, in  the  case  of (a) or (b), such default
continues for 10 days; or (x) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino hotel owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company evidenced by a Board Resolution, both desirable in the conduct of the business of the Company and its Subsidiaries, taken as a
whole,  and   not disadvantageous  in any material respect to the
Holders).

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     The term "Bankruptcy Law" means Title 11, UNITED STATES CODE, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

     A Default under clause (iv) or (v) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default under clause (iv), (v), (vi) or (ix), its status and what action the Company is taking or proposes to take with respect thereto.

ACCELERATION

     If an Event of Default (other than an Event of Default specified in clauses (vii) or (viii) in "Events of Default" above with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs, the principal of and interest on all the Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

LIMITATION ON SUITS

     A Noteholder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing; (ii) the Holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (v) the Holders of a majority

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

in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

     A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

RIGHTS OF HOLDERS TO RECEIVE PAYMENT

     Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

DISCHARGE OF INDENTURE AND DEFEASANCE

     When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Company pays all other sums payable hereunder by the Company, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

     Subject to conditions to defeasance described below and the survival of certain provisions, the Company at any time may terminate (i) all its obligations under the Notes and the Indenture ("legal defeasance option") or (ii) its obligations under certain restrictive covenants and the related Events of Default ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (ii) of the immediately preceding paragraph.

     The Company may exercise its legal defeasance option or its covenant defeasance option only if:

     (a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity or redemption, as the case may be; and

     (b) certain other conditions, including delivery of certain opinions of counsel, are met.

REPORTS TO HOLDERS OF THE NOTES

     The Company shall file with the Trustee and provide Noteholders, within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the SEC and provide the Trustee and Noteholders with the annual reports and the information, documents and other reports which are
specified  in  Sections 13 and 15(d) of the  Exchange  Act.   The
Company  also  shall  comply  with  the other provisions  of  TIA
Section 314(a).

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

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption, or any Note for a period of 15 days before a selection of Notes to be redeemed, or any Note for a period of 15 days before an interest payment date.

     The registered holder of a Note may be treated as the owner of it for all purposes.

AMENDMENT AND SUPPLEMENT

     Subject to certain exceptions, the Indenture, the Notes or the Rio Guarantee may be amended or supplemented by the Company or the Guarantor and the Trustee with the consent of the Holders of at least a majority in principal amount of such then outstanding Notes. Without notice to or the consent of any Noteholder, the Company, the Guarantor and the Trustee may amend the Indenture or the Notes, among other things, to cure any ambiguity, defect or inconsistency; to provide for the assumption of the Company's or the Guarantor's obligations to Noteholders by a Successor Corporation; to provide for uncertificated Notes in addition to or in place of certificated Notes; or to make any change that does not adversely affect the rights of any Noteholder. Without the consent of each Noteholder affected, the Company may not reduce the principal amount of Notes the Holders of which must consent to an amendment of the Indenture; reduce the rate or extend the time for payment of interest on any Note; reduce the principal of or extend the fixed maturity of any Note; reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed; reduce the premium payable upon the repurchase of any Note upon a Change of Control; make any Note payable in money other than that stated in the Note; make any change in the provisions concerning waiver of Defaults or Events of Default by Holders of the Notes or rights of Holders to receive payment of principal or interest; make any change in the subordination provisions in the Indenture that affects the right of any Holder; or release the Company or the Guarantor from its obligations under the Notes or the Rio Guarantee (except pursuant to the provisions described above in "Limitation on Merger or Sale of Assets") or make any change in the Notes that would adversely affect the rights of any Holder.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

     No director, officer, employee or stockholder, as such, of the Company shall have any personal liability in respect of the obligations of the Company under the Notes or the Indenture by reason of his or its status as such.

THE TRUSTEE

     IBJ  Schroder Bank & Trust Company is the Trustee under  the
Indenture.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

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

              CERTAIN U.S. FEDERAL TAX CONSEQUENCES

BACKUP WITHHOLDING

     Under federal income tax law, a Holder may, under certain circumstances, be subject to "backup withholding" unless such Holder (i) is a corporation, or is otherwise exempt and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The withholding rate is 31% of "reportable payments," which include interest and, under certain circumstances, principal payments.

PAYMENTS TO UNITED STATES ALIENS

     Under current United States federal income and estate tax law, (i) payments of principal and interest on a Note by the Company or any paying agent to a Noteholder that is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, or a nonresident alien fiduciary of a foreign estate or trust (a "United States Alien") will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest, the Noteholder (1) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company, (2) is not a controlled foreign corporation related to the Company through stock ownership and (3) provides a statement, under penalties of perjury (such as Form W-8), to the Company that the Noteholder is a United States Alien and provides its name and address; (ii) a Noteholder that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such Note, provided that such Noteholder (or a fiduciary, settlor or beneficiary of, or a person holding power over, such Noteholder, if such Noteholder is an estate or trust, or a member or stockholder of each Noteholder, if such Noteholder is a partnership or corporation) does not have a present or former connection with or status with respect to the United States including, without limitation, such Noteholder's (or such fiduciary, settlor, beneficiary, person holding a power, member or stockholder) (1) being or having been a citizen or resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein or (2) past or present status as a personal holding company, foreign person holding company or private foundation or other tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax; and (iii) a Note will not be subject to United States federal estate tax as a result of the death of a Noteholder who is not a citizen or resident of the United States at the time of death, provided that such Noteholder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company and, at the time of such Noteholder's death, payments of interest on such Note would not have been effectively connected with the conduct by such Noteholder of a trade or business in the United States.

     United States information reporting requirements and backup withholding tax will not apply to payments on a Note made outside the United States by the Company or any paying agent (acting in its capacity as such) to a Noteholder that is a United States Alien provided that a statement described in (i)(3) above has been received by the payor and the payor does not have actual knowledge that the payee is not a United States Alien.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker (1) is a United States Alien, (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and
(3) is not a controlled foreign corporation as to the United States (a person described in (1), (2) and (3) being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

OTHER TAX CONSIDERATIONS

     There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular prospective purchaser of the Notes as to which it should consult its tax adviser. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NEW NOTES.

                      PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by any broker-dealer for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing  of  options  on the New Notes or a combination  of  such methods  of  resale, at market prices prevailing at the  time  of resale,  at  prices related to such prevailing market  prices  or
negotiated  prices.   Any such resale may  be  made  directly  to
purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of counsel for the Initial Purchasers and the Trustee) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates herein by reference, the following documents filed with the Commission under the Exchange Act:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995; the Company's Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996, and September 30, 1996; and the Company's Report on Form 8-K dated February 4, 1997; and

     (b) All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the Exchange Offer, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: James A. Barrett, Jr., President, Rio Hotel & Casino, Inc., 3700 West Flamingo Road, Las Vegas, Nevada 89103,
(702) 252-7733.


                          LEGAL MATTERS

     Certain legal matters with regard to the validity of the New
Notes  will  be  passed upon for the Company by  Kummer  Kaempfer
Bonner & Renshaw, Las Vegas, Nevada.


                             EXPERTS

     The consolidated financial statements included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             PAGE

Report of Independent Public Accountants                      F-2

Consolidated Balance Sheets as of December 31, 1995 and
1994 and September 30, 1996 (Unaudited)                       F-3


Consolidated Statements of Income for the Years Ended
December 31, 1995, 1994 and 1993, and for the Nine Months
Ended September 30, 1996 and 1995 (Unaudited)                 F-4

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1995, 1994 and 1993, and for the Nine Months
Ended September 30, 1996 and 1995 (Unaudited)                 F-6

Consolidated Statements of Stockholders' Equity for the
Years Ended December 31, 1995, 1994 and 1993 and for the
Nine Months Ended September 30, 1996 (Unaudited               F-7


Notes to Consolidated Financial Statements                    F-8

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
 Rio Hotel & Casino, Inc.:



     We have audited the accompanying consolidated balance sheets of Rio Hotel & Casino, Inc. (a Nevada corporation) and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rio Hotel & Casino, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.


                                 ARTHUR ANDERSEN LLP



Las Vegas, Nevada
January 26, 1996

                         RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                               CONSOLIDATED BALANCE SHEETS

                                          ASSETS

                                                      September 30,                    December 31,
                                                           1996                 1995                1994
                                                       (Unaudited)
Current assets:
     Cash and cash equivalents                           $  10,990,443       $  19,992,695       $  76,426,258
     Accounts receivable, net                                5,677,846           4,313,442           3,204,416
     Federal income taxes receivable                           450,058             190,914             139,329
     Inventories                                             3,731,801           1,794,850           1,378,598
     Prepaid expenses and other current assets               4,867,706           4,638,090           4,716,701
     Total current assets                                   25,717,854          30,929,991          85,865,302

Property and equipment:
     Land and improvements                                  47,890,821          37,509,960          24,666,679
     Building and improvements                             195,762,408         192,818,896         137,005,432
     Equipment, furniture and improvements                  74,033,008          68,500,267          43,108,873
     Less: accumulated depreciation                        (58,887,367)        (46,707,850)        (32,826,276)
                                                           258,798,870         252,121,273         171,954,708
     Construction in progress                              141,534,800          17,173,483          38,521,773
          Net property and equipment                       400,333,670         269,294,756         210,476,481
Other assets, net                                            7,786,648           8,566,847           4,823,489
                                                         $ 433,838,172       $ 308,791,594       $ 301,165,272

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current maturities of long-term debt                $     342,845       $      25,252       $  15,032,534
     Note payable                                            1,000,000                   -                   -
     Accounts payable                                        4,019,402           4,562,132           2,425,645
     Accrued expenses                                       14,100,525           9,136,226           7,830,706
     Accounts payable - related party                       24,178,394           6,641,506          10,026,210
     Accrued interest                                        3,288,740           4,726,915             351,864
          Total current liabilities                         46,929,906          25,092,031          35,666,959

Non-current liabilities:
     Long-term debt, less current maturities               197,002,902         110,176,765         110,146,869
     Deferred income taxes                                  11,377,388          10,634,898           7,512,277
          Total non-current liabilities                    208,380,290         120,811,663         117,659,146
          Total liabilities                                255,310,196         145,903,694         153,326,105
Stockholders' equity:
     Common stock, $0.01 par value;
     100,000,000 shares authorized;
     21,236,341;  21,139,146 and 21,371,346 shares
     issued and outstanding                                    212,364             211,392             213,714
     Additional paid-in capital                            114,091,669         113,520,158         117,214,582
     Retained earnings                                      64,223,943          49,156,350          30,410,871
          Total stockholders' equity                       178,527,976         162,887,900         147,839,167
                                                         $ 433,838,172       $ 308,791,594       $ 301,165,272

                              See Accompanying Notes to Consolidated Financial Statements

                              RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENTS OF INCOME

                                          Nine Months Ended September 30,
                                            1996                 1995
                                         (Unaudited)         (Unaudited)
Revenues:
 Casino                                $ 83,082,679         $ 76,796,240
 Room                                    30,112,121           25,026,342
 Food and beverage                       52,992,883           44,531,840
 Other                                   11,446,560            9,157,338
 Casino promotional allowances          (14,546,973)         (13,661,681)
                                        163,087,270          141,850,079
Expenses:
Casino                                   40,005,532           33,718,226
 Room                                     9,876,771            7,641,962
 Food and beverage                       40,615,871           35,907,312
 Other                                    5,862,380            4,934,415
 Selling, general and administrative     23,539,507           21,040,377
 Depreciation and amortization           12,538,158           10,386,640
                                        132,438,219          113,628,932
Operating profit                         30,649,051           28,221,147

Other income (expense):
 Interest expense                        (7,112,247)          (5,410,950)
 Other income                                     -                    -
                                         (7,112,247)          (5,410,950)
Income before income tax provision       23,536,804           22,810,197
Income tax provision                     (8,469,211)          (8,499,509)
Income before extraordinary items        15,067,593           14,310,688

Extraordinary items:
 Loss on early extinguishment of debt,
   net of income tax benefit                      -                    -
Cumulative effect of a change in
 accounting principle:
 Adoption of SFAS No. 109                         -                    -
          Net income                   $ 15,067,593         $ 14,310,688


                              RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF INCOME (Continued)

                                                             For the Year Ended December 31,
                                                    1995                 1994                 1993
Revenues:
 Casino                                       $ 105,546,531        $  87,164,738         $  71,295,870
 Room                                            33,826,095           19,261,477            12,334,207
 Food and beverage                               60,009,994           47,648,778            32,573,861
 Other                                           12,386,275            7,235,891             4,244,019
 Casino promotional allowances                  (18,810,726)         (14,886,794)          (10,394,625)
                                                192,958,169          146,424,090           110,053,332
Expenses:
 Casino                                          48,071,953           38,696,281            31,177,642
 Room                                            10,413,883            6,631,787             4,441,851
 Food and beverage                               48,257,881           38,795,127            27,799,449
 Other                                            6,646,950            4,959,250             2,784,746
 Selling, general and administrative             27,777,901           20,550,142            16,001,309
 Depreciation and amortization                   14,231,307           10,863,844             7,544,326
                                                155,399,875          120,496,431            89,749,323
Operating profit                                 37,558,294           25,927,659            20,304,009

Other income (expense):
 Interest expense                                (8,105,680)          (1,923,237)           (1,838,713)
 Other income                                             -            1,140,010                     -
                                                 (8,105,680)            (783,227)           (1,838,713)
Income before income tax provision               29,452,614           25,144,432            18,465,296
Income tax provision                            (10,707,135)          (9,178,023)           (6,785,305)
Income before extraordinary items                18,745,479           15,966,409            11,679,991

Extraordinary items:
 Loss on early extinguishment of debt,
   net of income tax benefit                              -                    -              (253,711)
Cumulative effect of a change in
 accounting principle:
 Adoption of SFAS No. 109                                 -                    -              (776,888)
          Net income                          $  18,745,479        $  15,966,409         $  10,649,392


                       See Accompanying Notes to Consolidated Financial Statements

                                  RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                               CONSOLIDATED STATEMENTS OF INCOME (Continued)

                                                 Nine Months Ended September 30,
                                                       1996              1995
                                                   (Unaudited)       (Unaudited)
Earnings per common share:
 Primary:
  Income applicable to common shares            $     0.70         $     0.66

Extraordinary items:
 Loss on early extinguishment of debt,
  net of income tax benefit                              -                  -

Cumulative effect of a change in accounting
 principal:
 Adoption of SFAS 109                                    -                  -
          Net Income                            $     0.70         $     0.66
 Weighted average number of common
  shares outstanding                            21,549,457         21,633,529

Fully diluted:
 Income applicable to common shares             $     0.70         $     0.66

Extraordinary items:
 Loss on early extinguishment of debt,
  net of income tax benefit                              -                  -
Cumulative effect of a change in accounting
 principal:
 Adoption of SFAS 109                                    -                  -
          Net Income                            $     0.70         $     0.66
 Weighted average number of common
  shares outstanding                            21,563,090         21,635,455


                                  RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                               CONSOLIDATED STATEMENTS OF INCOME (Continued)

                                                             For the Year Ended December 31,
                                                       1995              1994               1993
Earnings per common share:
 Primary:
  Income applicable to common shares             $     0.87        $     0.74         $     0.60

Extraordinary items:
 Loss on early extinguishment of debt,
  net of income tax benefit                               -                 -              (0.01)

Cumulative effect of a change in accounting
 principal:
 Adoption of SFAS 109                                     -                 -              (0.04)
          Net Income                             $     0.87        $     0.74         $     0.55
 Weighted average number of common
  shares outstanding                             21,591,325        21,720,121         19,504,466

Fully diluted:
 Income applicable to common shares              $     0.87        $     0.74         $     0.60

Extraordinary items:
 Loss on early extinguishment of debt,
  net of income tax benefit                               -                 -              (0.01)
Cumulative effect of a change in accounting
 principal:
 Adoption of SFAS 109                                     -                 -              (0.04)
          Net Income                             $     0.87        $     0.74         $     0.55
 Weighted average number of common
  shares outstanding                             21,592,769        21,720,381         19,537,515

                            See Accompanying Notes to Consolidated Financial Statements

                               RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Nine Months Ended September 30,
                                                      1996                 1995
                                                   (Unaudited)         (Unaudited)
Cash flow from operating activities:
 Net income                                     $  15,067,593        $  14,310,688
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
  Loss on early extinguishment of
   debt, net of income tax benefit                          -                    -
  Compensation expense recognized
   from stock option grant                             79,409               58,477
  Depreciation and amortization                    12,538,163           10,386,640
  Provision for uncollectible accounts                 63,872              211,908
  Net loss on sale of assets                                -                    -
  Cumulative effect of change in
   accounting principle - Adoption
   of SFAS 109                                              -                    -
  Deferred income taxes                               742,490            2,506,408
  (Increase) decrease in assets:
   Accounts receivable                             (1,428,276)          (1,181,769)
   Inventories                                     (1,936,951)             (62,796)
   Prepaid expenses and other current
    assets                                             67,453              231,709
   Other, net                                         454,061           (1,026,048)
  Increase (decrease) in liabilities:
   Accounts payable                                  (542,729)             972,097
   Accrued federal income tax payable                       -              609,125
   Accrued expenses                                 4,964,299            2,098,365
   Accrued interest                                (1,438,175)           1,778,592
  Net cash provided by operating
   activities                                      28,631,209           30,893,396
Cash flows from investing activities:
 Purchase of equipment, furniture and
  improvements                                   (112,036,884)         (46,810,997)
 Purchase of land and improvements                (11,500,910)         (10,711,864)
  Net cash (used in) investing
   activities                                    (123,537,794)         (57,522,861)
Cash flow from financing activities:
 Proceeds from borrowings                          86,000,000                    -
 Net proceeds from common stock
  issuance                                          1,146,710              878,651
 Net proceeds from issuance of senior
  subordinated notes                                        -           96,869,021
 Repurchase of common stock                        (1,209,850)          (3,237,788)
 Costs paid in connection with prior
  common stock offering and stock
   exchange rights                                          -                    -
 Loan acquisition costs                                     -                    -
 Payments on notes and loans payable                  (32,527)        (124,964,759)
  Net cash (used in) provided by
   financing activities                            85,904,333          (30,454,875)
  Net increase (decrease) in cash and
   cash equivalents                                (9,002,252)         (57,084,340)
Cash and cash equivalents, beginning of
 period                                            19,992,695           76,426,258
Cash and cash equivalents, end of period        $  10,990,443        $  19,341,918


                               RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

                                                       For the Year Ended December 31,
                                                 1995                 1994                1993
Cash flow from operating activities:
 Net income                                 $  18,745,479        $  15,966,409       $  10,649,392
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
  Loss on early extinguishment of
   debt, net of income tax benefit                      -                    -             253,711
  Compensation expense recognized
   from stock option grant                         87,627              141,975              54,133
  Depreciation and amortization                14,231,307           10,863,844           7,544,326
  Provision for uncollectible accounts          1,002,463              512,999             523,491
  Net loss on sale of assets                            -                    -              10,885
  Cumulative effect of change in
   accounting principle - Adoption
   of SFAS 109                                          -                    -             776,888
  Deferred income taxes                         3,122,621            1,693,101           2,265,571
  (Increase) decrease in assets:
   Accounts receivable                         (2,026,109)            (790,677)         (1,891,439)
   Inventories                                   (416,252)            (510,231)           (223,051)
   Prepaid expenses and other current
    assets                                        659,627             (827,476)           (856,554)
   Other, net                                    (843,335)          (2,881,750)           (662,965)
  Increase (decrease) in liabilities:
   Accounts payable                             2,136,487             (522,443)            304,585
   Accrued federal income tax payable                   -              546,142              91,401
   Accrued expenses                             1,305,520            1,306,086           1,628,387
   Accrued interest                             4,375,051              297,896             (92,009)
  Net cash provided by operating
   activities                                  42,380,486           25,795,875          20,376,752
Cash flows from investing activities:
 Purchase of equipment, furniture and
  improvements                                (63,326,652)         (66,053,542)        (49,967,458)
 Purchase of land and improvements            (12,781,239)                   -              22,499
  Net cash (used in) investing
   activities                                 (76,107,891)         (66,053,542)        (49,944,959)
Cash flow from financing activities:
 Proceeds from borrowings                      10,000,000           60,014,175          65,000,000
 Net proceeds from common stock
  issuance                                        969,251            1,022,700          32,506,200
 Net proceeds from issuance of senior
  subordinated notes                           96,750,244                    -                   -
 Repurchase of common stock                    (5,386,225)                   -                   -
 Costs paid in connection with prior
  common stock offering and stock
   exchange rights                                      -             (119,529)           (456,821)
 Loan acquisition costs                                 -                    -          (1,107,647)
 Payments on notes and loans payable         (125,039,428)             (18,358)        (53,212,000)
  Net cash (used in) provided by
   financing activities                       (22,706,158)          60,898,988          42,729,732
  Net increase (decrease) in cash and
   cash equivalents                           (56,433,563)          20,641,321          13,161,525
Cash and cash equivalents, beginning of
 period                                        76,426,258           55,784,937          42,623,412
Cash and cash equivalents, end of period    $  19,992,695        $  76,426,258       $  55,784,937

                      See Accompanying Notes to Consolidated Financial Statements

                                 RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         Common Stock
                                                Number of
                                                 Shares              Amount
Balance, December 31, 1992                     18,600,796         $  186,008
Tax benefit of stock options granted
Issuance of common stock                        2,547,000             25,470
Common stock offering costs
Net income for the year
Implementation of SFAS No. 109
Compensation expense for stock
 options granted
Balance, December 31, 1993                     21,147,796            211,478
Tax benefit of stock options granted
Exercise of common stock options                  223,550              2,236
Net income for the year
Compensation expense for stock
 options granted in 1993
Balance, December 31, 1994                     21,371,346            213,714
Tax benefit of stock options granted
Exercise of common stock options                  198,300              1,983
Repurchase of common stock                       (430,500)            (4,305)
Common stock offering costs
Net income for the year
Compensation expense for stock
 options granted in 1993
Balance, December 31, 1995                     21,139,146            211,392
Tax benefit of stock options granted
Exercise of common stock options                  172,195              1,722
Repurchase of common stock                        (75,000)              (750)
Net income for the nine months
Compensation expense for stock
 options granted
Balance, September 30, 1996                    21,236,341         $  212,364


                                 RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

                                               Additional Paid-In      Retained      Total Stockholders'
                                                    Capital            Earnings             Equity

Balance, December 31, 1992                      $  82,891,073       $  3,795,070        $ 86,872,151
Tax benefit of stock options granted                1,120,823                              1,120,823
Issuance of common stock                           32,480,730                             32,506,200
Common stock offering costs                          (541,066)                              (541,066)
Net income for the year                                               10,649,392          10,649,392
Implementation of SFAS No. 109                       (823,152)                              (823,152)
Compensation expense for stock
 options granted                                       54,133                                 54,133
Balance, December 31, 1993                        115,182,541         14,444,462         129,838,481
Tax benefit of stock options granted                  886,132                                886,132
Exercise of common stock options                    1,003,934                              1,006,170
Net income for the year                                               15,966,409          15,966,409
Compensation expense for stock
 options granted in 1993                              141,975                                141,975
Balance, December 31, 1994                        117,214,582         30,410,871         147,839,167
Tax benefit of stock options granted                  632,601                                632,601
Exercise of common stock options                      965,467                                967,450
Repurchase of common stock                         (5,381,920)                            (5,386,225)
Common stock offering costs                             1,801                                  1,801
Net income for the year                                               18,745,479          18,745,479
Compensation expense for stock
 options granted in 1993                               87,627                                 87,627
Balance, December 31, 1995                        113,520,158         49,156,350         162,887,900
Tax benefit of stock options granted                  556,213                                556,213
Exercise of common stock options                    1,144,988                              1,146,710
Repurchase of common stock                         (1,209,100)                            (1,209,850)
Net income for the nine months                                        15,067,593          15,067,593
Compensation expense for stock
 options granted                                       79,410                                 79,410
Balance, September 30, 1996                     $ 114,091,669       $ 64,223,943        $178,527,976

                    See Accompanying Notes to Consolidated Financial Statements


            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

     PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Rio Hotel & Casino, Inc. and its wholly owned subsidiaries:
Rio Properties, Inc. ("Rio Properties," which owns and operates the Rio Suite Hotel & Casino (the "Rio") in Las Vegas, Nevada); Rio Development Company, Inc. (formerly MarCor Development Company, Inc.); Rio Resort Properties, Inc. (formerly MarCor Resort Properties, Inc.); Rio Leasing, Inc.; and Rio Properties' wholly owned subsidiaries, Cinderlane, Inc. and HLG, Inc.

     All significant intercompany balances and transactions have been eliminated in consolidation.

     All amounts related to September 30, 1996 and 1995 are unaudited.

     RECLASSIFICATIONS

     The financial statements for prior periods reflect certain reclassifications, which have no effect on net income, to conform with classifications adopted in the current year.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     CAPITALIZATION OF INTEREST

     The Company capitalizes interest on funds disbursed during the active construction phases of real estate development and other major projects. Interest capitalized during the years ended 1995, 1994, and 1993 was $0.9 million, $0.6 million and $0.5
million,   respectively.   For  the  nine  month  periods   ended
September 30, 1996 and 1995, capitalized interest was $4.0 million and $0.6 million, respectively.

     PROPERTY AND EQUIPMENT

     Land  and  improvements,  building  and  improvements,   and
equipment, furniture and improvements are stated at cost.

     Depreciation and amortization of property and equipment is computed using the straight-line method predominantly over the following estimated useful lives:

 Building and improvements                 7 to 45 years
 Equipment, furniture and improvements     3 to 15 years


     Costs of major improvements are capitalized, while costs  of
normal  repairs  and  maintenance  are  charged  to  expense   as
incurred.

     PREOPENING COSTS

     Preopening costs consist principally of direct incremental personnel costs and advertising and marketing expenses. These costs are capitalized prior to the opening of the specific project and are charged to expense at the commencement of operations. At September 30, 1996, included in construction-in-progress is $3,009,480 in preopening costs.

     IMPAIRMENT

     Management reviews existing information and analyses of the Company and its operations as well as indicators of impairment (such as dramatic changes in the manner in which an asset is used or forecasts showing lack of long-term profitability) to determine whether an impairment may exist. The Company considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of its fixed assets can be recovered. Upon a determination that the carrying value of an asset will not be recovered from its future undiscounted cash flows, the carrying value of that asset would be considered impaired and will be reduced by a charge to operations in the amount of the impairment. Impairment is measured as any deficiency in estimated discounted future cash flows of the fixed assets to recover the carrying value related to those assets.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

     REVENUE AND PROMOTIONAL ALLOWANCES

     Casino revenues represent the net win from gaming wins and losses. The retail value of rooms, food, beverage and other services provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses as follows:


                                  Nine Months Ended
                                    September 30,
                                 1996              1995
Room                           $1,255,269       $1,383,184
Food and beverage               6,845,047        6,610,073
Other operating expenses          140,021           81,274
                               $8,240,337       $8,074,531


                                For the Year Ended December 31,
                               1995           1994          1993
Room                       $ 1,940,936    $1,273,154     $  889,448
Food and beverage            9,020,152     7,823,819      5,969,683
Other operating expenses       104,921        44,888         36,940
                           $11,066,009    $9,141,861     $6,896,071

     EARNINGS PER SHARE

     Earnings per common share are computed on the basis of the weighted average number of common shares and common stock equivalents outstanding during the period.

     HEDGING TRANSACTION

     The Company was a party to an interest rate swap agreement and has purchased an interest rate cap (Note 6). Any net payments made or received by the Company in connection with this interest rate swap agreement or interest rate cap, or any other hedging transaction that the Company may enter into, will be classified as cash flows from operating activities.

     Premiums paid for the interest rate cap agreements are amortized to interest expense over the shorter of the original life of the debt or the term of the cap. Unamortized premiums are included in other assets in the statement of financial position. Accounts receivable under the agreements are accrued as a reduction of interest expense. Amounts payable under the interest rate swap agreements are included in interest expense.

     INCOME TAXES

     Effective January 1, 1993, the Company implemented the provisions of SFAS 109. SFAS 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

2.   CASH AND CASH EQUIVALENTS

     Cash and cash equivalents at September 30, 1996, December 31, 1995 and 1994 include $3 million, $10 million and $68 million, respectively, in overnight repurchase agreements with a bank. These items are recorded at cost which approximates market value and are considered cash equivalents for purposes of the Consolidated Statements of Cash Flows.

3.   CONSOLIDATED STATEMENTS OF CASH FLOWS

     The following supplemental disclosures are provided as part of the Consolidated Statements of Cash Flows:

                                        Nine Months Ended
                                           September 30,
                                         1996          1995
Cash payments made for interest
(net of amounts capitalized)          $7,736,982    $3,723,580
Cash payments made for income taxes   $6,600,000    $5,500,000


                                         For the Year Ended December 31,
                                         1995         1994          1993
Cash payments made for interest
(net of amounts capitalized)          $3,904,540   $1,919,556    $1,728,693
Cash payments made for income taxes   $7,100,000   $6,240,000    $4,428,335

     Non-cash financing and investing activities:

     SEPTEMBER 30, 1996

     Purchase of property and equipment financed through payables totaled $25,139,541.

     Purchase  of  land  financed through debt  issuance  totaled
$1,215,110.

     Tax benefit arising from the exercise of stock options under the Company's Non-Statutory Stock Option Plan ("NSOP") totaled
$556,213.

     DECEMBER 31, 1995

     Purchase of property and equipment financed through payables totaled $6,556,126.

     Purchase  of  land financed through long-term  debt  totaled
$62,042.

     Accounts receivable increased by $85,380. This was financed through payables and will be reimbursed to the Company.

     Tax benefit arising from the exercise of stock options granted under the NSOP totaled $632,601.

     SEPTEMBER 30, 1995

     Purchase of property and equipment financed through payables totaled $4,149,939.

     Bond   offering  costs  financed  through  accounts  payable
totaled $109,200.

     Tax benefit arising from the exercise of stock options under the NSOP totaled $609,125.

     DECEMBER 31, 1994

     Purchase of property and equipment financed through payables totaled $10,026,210.

     Tax benefit arising from the exercise of stock options granted under the NSOP totaled $886,132.

     DECEMBER 31, 1993

     Purchase of property and equipment financed through payables totaled $8,442,660.

     Purchase of property and equipment financed through long-term debt totaled $183,586.

     Additional costs of issuing Common Stock totaled $12,194.

     Costs of issuing Common Stock financed through payables totaled $163,801.

     Tax benefit arising from the exercise of stock options granted under the NSOP totaled $1,120,823.

     Reduction   in   paid-in  capital  as  a   result   of   the
implementation of SFAS 109 totaled $823,152. This amount was charged directly against equity because it reflects the tax effect of SFAS 109 as it related to the gain on sale of assets to affiliates of the Company's largest stockholder in December 1991, which was also recorded directly to equity.

4.   ACCOUNTS RECEIVABLE

     Components of receivables are as follows:

                                  September 30,        December 31,
                                      1996          1995          1994
Casino                             $  3,670,658  $ 3,267,244   $ 2,082,871
Hotel                                 2,679,399    1,757,640     1,534,107
Other                                   216,352      113,250        66,573
                                      6,566,409    5,138,134     3,683,551
Less allowance for doubtful
accounts                               (888,563)    (824,692)     (479,135)
                                   $  5,677,846  $ 4,313,442   $ 3,204,416

5.   ACCRUED EXPENSES

     Components of accrued expenses are as follows:

                               September 30,         December 31,
                                   1996           1995         1994
Accrued salaries, wages and
 related benefits               $  6,158,679   $ 4,065,736  $ 4,004,080
Progressive slot machines
 and other gaming accruals         1,097,114     2,532,964    2,033,406
Accrued gaming taxes                 921,839       841,037    1,123,036
Other accrued liabilities          5,922,893     1,696,489      670,184
                                $ 14,100,525   $ 9,136,226  $ 7,830,706

6.   LONG-TERM DEBT

     Long-term debt consists of the following:

                                       September 30,            December 31,
                                           1996           1995             1994
                                       (Unaudited)
Rio Bank Loan, originally a $65
million revolving credit facility,
which was amended to be a $200
million revolving credit facility
with interest equal to the
Eurodollar Rate or the Base Rate,
plus a margin.  The loan matures on
June 30, 2001 and is collateralized
by a first deed of trust on the
Rio's real property, equipment and
improvements.                          $  96,000,000  $   10,000,000    $ 125,000,000

10-5/8% Senior Subordinated Notes,
interest only payable semi-annually;
principal due July 15, 2005.             100,000,000     100,000,000                -

Special improvement district
assessment bonds, payable over 10
years in twenty substantially equal
semi-annual installments of
principal, plus 6.1% interest.               170,989         202,017          165,228

9% note payable, payable in monthly
installments of $2,360.  Secured by a
first deed of trust on real property.        213,611               -                -


Other contract payable, secured by
equipment.                                   961,147               -           14,175
                                         197,345,747     110,202,017      125,179,403
     Less current maturities                (342,845)        (25,252)     (15,032,534)
                                       $ 197,002,902  $  110,176,765    $ 110,146,869

     The prime interest rate quoted by the Company's primary lenders at September 30, 1996 and December 31, 1995 was 8.25% and
8.50%, respectively.

     At  September 30, the three month Eurodollar Rate was  5.5%.
The margin on the Company's Eurodollar Rate borrowings at September 30 was 2.0%.

     The Rio Bank Loan was originally entered into on July 15, 1993 in the amount of $65 million with a syndicate of banks led by Bank of America National Trust and Savings Association ("Bank of America NT&SA"). As a result of certain amendments, the Rio Bank Loan was increased to $125 million in December 1994, to $175 million in September 1995, and to $200 million in June 1996. As amended, the Rio Bank Loan is a secured reducing revolving credit facility to be used (a) to refinance the pre-amendment Rio Bank Loan, (b) to finance the Phase V Expansion, (c) to finance acquisition of land adjacent to the Rio for up to $30 million, and (d) for general corporate purposes.

     The Rio Bank Loan matures on June 30, 2001 and bears interest based upon a "LIBOR Spread" of from 1% to 3%, or a "Base Rate Spread" of from 0% to 2.0% based upon a schedule determined with reference to the "Funded Debt to EBITDA Ratio" of Rio
Properties. The "LIBOR Spread" is the amount in excess of the applicable LIBOR rate which is the London Interbank Offer rate
established  in  the  London interbank market.   The  "Base  Rate
Spread" is the amount in excess of the applicable base rate, which is the rate per annum equal to the higher of the reference rate as it is publicly announced from time to time by Bank of America NT&SA or 0.50% per annum above the latest Federal Funds rate. The Rio Bank Loan also provides for an unused facility fee ranging from 31.25 basis points to 50.00 basis points depending upon the same Funded Debt to EBITDA ratio schedule utilized for the interest rate. (A basis point is one one-hundredth of one percent.) The Rio Bank Loan requires monthly payments of interest and requires scheduled reductions of the maximum amount available under the Rio Bank Loan commencing with a $10.0 million reduction at December 31, 1997, a $7.5 million reduction at the end of each quarter during 1998, a $10.0 million reduction at the end of each quarter during 1999, a $12.5 million reduction at the end of each quarter during 2000, and a $35.0 million reduction at March 31, 2001 and maturity at June 30, 2001.

     To reduce the risks from interest rate fluctuations, the Company entered into interest rate swap agreements in the amount of $20 million from September 30, 1994 through December 29, 1995 and $15 million from December 29, 1995 through its expiration on June 28, 1996. In August 1994, the Company purchased a $40 million interest rate cap, effective September 30, 1994, for a three-year term, which provides for quarterly payments to the Company in the event that three-month LIBOR exceeds 7% on any quarterly reset date. The Company is exposed to credit risks in the event of non-performance by the counterparty. At September 30, 1996 and December 31, 1995, the potential maximum credit risk amounted to $265,333 and $464,333, the carrying value of the unamortized premiums, respectively. However, the Company does not anticipate non-performance by the counterparty. The counterparty under these agreements is Bank of America NT&SA, the lead bank in the syndicate participating in the Rio Bank Loan. Management believes that the financial resources of Bank of America NT&SA and its competitive position within the national banking industry significantly reduce the chances of non-performance under the interest rate swap and cap agreements.

     At September 30, 1996, the interest rate cap agreement had a fair market value of less than $28,000. Management is of the opinion that the fair values of all other financial instruments are not materially different from their carrying values.

     As a result of entering into interest rate swap agreements and cap agreements, the Company has recognized interest expense of $142,526, $18,638, $83,833, and $187,875 for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. The impact of these hedging activities on the Company's weighted average borrowing rate was an increase of approximately 0.001%, 0.03%, 0.26% and 0.44% for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively.

     As of the nine months ended September 30, 1996, and the years ended December 31, 1995 and 1994, there were no deferred gains and losses relating to terminated interest rate swap and interest rate cap agreements.

     The revolving credit feature of the Rio Bank Loan allows the Company to pay down and reborrow principal under the line of credit as the Company deems appropriate. The Company utilized this ability by reborrowing $69 million on December 30, 1994 and repaying $69 million on January 3, 1995. The Company also reborrowed $10 million on December 29, 1995 and repaid $9 million on January 2, 1996 under the terms of the Rio Bank Loan. During the third quarter of 1995, the Company used the net proceeds from the Subordinated Notes to reduce amounts outstanding under the Rio Bank Loan. The Company had $104 million and $165 million available under the Rio Bank Loan at September 30, 1996 and December 31, 1995, respectively, while the Company's borrowing capacity under the Rio Bank Loan was fully utilized at December 31, 1994.

     As of September 30, 1996, at which time the Rio Bank Loan was $96 million, annual maturities of total notes and loans payable are as follows:


     YEAR ENDING
September 30, 1997                          $     342,845
September 30, 1998                                360,105
September 30, 1999                                365,383
September 30, 2000                              4,037,752
September 30, 2001                             92,038,925
Thereafter                                    100,200,737
                                            $ 197,345,747

     Based upon the present operations of the Rio, internal projections of revenues and expenses, and other anticipated cash requirements of Rio Properties during 1996, the Company anticipates meeting required principal and interest payments under the Rio Bank Loan during 1996.

     The carrying values of assets included in the consolidated financial statements, which collateralize bank loans payable, are as follows:


                               September 30,          December 31,
                                   1996            1995           1994
Building and improvements      $ 195,762,408   $ 192,818,896  $ 137,005,432
Equipment, furniture and
 improvements                     74,033,008      68,500,267     43,108,873
Land and improvements             47,890,821      37,509,960     24,666,679
Construction in progress         141,534,800      17,173,483     38,521,773
                               $ 459,221,037   $ 316,002,606  $ 243,302,757

     On July 18, 1995, the Company entered into an agreement with Salomon Brothers Inc and Montgomery Securities (the "Initial Purchasers") for the sale by the Company of $100 million in principal amount of the Company's 10-5/8% Senior Subordinated Notes Due 2005 (the "Old 10-5/8% Notes"). The Old 10-5/8% Notes were purchased by the Initial Purchasers for resale to qualified institutional investors. Pursuant to a registration agreement between the Company and the Initial Purchasers, the Company registered on Form S-4 under the Securities Act of 1933 $100 million principal amount of 10-5/8% Senior Subordinated Notes Due 2005 (the "10-5/8% Notes") which were exchanged for the Old 10-5/8% Notes.

     The 10-5/8% Notes were issued under an indenture (the "Indenture") dated July 21, 1995 among the Company, Rio Properties and IBJ Schroder Bank & Trust Company, as trustee. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to the provisions of the Indenture and the 10-5/8% Notes. Capitalized terms not otherwise defined have the same meanings assigned to them in the Indenture.

     The 10-5/8% Notes mature on July 15, 2005. Interest payment dates under the 10-5/8% Notes are January 15 and July 15, commencing January 15, 1996. The 10-5/8% Notes are unconditionally guaranteed (the "Rio Guarantee") on a senior subordinated basis by Rio Properties. The 10-5/8% Notes are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company and are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. The Rio Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of Rio Properties and is structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of Rio Properties' subsidiaries.

     The  10-5/8%   Notes may be redeemed at the  option  of  the
Company, in whole or in part, at any time on or after July 15, 2000, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, through the redemption date. The 10-5/8% Notes will be redeemed from any holder or beneficial owner of the 10-5/8% Notes which is required to be found suitable and is not found suitable by the Nevada Commission.

     Upon a Change of Control of the Company (as defined in the Indenture), each holder of 10-5/8% Notes will have the right to require the Company to repurchase all or part of such holder's 10-5/8% Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Company's obligation to repurchase the 10-5/8% Notes is guaranteed on a senior subordinated basis by Rio Properties. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur additional indebtedness, pay dividends or make other distributions, make investments, repurchase subordinated obligations or capital stock, create certain liens (except, among others, liens securing Senior Indebtedness), enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell subsidiary stock, create or permit to exist restrictions on distributions from subsidiaries, or enter into certain mergers and consolidations.

7.   INCOME TAXES

     In February 1992, the Financial Accounting Standards Board issued SFAS 109 which supersedes previous pronouncements on accounting for income taxes and is effective for fiscal years commencing after December 15, 1992. The Company adopted SFAS 109 in the first quarter of 1993 by reporting the effect of SFAS 109 as a cumulative effect of a change in accounting principle and not restating prior periods. The effect of SFAS 109 recorded in January 1993 decreased net income as a non-cash, non-recurring cumulative effect of a change in accounting principle by an amount totaling $776,888. It also reduced paid-in capital by an amount totaling $823,152. This amount was charged directly against equity because it reflects the tax effect of SFAS 109 as it related to the gain on sale of assets to affiliates of the Company's largest stockholder in December 1991, which was also recorded directly to equity.

     The  federal income tax provisions for the nine months ended
September  30,  1996 and for the years ended December  31,  1995,
1994 and 1993 consist of the following:

                                    Nine Months
                                       Ended
                                   September 30,            Year Ended December 31,
                                       1996            1995          1994         1993
Provision before tax rate
 change and extraordinary items      $ 8,469,211    $10,707,135   $ 9,178,023  $ 6,671,872
Additional provision due to
 tax rate change (see below)                   -              -             -      113,433
Provision before extraordinary item    8,469,211     10,707,135     9,178,023    6,785,305
Income tax benefit from
 extraordinary loss on early
 retirement of debt                            -              -             -     (130,700)
Total income tax provision           $ 8,469,211    $10,707,135   $ 9,178,023  $ 6,654,605

     The Revenue Reconciliation Act of 1993 raised the corporate income tax rate from 34% to 35%, retroactively to January 1,
1993. In accordance with the requirements of SFAS 109, the deferred income tax assets and liabilities were adjusted accordingly, resulting in a charge against income in the amount of $113,433.

     The following schedule reconciles the Company's effective tax rate to the statutory rate:

                                   For the
                                 Nine Months
                                    Ended         For the Year Ended
                                September 30,         December 31,
                                     1996      1995     1994      1993
Statutory rate                    35.0%      35.0%    35.0%     35.0%
Depreciation on premium
 allocated in Rio Partnership
 exchange                          0.4%       0.4%     0.5%      0.7%
Disallowance for tax purposes of
 certain meals, travel and
 entertainment expenses            0.0%       1.5%     1.2%      0.4%
Other                              0.6%      (0.5)%   (0.2)%       -

Effective rate                    36.0%      36.4%    36.5%     36.1%

     During 1994, the Company utilized all remaining alternative minimum tax credit carryforwards.

     The   Company's   deferred  tax  assets   (liabilities)   at
September 30, 1996 and December 31, 1995 consisted of the following:


                                      September 30, 1996         December 31, 1995
                                   Current     Non-Current      Current    Non-Current
Depreciation & amortization      $        -   $(13,082,515)           -  $ (11,399,852)
Deferred employee benefits          843,478              -    $ 370,122              -
Bad debt expense                    310,997              -      288,642              -
Other deferred tax assets, net            -      1,705,127            -        764,954
                                 $1,154,475   $(11,377,388)   $ 658,764  $ (10,634,898)

     The   Company's   deferred  tax  assets   (liabilities)   at
December 31, 1994 consisted of the following:

                                       Current         Non-Current
Depreciation & amortization           $       -       $(7,613,359)
Deferred employee benefits              391,927                 -
Bad debt expense                        136,105                 -
Other deferred tax assets, net           34,231           101,082
                                      $ 562,263       $(7,512,277)

     The current portion of the Company's net deferred tax assets is included on the Consolidated Balance Sheet under the heading
"Prepaid Expenses and Other Current Assets."

     The Company has determined that it is probable that the full amount of the tax benefit from the deferred tax assets will be realized and therefore, has not recorded a valuation allowance to reduce the carrying value of the deferred tax assets.

8.   COMMITMENTS AND CONTINGENCIES

     In connection with the bank loan agreements, the Company has entered into agreements with certain key stockholders, directors and executive officers to facilitate borrowings by the Company. These individuals personally guaranteed the previous bank loan made to Rio Properties in exchange for compensation of $1,250,000 upon the satisfaction of certain terms and conditions. The first potential payment obligation of the Company of $250,000 commenced with the fiscal year ended December 31, 1990 and continued to December 31, 1994, with a two-year extension provision. No amounts were due or paid arising out of the years ended December 31, 1990 or 1991. The Company made $250,000 payments in each of the four years ended December 31, 1995 and will make the final payment of $250,000 in the fourth quarter of 1996.

     Effective January 1, 1991, Rio Properties maintains an employee profit sharing plan for all employees who have accredited service. Contributions to the plan are discretionary and cannot exceed amounts permitted under the Internal Revenue Code. Contributions of $278,835, $215,039, and $109,701 have been authorized and charged to income for the years ended December 31, 1995, 1994, and 1993, respectively. For the nine months ended September 30, 1996, contributions of $274,390 were charged to income.

     In the normal course of business, the Company is involved with various negotiations and legal matters. In addition, Rio Properties is a potential defendant in various personal injury allegations. Management is of the opinion that the effect of these matters is not material to the consolidated financial statements.

9.   STOCKHOLDERS' EQUITY

     COMMON STOCK

     During the nine months ended September 30, 1996, the Company issued 172,195 shares of Common Stock at exercise prices ranging from $3.00 per share to $15.625 per share pursuant to options previously granted under the NSOP.

     During the nine months ended September 30, 1996, the Company repurchased 75,000 shares of Common Stock from time to time on the open market at a total cost of $1.2 million. The repurchased shares of Common Stock were retired.

     During  1995,  the Company issued 198,300 shares  of  Common
Stock  at exercise prices ranging from $3.00 per share to  $14.25 per share pursuant to options previously granted under the NSOP.

     During 1995, the Company repurchased 430,500 shares of Common Stock from time to time in the open market at a total cost of $5.4 million. The repurchased shares of Common Stock were retired.

     During  1994,  the Company issued 223,550 shares  of  Common
Stock at exercise prices ranging from $3.00 per share to $15.625 per share pursuant to options previously granted under the Company's NSOP.

     On  November 24, 1993, the Company sold in a public offering
2,300,000  shares  of Common Stock at a net price  per  share  of
$13.60.   The  proceeds from the sale were received  in  November
1993.

     During  1993,  the Company issued 247,000 shares  of  Common
Stock  at  exercise prices ranging from $3.00 per share to  $6.00 per share pursuant to options previously granted under the Company's NSOP.

     STOCK OPTIONS

     Key officers and employees are eligible to participate in the NSOP. The Company has granted 3,037,500 options at exercise prices ranging from $3.00 to $15.625 per share. As of September 30, 1996, 866,445 options had been exercised and 462,300 options had been forfeited, resulting in 1,550,755 options outstanding and 220,300 options available to be granted under the NSOP.

     The NSOP will terminate July 8, 1997, subject to the right of the Board of Directors to terminate the NSOP prior thereto.

     On September 5, 1991, the Company's Board of Directors adopted the 1991 Directors' Stock Option Plan, which was ratified by the Company's stockholders on May 16, 1992. On March 28, 1995, the Company's Board of Directors amended the 1991 Directors' Stock Option Plan, which was ratified by the Company's Stockholders on May 16, 1995, under which options to purchase up to 200,000 shares of Common Stock may be granted to non-employee directors. The option exercise price is 100% of the fair market value of the Common Stock on the date of grant. As of
September 30, 1996, 123,000 options had been granted, 30,000 options had been exercised and 22,000 options had been forfeited resulting in 71,000 options outstanding and 99,000 options available to be granted. As of December 31, 1995, 108,000 options had been granted at exercise prices ranging from $3.00 per share to $16.625 per share. As of December 31, 1994, 20,000 options had been exercised and 22,000 options had been forfeited, resulting in 66,000 options outstanding and 114,000 options available to be granted under the Directors' Stock Option Plan.

     On January 26, 1995, the Company's Board of Directors adopted the 1995 Long-Term Incentive Plan ("Incentive Plan"), which was ratified by the Company's stockholders on May 16, 1995. Under the Incentive Plan, options to purchase up to 2,000,000 shares of the Company's Common Stock may be granted to executive officers, key employees, and outside consultants of the Company. The option exercise price is equal to the last reported sale price of the Common Stock on the date of the grant. As of
September 30, 1996, 255,000 options had been granted at exercise prices ranging from $15.50 to $16.75 per share. A total of 7,000 options had been forfeited, resulting in 248,000 options outstanding and 1,752,000 options available to be granted under the Incentive Plan.

10.  RELATED PARTY TRANSACTIONS

     The Company contracted with two affiliates of the Company's largest stockholder for the design and construction of a 41-story hotel tower containing approximately 1,000 suites for a total of $177,109,805. As of September 30 1996, the Company had capitalized $130.4 million in connection with these contracts. As of September 30 1996, $24,178,000 is included in current liabilities on the Company's balance sheet in connection with these construction and design contracts.

     The Company contracted with two affiliates of the Company's largest stockholder for the design and construction of an addition to an existing 21-story hotel tower of 144 additional suites for a total of $18,848,258. As of September 30, 1996, the Company had capitalized $18,078,000 in connection with these contracts.

     The Company contracted with two affiliates of the Company's largest stockholder for the design and construction of a 21-story hotel tower containing 549 suites for a total of $64,166,368. As of September 30, 1996 and December 31, 1995, the Company had capitalized $62,151,000 and $62,026,000 in connection with these contracts, respectively. As of December 31, 1995 and 1994, $372,370 and $10,026,210 had been accrued in connection with these contracts.

     In 1993, the Company contracted with two affiliates of the Company's largest stockholder for the design and construction of a 21-story hotel tower containing 437 suites and an expansion of the Rio's public area. The two contracts were in amounts not to exceed $57,557,093. As of December 31, 1994, all amounts due in connection with these contracts had been capitalized and paid.

     In December 1991, the Company sold non-Rio real estate to an affiliate of the Company's largest stockholder. In April 1994, the affiliated entity sold the real estate to a non-related party. Pursuant to the terms of the sales agreement, the Company was entitled to a portion of the sales proceeds which equaled $966,510, net of expenses.

     The Company reimbursed an affiliate of the Company's largest stockholder for certain expenses advanced on behalf of or supplied to the Company during the nine months ended
September  30,  1996 and the years ended December  31,  1995  and
December 31, 1993 of approximately $52,000, $559,113 and $162,425, respectively. Nominal amounts were paid by the Company to the affiliate for similar purposes during 1994. Such amounts were generally billed to the Company at the affiliate's cost. The Company also retained the affiliate to provide real estate brokerage and administration services in connection with the acquisition of various parcels of land. As a result, the affiliate received brokerage commissions of $999,110, $0 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Two director/officers of the Company are associated with affiliated entities which render various architectural and construction services for the Company. The Company paid these entities, in the aggregate, approximately $97.3 million, $51 million, $50.4 million and $44.6 million during the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994, and 1993, respectively, for their services.

     Entities in which a director of the Company is the principal stockholder and the executive officer received commissions from the Company totaling approximately $158,789, $124,912 and $90,325 during the first nine months of 1996 and for the years ended December 31, 1995, 1994, and 1993, respectively, arising out of the acquisition of various insurance coverages by the Company.

     The Company believes that the transactions described above are on terms at least as favorable as would have been obtained from non-related parties.

11.  DEBT GUARANTEE

     Summarized financial information is provided below for Rio Properties, the Company's principal wholly-owned operating subsidiary, as sole guarantor to the Company's $100,000,000 10-5/8% Notes. The 10-5/8% Notes are fully and unconditionally guaranteed by Rio Properties and are subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries.

     Summarized financial statements of Rio Properties have not been prepared since the assets, pre-tax income and parents' net investment in the non-guarantor subsidiaries on an individual and combined basis are inconsequential. In addition, the Company's operations or assets other than its investment in its subsidiaries are inconsequential. The difference in net equity between the Company and Rio Properties is principally a result of the Company's purchase in 1990 and 1992 of minority interests in a subsidiary, resulting in the payment of premiums of approximately $13.7 million and $1.3 million, respectively. The premiums were allocated by the Company, based on fair market values, among land, building and equipment, furniture and improvements.


                           Nine Months
                              Ended
                          September 30,             Year Ended December 31,
                               1996            1995           1994           1993
Current assets             $ 25,862,355    $ 29,995,415   $ 85,120,465   $ 62,303,414
Non-current assets          392,556,229     262,320,009    199,788,372    138,644,090
Current liabilities          57,369,372      33,216,257     44,662,313     29,292,301
Non-current liabilities     197,002,902     110,176,765    110,146,869     56,875,753
Revenues                    163,086,316     192,537,954    146,299,304    109,981,585
Operating profit             30,625,598      37,138,205     25,726,349     20,265,334
Income before income taxes   23,513,351      29,451,596     23,925,361     18,107,197
Net income                   15,044,140      18,733,318     15,174,014     10,745,469